Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187093

MUTUAL INSURERS HOLDING COMPANY	AMTRUST FINANCIAL SERVICES, INC.

Dear Member:

You are, or were on December 31, 2012, the holder of a policy of insurance issued by First Nonprofit Insurance Company (“FNIC”). FNIC is a wholly-owned subsidiary of Mutual Insurers Holding Company (“MIHC”). As a policyholder, you are also a member of MIHC, which is currently organized as a mutual company.

We are sending the enclosed proxy statement/prospectus to members of MIHC for two reasons:

(1)	Those members whose FNIC insurance policy was in force on December 31, 2012 and who held an in-force FNIC insurance policy on April 5, 2013 (whom we call “Voting Members”), are asked to approve and adopt a Plan of Conversion from Mutual Holding Company to Stock Form (the “Plan”), as described in detail in the proxy statement/prospectus.
(2)	All members whose FNIC insurance policy was in force on December 31, 2012 (other than any person insured under a group policy), whether or not it has since expired, are hereby offered the opportunity to subscribe up to $65,550,000 in the aggregate for shares of common stock of AmTrust Financial Services, Inc. (“AmTrust”) for cash at a discount to the market price, subject to the effectiveness of the Plan of Conversion, also as described in detail in the proxy statement/prospectus.

We are also providing the proxy statement/prospectus to the directors, officers and employees of MIHC and its subsidiaries, who have the right to subscribe for shares of AmTrust common stock if and to the extent that members do not subscribe for the full $65,550,000.

MIHC’s board of directors has approved the proposed Plan under which MIHC will convert from a Delaware mutual holding company to a Delaware stock holding company, subject to approval by the Voting Members. MIHC has also entered into a Stock Purchase Agreement with AmTrust. Upon completion of the conversion of MIHC from mutual to stock form, (i) MIHC will issue all of its authorized shares of capital stock to AmTrust and become a wholly owned subsidiary of AmTrust and (ii) AmTrust will issue shares of its common stock to those members and personnel of MIHC who subscribed in accordance with this proxy statement/prospectus.

Effect Upon Member Rights of MIHC Members and Contract Rights of FNIC Policyholders:

Members of MIHC currently enjoy member rights in MIHC, including the right to vote for election of MIHC’s board. Following the consummation of the conversion, all member rights in MIHC shall be extinguished including the right to vote for the election of directors of MIHC and any right to share in the surplus of a solvent liquidation of MIHC, whether provided by MIHC’s certificate of incorporation or bylaws or the Delaware Conversion Act. All FNIC policies will remain policies issued and backed by FNIC, and all rights specified in such policies will remain unchanged. For more information, see “Summary of Rights of Policyholders of FNIC in Their Capacity as such and as Members of MIHC” herein.

The Plan has been approved by the Insurance Commissioner of the State of Delaware, contingent upon satisfaction of certain conditions, including adoption and approval of the Plan by the Voting Members of MIHC.

The Plan will be submitted to a vote at a Special Meeting of Members of MIHC entitled to vote thereon to be held on May 10, 2013. All Voting Members are entitled to vote in person or by proxy at the Special Meeting.

After considering a variety of alternatives in connection with a rigorous strategic alternatives study, MIHC’s board of directors believes the Plan is reasonable, fair and equitable to MIHC’s members and the policyholders of FNIC and in the best interests of MIHC. As set forth in more detail in this proxy statement/prospectus, MIHC’s board expects the Plan will benefit MIHC’s members and FNIC’s policyholders because it will provide significant financial support to MIHC and FNIC, permit FNIC to avail itself of AmTrust’s “A(IX)” rating by A.M. Best Company, permit FNIC to operate as a platform for AmTrust’s nonprofit business and provide FNIC with additional size and scale, back office support, and a greater ability to fulfill its mission of serving nonprofit organizations. MIHC’s board of directors unanimously recommends that the Voting Members of MIHC vote for adoption and approval of the Plan and the transactions contemplated therein.

We encourage you to read this information carefully. It describes the reasons why MIHC’s board and management have concluded that the Plan and the transactions contemplated by the Plan serve the best interests of MIHC. It also describes the terms of AmTrust’s offering of common stock to MIHC’s members and includes an order form to return if you wish to subscribe.

Voting Members are cordially invited to attend the Special Meeting to vote on the Plan at that time. MIHC is mailing proxy cards to Voting Members in a separate envelope. Whether or not you plan to attend, please complete, sign and return the proxy card as soon as possible. Proxy cards must be received no later than 5:00 p.m., Central Time, on May 9, 2013, in order to be counted as part of the vote at the Special Meeting.

On behalf of the boards of directors and management of MIHC and of AmTrust, we urge you to support the proposed Conversion and to vote FOR each of the proposals to be considered at the Special Meeting.

If you need assistance with your proxy vote, or if you have any questions about the Plan or the Offering of AmTrust common stock, please contact representatives of AmTrust and MIHC at MIHCconversioninfo@firstnonprofit.com or (312) 627-7799.

We appreciate and respect the confidence and trust you have placed in MIHC and FNIC, and we look forward to continue serving your insurance needs.

Sincerely,

Philip R. Warth Jr., President and Chief Executive Officer Mutual Insurers Holding Company	Barry D. Zyskind, President and Chief Executive Officer AmTrust Financial Services, Inc.

Adoption of the Plan and consummation of the Conversion will not have any effect on your insurance policy issued by FNIC, which will continue to be the issuer of your policy. Your insurance coverage under the policy will continue in accordance with its terms and provisions. The Conversion will not impact your premium or coverage and will not result in cancellation or termination of your policy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction described in the accompanying proxy statement/prospectus or the securities to be issued pursuant to the subscription offering or determined that the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated April 8, 2013. The proxy statement/prospectus is first being mailed to all Eligible Members of MIHC, and a proxy card for the MIHC Special Meeting is first being mailed to the Voting Members on or about April 11, 2013.

MUTUAL INSURERS HOLDING COMPANY
1 South Wacker Drive, Suite 2380
Chicago, Illinois 60606
Notice of Special Meeting of Members
To be held on May 10, 2013

TO VOTING MEMBERS OF MUTUAL INSURERS HOLDING COMPANY:

NOTICE IS HEREBY GIVEN THAT a Special Meeting of Members of Mutual Insurers Holding Company (“MIHC”) will be held at the offices of MIHC, 1 South Wacker Drive, Suite 2380, Chicago, Illinois, on May 10, 2013 at 10:00 a.m., Central Time (the “Special Meeting”), for the following purposes:

1.	to consider and vote upon a proposal to adopt and approve the Plan of Conversion from Mutual Holding Company to Stock Form (the “Plan”), pursuant to which MIHC will convert from a Delaware mutual holding company to a Delaware stock holding company, and the other transactions contemplated therein, including, without limitation, the amendment and restatement of the certificate of incorporation of MIHC. The full text of the Plan and its exhibits (including the amendment and restatement of the certificate of incorporation of MIHC) are set forth as Appendix A to the accompanying proxy statement/prospectus;
2.	to consider and vote upon a proposal to adopt the Amended and Restated Certificate of Incorporation of MIHC in the form set forth as Appendix B to the accompanying proxy statement/prospectus;
3.	to approve the adjournment of the Special Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposals described above; and
4.	to consider and vote upon all other matters as may properly come before the meeting.

The proxy statement/prospectus accompanying this Notice contains further information about the business to be transacted at the Special Meeting.

The board of directors is not aware of any other business to be presented for action at the Special Meeting. If any other matter properly comes before the Special Meeting, the persons named in the proxy card intend to vote on it in accordance with the judgment of management. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned.

Only members whose First Nonprofit Insurance Company insurance policy was in force on December 31, 2012 and remained in force on April 5, 2013, the Record Date (other than any person insured under a group policy), are entitled to vote at the Special Meeting or any adjournments thereof.

By Order of the Board of Directors

Richard J. Dacey, Secretary

Chicago, Illinois
April 8, 2013

ADDITIONAL INFORMATION

Voting Methods

MIHC Voting Members may vote using one of the following methods:

Mail.  Voting Members will receive by separate mailing a proxy card to vote at the Special Meeting. You may vote by mail by completing, signing, dating and mailing the proxy card in the envelope included with the card.

In Person.  You may come to the MIHC Special Meeting and cast your vote there. The board of directors of MIHC recommends that you vote by proxy even if you plan to attend the Special Meeting. For directions to attend the meeting and vote in person, please contact representatives of MIHC at the telephone number or email address provided below.

To Subscribe to the Offering

To subscribe, you must complete, sign and return the stock order form and Form W-9 provided with this proxy statement/prospectus.

Return the stock order form, the Form W-9 and your check, bank draft or wire transfer for full payment of your subscription amount to the Subscription Agent, Sabr Group, at the address shown on the form, so that it is received no later than 5:00 p.m. Eastern Time on May 3, 2013.

Please Note:  A subscription accompanied by an uncertified check will not be accepted if the check has not cleared, for any reason, by 4:00 p.m. Eastern time on May 9, 2013. If you are paying by uncertified check, please note that it could take five or more business days for the check to clear. Therefore, you are advised to send a cashier’s (bank) check, a bank draft, a certified personal check, or a wire transfer with your subscription.

About this Proxy Statement/Prospectus

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by AmTrust, constitutes a prospectus of AmTrust under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of AmTrust common stock to be offered to Eligible Members and to directors, officers and employees of MIHC pursuant to the offering. This proxy statement/prospectus also constitutes a proxy statement and a notice of meeting with respect to the Special Meeting of Voting Members.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated April 8, 2013. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Eligible Members and to directors, officers and employees of MIHC and its subsidiaries nor the issuance by AmTrust of shares of common stock pursuant to the offering will create any implication to the contrary.

Unless the context otherwise requires, as used in this proxy statement/prospectus:

(i) references to “MIHC” are to Mutual Insurers Holding Company, a Delaware mutual holding company;

(ii) references to “FNIC” are to First Nonprofit Insurance Company, a Delaware stock insurance company and wholly-owned subsidiary of MIHC;

(iii) references to “AmTrust” are to AmTrust Financial Services, Inc., a Delaware corporation;

(iv) unless otherwise indicated or as the context requires, “we” refers to MIHC and AmTrust together;

(v) references to the “Plan of Conversion” or the “Plan” are to the Plan of Conversion from Mutual Holding Company to Stock Form adopted by MIHC’s board of directors effective as of December 31, 2012,

providing for the demutualization of MIHC and the sale of its newly-authorized shares of common stock to AmTrust pursuant to the Stock Purchase Agreement, which we refer to together as the “Conversion”;

(vi) references to the “Stock Purchase Agreement” are to the Stock Purchase Agreement dated as of December 31, 2012, between MIHC and AmTrust;

(vii) references to the “Offering” are to the offering of shares of AmTrust’s common stock described herein;

(viii) references to “Voting Members” are those Eligible Members who held an in-force FNIC policy on April 5, 2013 (the Record Date for the Special Meeting). Voting Members are entitled to vote on the Plan of Conversion at the Special Meeting; and

(ix) references to “Eligible Members” are those members of MIHC whose FNIC insurance policy was in force as of December 31, 2012 (other than any person insured under a group policy), whether or not it has since expired. Eligible Members, who include all Voting Members, are entitled to subscribe for shares of AmTrust Common Stock in the Offering.

Copies of the Plan, the proposed Amended and Restated Certificate of Incorporation of MIHC (which we refer to as the “Amended Charter”), and the Stock Purchase Agreement are included as Appendices A, B and C, respectively, to this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about AmTrust from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 72.

You may obtain documents incorporated by reference into this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from AmTrust at the following address or telephone number:

Stephen B. Ungar, Esq.
General Counsel and Secretary
AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, NY 10038
Telephone Number: 212-220-7120

If you would like to request any documents, you should do so by April 26, 2013 in order to receive them before the Expiration Date of the Offering.

FOR MORE INFORMATION

You can reach representatives of MIHC by telephone at (312) 627-7799 or by email at MIHCconversioninfo@firstnonprofit.com with questions about the Special Meeting.

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QUESTIONS & ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following is intended to address briefly some questions that you may have about the transactions described in this proxy statement/prospectus or the Special Meeting. It may not address all questions that may be important to you. To better understand these matters, and for a description of the applicable legal terms, you should carefully read this entire proxy statement/prospectus, including the appendices.

Who is MIHC?

MIHC is a Delaware mutual insurance holding company that, through its wholly-owned stock insurance subsidiary, FNIC, is principally engaged in the property and casualty insurance business throughout the United States, and is a leading insurer of nonprofit organizations. You may find more information about MIHC in “Information about MIHC” on page 66 of this proxy statement/prospectus, as well as in the sources referred to in “Where You Can Find More Information” on page 72.

Who are MIHC’s members?

Because MIHC is a mutual company, it does not have stockholders. MIHC’s “members” are those persons who, at any given time, hold an in-force insurance policy issued by FNIC. The rights of members, as such, are described in “Summary of Rights of Policy Holders of FNIC in their Capacity as such and as Members of MIHC” on page 71 of this proxy statement/prospectus.

Who is AmTrust?

AmTrust is a Delaware stock insurance holding company whose stock is publicly traded and listed on the NASDAQ Global Select Market. AmTrust underwrites and provides property and casualty insurance in the United States and internationally to niche customer groups that it believes are generally underserved within the broader insurance market.

What are the anticipated benefits of the conversion to the policyholders of FNIC?

If the Conversion is consummated, the board of directors of MIHC expects that MIHC’s members — who are policyholders of FNIC — will realize a number of benefits as a result of MIHC becoming a wholly-owned subsidiary of AmTrust. These benefits include, but are not limited to, remaining a policyholder of a company with:

•	the ability to further the interests of its nonprofit customers by continuing to be able to offer insurance products and services sensitive to the needs of nonprofit organizations at a reasonable price;
•	a stronger financial position through the support of AmTrust;
•	a higher A.M. Best Company (“A.M. Best”) Financial Strength Rating and Financial Size Category — AmTrust has an “A(IX)” A.M. Best rating;
•	greater diversification of overall risk due to diversification of business lines and geography;
•	access to different markets and product offerings, including financial services;
•	better access to capital markets;
•	increased size, scale and the opportunity to leverage fixed costs over a larger organization and revenue base; and
•	opportunity for improved earnings through cost savings and revenue enhancements.

When and where will the Special Meeting take place?

The Special Meeting will be held at the corporate headquarters of MIHC located at 1 South Wacker Drive, Suite 2380, Chicago, Illinois, on May 10, 2013, at 10:00 a.m., Central Time, which we refer to as the “Special Meeting Date.”

What matters will be considered at the Special Meeting?

At the Special Meeting, the Voting Members of MIHC will be asked to consider and vote on proposals to (1) adopt and approve the Plan, a copy of which is attached as Appendix A to this proxy statement/prospectus,

(2) adopt the Amended Charter, a copy of which is included as Appendix B to this proxy statement/prospectus, (3) to approve the adjournment of the Special Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposals described above, and (4) transact such other business as may properly come before the Special Meeting. MIHC’s board of directors does not intend to bring any other matters before the Special Meeting, and MIHC does not know of any additional matters to be brought before the Special Meeting by others. If any other matters properly come before the Special Meeting and authorization is given on a Voting Member’s proxy, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment.

What will happen to MIHC and FNIC as a result of the Conversion?

If all conditions set forth in the Plan and the Stock Purchase Agreement are met, including receipt of the approval by the Voting Members at the Special Meeting, MIHC will convert from mutual to stock form and issue all of its authorized common stock to AmTrust for an aggregate purchase price of between $48,450,000 and $65,550,000, becoming a wholly-owned subsidiary of AmTrust. This will have no impact on the organizational structure of FNIC.

What will be the effect upon member rights of MIHC members and contract rights of FNIC policyholders?

Members of MIHC currently enjoy member rights in MIHC, including the right to vote for election of MIHC’s board. Following the consummation of the Conversion, all member rights in MIHC shall be extinguished, including the right to vote for the election of directors of MIHC and any right to share in the surplus of a solvent liquidation of MIHC, whether provided by MIHC’s certificate of incorporation or bylaws or the Delaware Insurance Company Mutual-to-Stock Conversion Act (which we refer to as the “Delaware Conversion Act”).

All FNIC policies will remain policies issued and backed by FNIC, and all rights specified in such policies will remain unchanged.

Will the Conversion of MIHC have any impact on my in-force insurance policy issued by FNIC?

None. As a result of the Conversion, policyholders of FNIC will continue to enjoy all contract rights under their respective FNIC insurance contracts. FNIC will become an indirect, wholly-owned subsidiary of AmTrust, which will provide FNIC additional financial support, making FNIC a stronger company than it is as a standalone company. The Conversion will not result in any change in existing coverage or services provided to policyholders of FNIC.

How is the per share purchase price for AmTrust shares calculated in the Offering?

AmTrust will sell the shares offered hereby at a discount to the volume-weighted average trading price of a share of its common stock, as reported on the NASDAQ Global Select Market, for the 10-day period ending on the trading day before the date of the Special Meeting (the “10-day VWAP”). The size of the discount per share and the number of shares purchased in this offering will depend on the amount subscribed and the market price of AmTrust’s common stock during the relevant period. The discount per share will be fixed between approximately 10.88% and 20% of the 10-day VWAP. The aggregate discount for all shares sold will not exceed $8,000,000.

When will the per share purchase price for AmTrust shares be calculated?

The price will be calculated after the close of trading on the business day before the Special Meeting Date. Following the adjournment of the Special Meeting, AmTrust will announce the results of the Offering, including the total amount of subscriptions received, the 10-day VWAP, the discount, the purchase price per share, and the number of shares issued in the Offering.

Who is entitled to vote at the Special Meeting?

Members of MIHC who hold an insurance policy issued by FNIC that was in force on December 31, 2012 and April 5, 2013 (other than any person insured under a group policy) are entitled to notice of, and to vote at, the Special Meeting.

What constitutes a quorum for purposes of the Special Meeting?

Those Voting Members present in person or by valid proxy at the Special Meeting will constitute a quorum. If there are not sufficient votes at the Special Meeting to adopt the Plan and the Amended Charter, MIHC expects to adjourn the Special Meeting to solicit additional proxies and intends to vote any proxies it has received at the time of the Special Meeting in favor of an adjournment.

How many votes will I have at the Special Meeting?

The voting rights of MIHC members with respect to the adoption of the Plan and the Amended Charter are governed by applicable Delaware law and MIHC’s certificate of incorporation and amended and restated bylaws. Each Voting Member is entitled, in accordance with MIHC’s amended and restated bylaws, to one vote even if the member owns multiple policies. Each Voting Member will retain such voting rights regardless of any change in status of any policy between April 5, 2013 and the date of the Special Meeting.

What vote is required to adopt the Plan at the Special Meeting?

The adoption of the Plan requires the affirmative vote of not less than two-thirds of the votes cast by Voting Members. This means that as long as a quorum is achieved, only the votes of those Voting Members who vote will be counted to determine if the Plan is adopted. If you do not attend the meeting, or you attend and do not vote, your abstention will not have an impact on whether or not the Plan is adopted.

What vote is required to adopt the Amended Charter at the Special Meeting?

The adoption of the Amended Charter requires the affirmative vote of not less than two thirds of the votes cast by Voting Members. This means that as long as a quorum is achieved, only the votes of those Voting Members who vote will be counted to determine if the Amended Charter is adopted. If you do not attend the meeting, or you attend and do not vote, your abstention will not have an impact on whether or not the Amended Charter is adopted.

How does MIHC’s Board of Directors recommend I vote?

MIHC’s board of directors recommends that you vote “FOR” the proposal to adopt and approve the Plan and “FOR” the proposal to adopt and approve the Amended Charter.

Can I cast my votes at the Special Meeting by submitting a proxy?

Yes. A Voting Member can participate in the Special Meeting by proxy — by filling out and returning to MIHC the proxy card that is being sent to you in a separate envelope. Any properly executed proxy cards received prior to the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are given on properly executed proxies received by MIHC, such proxies will be voted at the Special Meeting “FOR” the adoption of the Plan and “FOR” the approval of the Amended Charter. If conflicting instructions are given on a proxy, such proxy will not be counted as a vote cast “FOR” or “AGAINST” such approvals and adoptions.

What other ways can I vote?

You can attend the Special Meeting in person and cast your vote by ballot.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Corporate Secretary of MIHC, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and delivering a later dated proxy by mail (delivering it to the Corporate Secretary of MIHC prior to the Special Meeting, or any adjournments, postponements, rescheduling or continuations thereof); or (iii) attending the Special Meeting and voting in person (attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy must be sent to and received by MIHC at 1 South Wacker Drive, Suite 2380, Chicago, Illinois 60606, Attention: Richard Dacey, Corporate Secretary, or hand delivered to the Corporate Secretary of MIHC before the Special Meeting. MIHC members may obtain a new proxy by submitting a request to the Corporate

Secretary at Mutual Insurance Holding Company, 1 South Wacker Drive, Suite 2380, Chicago, Illinois 60606, Attention: Richard Dacey, Corporate Secretary or by contacting representatives of MIHC at the telephone number or email address provided below.

How can I find out more information about the Special Meeting and the Offering?

You can contact representatives of AmTrust and MIHC by telephone at (312) 627-7799 or by email at MIHCconversioninfo@firstnonprofit.com. Representatives of MIHC will respond to telephone inquiries from members regarding their vote in connection with the Special Meeting. Representatives of AmTrust will also respond to telephone inquiries from members regarding the Offering. MIHC’s financial advisor, Griffin Financial Group, LLC (“Griffin”) will not be soliciting votes in connection with the Special Meeting and will not be soliciting subscriptions in connection with the Offering. Griffin is not receiving any additional compensation for its services other than reimbursement for its out-of-pocket expenses, but will receive contractual indemnification for certain liabilities for providing such services.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read this proxy statement/prospectus carefully and in its entirety, as well as the appendices. For additional important information regarding MIHC and AmTrust, see “Where You Can Find More Information” beginning on page 72.

The Companies

MIHC and its Subsidiaries

MIHC is a Delaware mutual insurance holding company whose predecessor was created on August 1, 2002 as a result of the reorganization of the First Nonprofit Mutual Insurance Company into a mutual insurance holding company structure. MIHC, through its wholly-owned stock insurance subsidiary, FNIC, is principally engaged in the property and casualty insurance business throughout the United States and is a leading insurer of nonprofit organizations. FNIC was established in response to the high number of nonprofit organizations unable to afford insurance and declared, as its mission, to provide insurance coverage to these organizations with their diverse missions, sizes and geographic footprints at a reasonable price. FNIC provides four principal products: commercial package policies (combining insurance for both property and liability exposures of the policyholder), surety bonds, workers’ compensation and commercial automobile, exclusively to the nonprofit sector. FNIC is licensed to do business in 32 states. Business is produced through approximately 400 independent agencies and brokers. See “Information about MIHC” on page 67 for more information.

MIHC’s principal executive office is located at 1 South Wacker Drive, Chicago, Illinois 60606, and its telephone number at that address is (312) 715-3010.

AmTrust and its Subsidiaries

AmTrust is a Delaware stock insurance holding company whose stock is publicly traded and listed on the NASDAQ Global Select Market. AmTrust underwrites and provides property and casualty insurance in the United States and internationally to niche customer groups that it believes are generally underserved within the broader insurance market. AmTrust manages its operations through four business segments: Small Commercial Business, Specialty Risk and Extended Warranty, Specialty Program and Personal Lines Reinsurance. If the Conversion is completed, FNIC will become an indirect, wholly-owned subsidiary of AmTrust and will operate within one of AmTrust’s four business segments.

AmTrust’s product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Its workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. AmTrust’s extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. AmTrust has also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of its products are sold through independent third-party brokers, agents, retailers or administrators. See “Information about AmTrust” on page 66 for more information.

AmTrust’s principal executive office is located at 59 Maiden Lane, 6th Floor, New York, New York 10038, and its telephone number at that address is (212) 220-7120.

AmTrust Selected Historical Financial Data

The following tables set forth selected historical financial data of AmTrust for the periods ended and as of the dates indicated, which have been derived from AmTrust’s audited consolidated financial statements. These historical data provide only a summary and are not necessarily indicative of results to be expected from any future period. You should read them together with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2012, and other information that AmTrust has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 72.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(Amounts in Thousands)
Selected Income Statement Data(1)
Gross written premium	$2,749,326	$2,150,472	$1,560,822	$1,198,946	$1,110,574
Ceded gross written premium	(1,101,289)	(873,875)	(733,596)	(555,520)	(555,661)
Net written premium	$1,648,037	$1,276,597	$827,226	$643,426	$554,913
Change in unearned premium	(229,185)	(239,736)	(81,567)	(69,544)	(115,816)
Net earned premium	$1,418,852	$1,036,861	$745,659	$573,882	$439,097
Ceding commission – primarily related party	196,982	153,953	138,261	113,931	115,474
Service and fee income	172,174	108,660	62,067	30,690	28,978
Net investment income	68,167	55,515	50,517	55,287	60,467
Net realized gain (loss) on investments	8,981	2,768	5,953	(33,579)	(64,585)
Other revenues	—	—	—	—	(2,900)
Total revenues	$1,865,156	$1,357,757	$1,002,457	$740,211	$576,531
Loss and loss adjustment expense	922,675	678,333	471,481	327,771	238,303
Acquisition costs and other underwriting expenses(2)	543,713	398,404	302,809	244,279	203,747
Other(3)	161,320	86,611	56,403	22,232	17,318
Total expenses	$1,627,708	$1,163,348	$830,693	$594,282	$459,368
Income before other income (expense), income taxes and equity in earnings (loss) of unconsolidated subsidiaries	$237,448	$194,409	$171,764	$145,929	$117,163
Other income (expense):
Interest expense	(28,508)	(16,079)	(12,902)	(16,884)	(18,277)
Net gain on investment in life settlement contracts	13,822	46,892	11,855	—	—
Foreign currency (loss) gain	(242)	(2,418)	684	2,459	2,700
Acquisition gain on purchase	—	5,850	—	—	—
Total other income (expense)	$(14,928)	$34,245	$(363)	$(14,425)	$(15,577)
Income before income taxes and equity in earnings (loss) of unconsolidated subsidiaries	$222,520	$228,654	$171,401	$131,504	$101,586
Provision for income taxes	46,955	42,372	47,053	27,459	20,567
Income before equity in earnings (loss) of unconsolidated subsidiaries and minority interest	175,565	186,282	124,348	104,045	81,019

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(Amounts in Thousands)
Equity in earnings (loss) of unconsolidated subsidiaries – related parties	9,295	4,882	23,226	(822)	(991)
Net income	184,860	191,164	147,574	103,223	80,028
Non-controlling interest	(6,873)	(20,730)	(5,109)	—	2,900
Net income attributable to AmTrust Financial Services, Inc.	$177,987	$170,434	$142,465	$103,223	$82,928

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(Amounts in Thousands, Except Percentages and per Share Data)
Per Share Data
Basic Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders – basic	$2.67	$2.58	$2.17	$1.58	$1.26
Basic weighted average shares outstanding	66,499	65,915	65,532	65,512	66,070
Diluted Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders – diluted	$2.57	$2.52	$2.14	$1.56	$1.24
Diluted weighted average shares outstanding	68,850	67,661	66,426	66,034	66,751
Dividend declared per common share	$0.39	$0.34	$0.29	$0.23	$0.18
Selected Insurance Ratios and Operating Information
Net loss ratio(4)	65.0%	65.4%	63.2%	57.1%	54.3%
Net expense ratio(5)	24.4%	23.6%	22.1%	22.7%	20.1%
Net combined ratio(6)	89.5%	89.0%	85.3%	79.8%	74.4%
Return on equity(7)	17.5%	21.2%	22.2%	21.5%	21.2%

	As of December 31,
	2012	2011	2010	2009	2008
	(Amounts in Thousands)
Selected Balance Sheet Data
Cash, cash equivalents and restricted cash	$493,132	$429,951	$201,949	$233,810	$192,053
Investments	2,203,270	1,656,687	1,357,012	1,181,016	1,169,387
Reinsurance recoverable	1,318,395	1,098,569	775,432	643,321	584,822
Premiums receivable, net	1,251,262	932,992	727,561	495,871	419,577
Goodwill and intangibles assets	514,967	372,786	197,826	116,828	102,425
Total assets	7,417,237	5,732,518	4,182,453	3,400,364	3,143,893
Reserves for loss and loss adjustment expense	2,426,400	1,879,175	1,263,537	1,091,944	1,014,059
Unearned premiums	1,773,593	1,366,170	1,024,965	871,779	759,915
Deferred income tax asset (liability)	(225,484)	(118,396)	9,883	7,615	76,910
Note due to seller	—	7,170	14,400	21,128	27,561
Notes payable	—	—	6,667	20,000	33,333
Convertible senior notes	161,218	138,506	—	—	—
Junior subordinated debt	123,714	123,714	123,714	123,714	123,714
Common stock and additional paid in capital less treasury stock	468,226	282,805	249,086	243,930	245,460
Total equity	1,144,121	890,563	716,514	569,392	392,548

(1)	Results for a number of periods were affected by our various acquisitions from 2008 to 2012.
(2)	Acquisition costs and other underwriting expenses include policy acquisition expenses, commissions paid directly to producers, premium taxes and assessments, salary and benefits and other insurance general and administrative expenses which represent other costs that are directly attributable to insurance activities.
(3)	Other operating expenses are those expenses including non-cash amortization of tangible and intangible assets, and non-insurance revenue generating activities in which the Company engages.
(4)	Net loss ratio is calculated by dividing the loss and loss adjustment expense by net premiums earned.
(5)	Net expense ratio is calculated by dividing the total of acquisition costs and other underwriting expenses less ceding commission earned by net premiums earned.
(6)	Net combined ratio is calculated by adding net loss ratio and net expense ratio together.
(7)	Return on equity is calculated by dividing net income by the average shareholders’ equity for the period.

AmTrust Historical Per Share and Dividend Data

The following table sets forth AmTrust’s historical book value per share as of December 31, 2012, and its cash dividends declared, basic earnings per share and diluted earnings per share for the year ended December 31, 2012.

	Historical Book Value Per Share	Cash Dividends Declared	Basic EPS	Diluted EPS
As of and for the year ended December 31, 2012	$17.03	$0.39	$2.67	$2.57

The Conversion

Pursuant to the Plan, the Stock Purchase Agreement, and the Delaware Conversion Act, MIHC will convert from mutual to stock form and issue all of its shares of authorized capital stock to AmTrust. In accordance with the Plan and the Delaware Conversion Act, MIHC has obtained an appraisal of the pro forma fair market value of MIHC as converted to a stock corporation from Boenning & Scattergood, Inc. (“Boenning & Scattergood”), an independent investment banking firm experienced in the valuation of insurance companies. Boenning & Scattergood, Inc. has determined that the pro forma fair market value of MIHC as converted is between $48,450,000 (the “Minimum of the Valuation Range”) and $65,550,000.

The Conversion is contingent upon adoption and approval of both the Plan and the Amended Charter by the Voting Members. When all conditions to the Conversion have been met, which we refer to as the “Effective Time,” and in accordance with the terms of the Plan, the following will occur:

•	The certificate of incorporation of MIHC will be amended and restated as the “Amended and Restated Certificate of Incorporation of Mutual Insurers Holding Company” as set forth in the document attached hereto as Appendix B, upon filing of such document with the Delaware Secretary of State. The Amended Charter shall supersede in its entirety the current certificate of incorporation of MIHC.
•	MIHC will thereby become a stock corporation and issue and sell all of its authorized shares of capital stock to AmTrust at a price equal to the greater of the gross proceeds received by AmTrust in the Offering, and the Minimum of the Valuation Range, thereby becoming a wholly-owned subsidiary of AmTrust.
•	FNIC will continue its operations as a separate insurance subsidiary of MIHC, availing itself of AmTrust’s “A(IX)” A.M. Best rating and the financial support of AmTrust.
•	Policyholders of FNIC will remain policyholders of FNIC. The rights of the FNIC policyholders under their insurance policies will not change as a result of the Conversion and will remain as they existed immediately prior to the Effective Time.
•	All membership rights in MIHC will be extinguished.

A vote in favor of the Plan effectively approves all of the transactions contemplated therein. For a detailed description of the Plan, see “The Plan of Conversion” on page 18 of this proxy statement/prospectus.

Effect Upon Member Rights of MIHC Members and Contract Rights of FNIC Policyholders

Members of MIHC currently enjoy member rights in MIHC, including the right to vote for election of MIHC’s board. Following the consummation of the Conversion, all member rights in MIHC shall be extinguished, including the right to vote for the election of directors of MIHC and any right to share in the surplus of a solvent liquidation of MIHC, whether provided by MIHC’s certificate of incorporation or bylaws or the Delaware Conversion Act.

All FNIC policies will remain policies issued and backed by FNIC, and all rights specified in such policies will remain unchanged. See “The Plan of Conversion — Rights as a Member of MIHC Following Conversion” on page 47 of this proxy statement/prospectus.

The Stock Purchase Agreement

Pursuant to the Stock Purchase Agreement, AmTrust will purchase all of the authorized shares of capital stock of MIHC at a purchase price equal to the greater of the gross proceeds received by AmTrust in the Offering and the Minimum of the Valuation Range. Additionally, on the first business day immediately following the Effective Time, MIHC has agreed to make a contribution to First Nonprofit Foundation, a tax-exempt corporation principally funded by FNIC’s predecessor and managed for the benefit of nonprofit organizations (the “Foundation”), in an amount not to exceed $8,000,000. For a detailed description of the terms of the Stock Purchase Agreement, see “The Stock Purchase Agreement” on page 48 of this proxy statement/prospectus.

The Offering

Shares Offered
AmTrust is offering shares of its common stock with aggregate gross sale proceeds of up to $65,550,000 to the Eligible Members of MIHC on a preferential basis and, if and to the extent the Eligible Members do not subscribe for the maximum offered amount, to the directors, officers and employees of MIHC and its subsidiaries. There is no minimum number of shares that AmTrust must sell in the Offering, and the number of shares sold will vary depending on the proceeds received and the ultimate purchase price per share.
Determination of the Purchase Price
The purchase price of such shares will be at a discount from the volume-weighted average trading price of a share of AmTrust common stock, as reported on the NASDAQ Global Select Market, for the 10-day period ending on the trading day before the Special Meeting Date (the “Pricing Date”). The size of the discount and the number of shares purchased in the Offering will depend on the amount subscribed and the market price of AmTrust’s common stock during the relevant period. The discount per share will be 20% if the proceeds are $7,000,000 or less and will decrease in a linear fashion to approximately 10.88% if the gross proceeds equal $65,550,000. The aggregate discount for all shares sold will not exceed $8,000,000. The manner of calculating the discount is described in “The Offering — Purchase Price” on page 56 of this proxy statement/prospectus.
Limitations on Subscriptions
The minimum subscription amount for any person is the lesser of (i) the aggregate purchase price of 25 shares in the Offering and (ii) $500. The maximum number of shares of AmTrust common stock that any person, together with any affiliate, associate or group acting in concert, may directly or indirectly acquire in the Offering may not exceed five percent of AmTrust outstanding common stock after giving effect to the Offering. (On March 25, 2013, AmTrust had 67,326,549 shares of common stock outstanding.) Notwithstanding the foregoing, the maximum amount for which any person, including transferees, may subscribe in the Offering is $500,000, irrespective of the different capacities in which such person subscribes. These limitations and the participation of the directors, officers and employees of MIHC and its subsidiaries in the Offering, who are subject to certain additional limitations, are described in “The Offering — Limitations on Subscriptions and Purchases of Common Stock” on page 59 of this proxy statement/prospectus.
Procedure for Subscription
Subscriptions must be made by completing and returning a signed stock order form provided with this proxy statement/prospectus, and providing a check, bank draft or wire transfer in payment of the subscription amount, to AmTrust’s subscription agent, Sabr Group, before the Expiration Date referred to below. However, subscriptions will not be accepted if the related check does not clear by 4:00 p.m., Eastern Time, on the Pricing Date, irrespective of the reason. Uncertified personal checks may take five days or more to clear. Therefore, you are advised to send a cashier’s (bank) check, a certified personal check, or a wire transfer with your stock order form. An Eligible Member’s ability to subscribe in the Offering may only be transferred in limited circumstances. For more information, see “The Offering” on page 55 of this proxy statement/prospectus. Once tendered, subscriptions cannot be modified or revoked without AmTrust’s consent.
Expiration of the Offering
The “Expiration Date,” when the Offering will expire, is 5:00 p.m. Eastern Time on May 3, 2013, or such later date as AmTrust and MIHC agree. The number of shares to be issued to each person whose subscription is accepted will be determined as soon as practicable after the Pricing Date.
Delivery of Shares
Shares purchased in the Offering will be issued in book-entry form in the Direct Registration System as soon as practicable after the closing of the Offering. No physical stock certificates will be issued for shares purchased in the Offering.

The closing market price of a share of AmTrust common stock on December 31, 2012 (the date preceding public announcement of the proposed transaction) was $28.69. The closing market price on April 3, 2013 was $34.16.

Special Meeting of Members

MIHC will hold its Special Meeting of Members on May 10, 2013 at 10:00 a.m., Central Time, at the offices of MIHC, 1 South Wacker Drive, Suite 2380, Chicago, Illinois. At the Special Meeting, Voting Members will be asked to consider and vote upon proposals to adopt and approve the Plan and adopt and approve the Amended Charter, and to consider and vote upon any other matters that may properly come before the meeting.

If, based on FNIC’s records, you are listed as a policyholder of FNIC as of the close of business on both December 31, 2012 and the Record Date (and you are not insured under a group policy), you will be entitled to one vote on each matter properly presented for a vote at the Special Meeting, including the proposal to adopt and approve the Plan and the proposal to adopt and approve the Amended Charter. If a Voting Member owns multiple policies, such member will still receive only one proxy card and will be entitled to only one vote. Each Voting Member shall be entitled to vote either in person by ballot at the Special Meeting or by proxy. The affirmative vote of at least two-thirds of the votes cast by Voting Members present in person or by valid proxy at the Special Meeting is required to adopt and approve each of the Plan and the Amended Charter. Proxies must be received by 5:00 p.m., Central Time, on May 9, 2013 in order to be counted. Those Voting Members present in person or by valid proxy will constitute a quorum at the Special Meeting.

A subsidiary of AmTrust, First Nonprofit Companies, Inc. (“FNC”), holds a surety bond issued by FNIC as of December 31, 2012 and is entitled to a vote at the Special Meeting. AmTrust intends for FNC to vote to adopt and approve the Plan, to adopt and approve the Amended Charter of MIHC, and to vote in accordance with AmTrust’s direction upon any other matters that may properly come before the meeting. No director or officer of AmTrust and neither AmTrust nor any of its subsidiaries other than FNC holds a policy issued by FNIC, and therefore none of them are entitled to vote at the Special Meeting.

For detailed information about the Special Meeting and the proposals to be voted on, see “The MIHC Special Meeting” beginning on page 53.

Recommendation of the MIHC Board of Directors

Reasons for the Plan of Conversion

The board of directors of MIHC approved the sponsored subscription rights conversion with AmTrust because MIHC’s members will have an opportunity to acquire AmTrust common stock at a discount; FNIC and its policyholders will benefit from AmTrust’s financial support in the form of reinsurance, receiving AmTrust’s “A(IX)” rating by A.M. Best, access to AmTrust’s IT infrastructure and management team, opportunities to reduce expense ratios and serving as AmTrust’s platform for nonprofit business; and the Foundation will benefit from the additional funding to be provided under the Plan. You can find more information about MIHC’s reasons for the Conversion in “The Plan of Conversion — Background of the Plan of Conversion” at page 18 of this prospectus/proxy statement.

AmTrust’s decision to acquire MIHC is part of AmTrust’s strategy of achieving growth through the acquisition of strategic partners in underserved niche markets. MIHC is one of the largest markets for property and casualty and workers’ compensation insurance products for nonprofit organizations. Its policyholders, generally, are small to medium-sized organizations and its experienced and proven management team is the right partner to enable AmTrust to expand its business in this underserved market. With AmTrust’s support, AmTrust expects that MIHC will achieve greater profitability while fulfilling its mission and expanding its business. You can find more information about AmTrust’s reasons for the Conversion in “The Plan of Conversion — AmTrust’s Reasons for the Conversion” at page 45 of this prospectus/proxy statement.

Opinion of Financial Advisor

The board of directors of MIHC at its meeting on December 27, 2012 received an oral opinion of Griffin, MIHC’s financial advisor, that, based upon certain analyses and studies Griffin performed and subject to the factors, assumptions and caveats stated in that opinion and in its written opinion, the proposed acquisition of MIHC and FNIC by AmTrust in connection with the conversion of MIHC from a mutual holding company to the stock form of organization, was fair, from a financial point of view, to MIHC. Griffin subsequently confirmed the oral opinion by delivery of its written opinion, dated December 27, 2012 and addressed to MIHC’s board of directors, which is attached to this proxy statement/prospectus as Appendix D. The opinion outlines the processes and procedures followed, the information Griffin reviewed, the analyses it performed, the matters it considered, and the assumptions it made in arriving at its opinion. Members of MIHC are urged to read the entire opinion, as well as the description of Griffin’s opinion in “The Plan of Conversion — Opinion of Financial Advisor to MIHC’s Board of Directors” beginning on page 31, carefully prior to voting on the Plan. Griffin’s opinion was provided for the use and benefit of MIHC’s board of directors in connection with its consideration of the sponsored subscription rights transaction with AmTrust. The opinion is not intended to be, and does not constitute, a recommendation to any member of MIHC as to how such Voting Member should vote with respect to the Plan or whether any Eligible Member should purchase AmTrust shares in the Offering.

Pursuant to its engagement with MIHC, Griffin was entitled to receive for its opinion, and has been paid, a customary fee from MIHC. This fee was payable notwithstanding the conclusion expressed in the opinion and whether or not the sponsored subscription rights conversion transaction closes. In addition, Griffin will be entitled to receive from MIHC a customary fee for financial advisory services, contingent upon the closing of the sponsored subscription rights conversion transaction, and MIHC has agreed to provide Griffin with contractual indemnification for certain liabilities under certain circumstances.

Regulatory Matters

A condition to effectiveness of the Plan is that it be approved by the Insurance Commissioner of the State of Delaware (the “Delaware Insurance Commissioner”) under the Delaware Conversion Act. MIHC filed the Plan with the Delaware Insurance Commissioner for her review and approval on January 4, 2013, and a hearing on the Plan was held on February 20, 2013. Such approval, which was obtained on February 26, 2013, is contingent upon satisfaction of certain conditions including, without limitation, adoption and approval of the Plan by the Voting Members of MIHC.

No Appraisal Rights for MIHC Members

Members of MIHC do not have any right to seek an appraisal of their MIHC membership rights whether or not they vote at the Special Meeting, participate in the Offering or are ineligible to do either.

United States Federal Income Tax Considerations

Eligible Members.  The United States federal income tax consequences to Eligible Members of the Conversion and Offering are not certain. However, AmTrust believes that, upon consummation of the Conversion, (a) Eligible Members should be treated as transferring their membership interests in MIHC in exchange for subscription rights to purchase the shares of AmTrust common stock offered in the Offering; (b) an Eligible Member should realize gain upon such exchange equal to the amount by which the fair market value of the subscription right received by the Eligible Member exceeds the Eligible Member’s basis in the exchanged membership interest; (c) any gain realized by an Eligible Member as a result of the receipt of a subscription right must be recognized, whether or not the eligible Member exercises that right by subscribing for AmTrust shares; (d) any gain recognized by an Eligible Member as a result of the receipt of a subscription right should constitute a capital gain, which should be long term capital gain if the Eligible Member has held its membership interest for more than one year; and (e) if an Eligible Member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right: (i) the Eligible Member should recognize a corresponding loss upon the lapse of the unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an Eligible Member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that Eligible Member, the resulting loss upon lapse of the subscription right should constitute a capital loss.

Please note that AmTrust believes that an Eligible Member will realize tax consequences of the Conversion even if it does not subscribe for AmTrust shares in the Offering. See “United States Federal Income Tax Considerations” beginning on page 63 for more information.

Directors, Officers and Employees of MIHC and its Subsidiaries.  The United States federal income tax consequences to the directors, officers and employees of MIHC and its subsidiaries of being granted subscription rights to participate in the Offering are also not certain. However, AmTrust believes and intends to take the position that directors, officers, and employees of MIHC and its subsidiaries who subscribe for AmTrust shares should be treated as realizing compensation income in an amount equal to the excess of the value of the AmTrust shares received upon such subscription over the purchase price for the shares, and that a subscriber’s employer would be required to withhold any applicable income and payroll taxes related to such income. AmTrust intends to hold back from the shares of stock subscribed for by directors, officers, and employees sufficient shares of stock equal in value, based upon the Pricing Date value of a share of AmTrust stock, to the dollar amount of the required withholding, and to cause the applicable employer to remit such dollar amount to the appropriate tax authorities. See “United States Federal Income Tax Considerations” beginning on page 63 for more information.

The United States federal income tax consequences described above may not apply to all Eligible Members or all directors, officers or employees. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Conversion and Offering — including the receipt and the exercise or lapse of subscription rights — based on your particular circumstances.

RISK FACTORS

The proposed Conversion presents certain risks to MIHC’s current members, and the proposed Offering also involves certain risks as described below, which you should carefully consider. Also, in general, investing in AmTrust securities involves risk. Before subscribing for AmTrust common stock, you should carefully consider the “Risk Factors” discussed in AmTrust’s Annual Reports on Form 10-K, as updated by AmTrust’s quarterly reports on Form 10-Q and other filings AmTrust makes with the SEC in the future, as incorporated by reference into this proxy statement/prospectus. Before making an investment decision, you should carefully consider these risks as well as other information AmTrust includes or incorporates by reference into this proxy statement/prospectus. Additional risks and uncertainties not presently known to AmTrust or that AmTrust currently deems immaterial may also materially affect AmTrust’s business, results of operations or financial condition and cause the value of AmTrust securities to decline.

Risks Related to the Conversion

Interests of MIHC’s management and Board of Directors in pursuing the Plan may be different than members.

MIHC’s board of directors and members of its management may have interests in the Conversion that are in addition to the interests of MIHC’s members. These interests include the obligation of MIHC to honor indemnification obligations that MIHC and FNIC may have to present and former directors and officers and the obligation of AmTrust to maintain directors’ and officers’ liability insurance with respect to those persons for a period of six (6) years following the Conversion. In addition, FNIC will continue to honor the employment and change of control agreements of officers and employees of FNIC.

Consummation of the Conversion changes voting interests of members of MIHC.

At present, members of MIHC have the right to elect the board of directors of MIHC and to vote on all other matters presented to the MIHC members for a vote. At the Effective Time, all rights of members, as such, will be extinguished, and the members will no longer have any right to vote in the election of directors of MIHC, who will be elected by AmTrust as the sole stockholder of MIHC.

The Plan and the Conversion may result in litigation.

Although expressly authorized by statute and approved by the Delaware Insurance Commissioner, there can be no assurance that adoption of the Plan will not result in litigation. Any action challenging the validity of or arising out of acts taken or proposed to be taken under the Delaware Conversion Act must be commenced no later than (i) sixty days after approval of the Plan by the Delaware Insurance Commissioner, or (ii) thirty days after notice of the Special Meeting was first mailed or delivered to Voting Members or posted on MIHC’s website, whichever is later. Litigation can be costly and time consuming and could result in a diversion of effort and resources by MIHC’s management.

FNIC may not experience the anticipated improvement in its A.M. Best financial strength rating as a result of the Conversion.

As previously discussed in this proxy statement/prospectus, as a result of the Conversion, FNIC will become an indirect, wholly-owned subsidiary of AmTrust, which will provide FNIC additional financial support, making FNIC a stronger company than it is as a standalone company. Following the public announcement of this transaction, in January 2013, A.M. Best put FNIC on watch with positive implications, and MIHC anticipates that FNIC may receive an upgrade to its rating from A.M. Best, but there is no guaranty that A.M. Best will upgrade FNIC’s financial strength rating as a result of completing the Conversion with AmTrust.

Risks Related to the Offering

The Offering may cause the price of AmTrust common stock to decline.

The purchase price of AmTrust shares in this Offering will be at a discount from the volume-weighted average trading price of a share of AmTrust common stock, as reported on the NASDAQ Global Select Market, for the 10-day period ending on the trading day before the Special Meeting Date. The size of the discount and the number of shares purchased in this Offering will depend on the amount subscribed and the market price of a share of AmTrust common stock during the relevant period. The discount per share will be 20% if the proceeds are $7,000,000 or less and will decrease in a linear fashion to approximately 10.88% if the gross proceeds equal $65,550,000. The discounted purchase price of AmTrust shares in this Offering, together with the number of shares AmTrust could issue if AmTrust raises the maximum in proceeds permitted by this proxy statement/prospectus, may result in a decrease in the trading price of AmTrust common stock. If Eligible Members subscribe in the Offering for a substantial subscription amount and purchase a substantial number of shares, and the purchasers of such shares subsequently choose to sell some or all of those shares, the resulting sales also could depress the trading price of AmTrust common stock.

Your ability to resell shares of AmTrust common stock that you purchase in this Offering may be delayed, and you may not be able to sell your shares at a price equal to or greater than the purchase price.

If you subscribe in the Offering, you will have no rights as a stockholder of the shares you purchased in the Offering until AmTrust issues the shares to you. Although AmTrust will endeavor to issue the shares as soon as practicable after the Effective Time, there may be a delay between the Effective Time, which may be ten days following the Expiration Date of the Offering, and the time that the shares are issued through the Direct Registration System. In addition, due to market factors, AmTrust cannot assure you that, following the Effective Time, you will be able to sell your common stock at a price equal to or greater than the purchase price.

If you do not act promptly and follow the subscription instructions, your tender of subscription may be rejected.

Eligible Members and directors, officers and employees of MIHC and its subsidiaries who desire to subscribe in the Offering must act promptly to ensure that all required forms and payments are received by AmTrust’s subscription agent before the Expiration Date. Once tendered, subscriptions to purchase shares of AmTrust common stock in the Offering cannot be modified or revoked without AmTrust consent. If you fail to complete your subscription properly, send an incorrect payment amount or otherwise fail to follow the subscription procedures, depending on the circumstances, your subscription may be rejected or accepted only to the extent of the payment received. Any uncertified personal check used to pay the subscription amount must clear by 4:00 p.m., Eastern Time, on the Pricing Date, and the clearing process may require five or more business days. If you make payment of the subscription amount by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the Offering. (You may eliminate this risk by paying the subscription amount by certified or cashier’s check or bank draft drawn on a U.S. bank or by a wire transfer.) Neither AmTrust nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription. AmTrust has the absolute right, in AmTrust’s sole discretion and without liability to any person, to reject any subscription.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbors created thereby. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, will be discussed in AmTrust’s Forms 10-K, 10-Q and 8-K incorporated by reference herein..

The projections and statements in or incorporated by reference into this proxy statement/prospectus speak only as of the date hereof, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE PLAN OF CONVERSION

The following is a discussion of the material terms of the Plan. You are urged to read carefully the Plan in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein.

Overview

MIHC will convert from mutual to stock form pursuant to the Plan approved by MIHC’s board of directors effective December 31, 2012. In connection with the Conversion, AmTrust will purchase all of MIHC’s newly authorized stock and MIHC will become a wholly-owned subsidiary of AmTrust. The Plan requires that AmTrust offer shares of its common stock to Eligible Members and, if Eligible Members do not subscribe for the maximum amount of shares in this offering, to directors, officers, and employees of MIHC and its subsidiaries, at a discounted price based upon the average trading price of AmTrust’s shares for the ten-day period ending on the trading day prior to the Special Meeting. Following the Conversion, MIHC may be required to make a contribution to the Foundation of up to $8,000,000.

The Conversion, which has been approved by the Delaware Insurance Commissioner, is subject to approval by the Voting Members at the Special Meeting.

Background of the Plan of Conversion

Strategic Alternatives Study

Since 2008, MIHC’s board of directors has, from time to time, reviewed and considered different business alternatives to preserve and enhance MIHC’s mission to serve nonprofit corporations.

In June 2011, MIHC’s board of directors engaged Griffin, an investment banking firm, to conduct a strategic alternatives study to help MIHC better understand (i) its strengths, weaknesses, opportunities and threats (“SWOT”), (ii) the operating and economic environment in which MIHC operates, (iii) its needs and wants (“Needs & Wants”), (iv) the strategic alternatives available to it, and (v) the impact of each potential alternative on each of its policyholders, employees, agents and other constituents. MIHC’s board of directors instructed Griffin to work with a recently appointed Strategic Committee consisting of members of MIHC’s board, as well as certain members of FNIC’s board who are also employed by, or otherwise work with, nonprofit organizations.

From July 2011 through September 2011, Griffin worked closely with the Strategic Committee and FNIC’s management team to assist MIHC in identifying and evaluating its SWOT in light of the operating and economic environment in which FNIC operates. In connection with the strategic alternatives study, the Strategic Committee, with the assistance of FNIC’s management team and Griffin, identified and evaluated MIHC’s Needs & Wants with the view of preserving and enhancing MIHC’s mission.

“Needs”:

The needs identified and evaluated by the Strategic Committee were as follows:

•	larger capital base to protect against A.M. Best downgrade and write larger accounts;
•	professional or more sophisticated investment management;
•	maintain/upgrade IT infrastructure;
•	management depth and succession plan; and
•	reduce expense ratio and reduce third party reinsurance costs without negatively effecting FNIC’s business

“Wants”:

The wants identified and evaluated by the Strategic Committee were as follows:

•	continue mission to serve nonprofit corporations;
•	maintain status as premier insurer of nonprofit corporations;

•	improve risk management function;
•	outsource back office functions;
•	access to larger brokers/accounts; and
•	maintain operating independence and staff levels.

The Strategic Committee and FNIC’s management team, with the assistance of Griffin, identified six potential strategic alternatives, one or more of which potentially could have satisfied all or some of MIHC’s identified “Needs & Wants”:

•	maintain status quo and raise capital through the issuance by FNIC of a surplus note;
•	merge MIHC with another mutual insurance holding company or mutual insurance company, a mutual affiliation (under which another insurer or firm manages MIHC and FNIC), and/or reinsurance of a substantial portion of FNIC’s insurance policies;
•	distribution rights conversion;
•	conversion to a stock company by granting subscription rights to members of MIHC (with or without a backstop agreement from a third party to purchase unsubscribed for shares);
•	subscription rights conversion with simultaneous acquisition (conversion acquisition); and
•	subscription rights conversion and sale with members entitled to buy sponsor’s public stock at a negotiated discount to market (sponsored conversion), which is the type of transaction proposed under the Plan.

The Strategic Committee, with the assistance of Griffin and FNIC’s management team, compared each potential strategic alternative against MIHC’s Needs & Wants and the resulting impact on each of MIHC’s stakeholders against (a) maintaining the status quo and (b) each other strategic alternative. For each strategic alternative, Griffin identified a broad list of potential partners which might be interested in exploring the feasibility of engaging in a transaction with MIHC. The Strategic Committee reviewed each potential partner, the likelihood of any such partner engaging in a particular transaction structure or alternative, as well as the ability of a partner and transaction structure to satisfy MIHC’s Needs & Wants.

As a result of the strategic alternatives study, the Strategic Committee determined, with the assistance of FNIC’s management team and Griffin, that any of (a) a subscription rights sponsored conversion, (b) a mutual merger or affiliation, or (c) a stand-alone subscription rights conversion (with or without a backstop) provided the best opportunities to satisfy the Needs & Wants. The Strategic Committee, with the assistance of FNIC’s management team and Griffin, also concluded that (i) the status quo was not a viable alternative, (ii) the surplus note market was generally closed to small mutual companies like MIHC, and FNIC had very little additional surplus note capacity, if any, and (iii) a distribution rights conversion transaction was not practical and was not likely to be executed successfully given the size of FNIC, the markets served by FNIC, the operating and earnings profile of FNIC and the state of the capital markets. The Strategic Committee recommended that a competitive process be utilized to select the third party to participate in a sponsored conversion, mutual merger, or stand-alone conversion.

Griffin, after consultation with MIHC’s counsel and management team, informed the Strategic Committee that, in order to engage in a subscription rights stand-alone or sponsored conversion, MIHC would need to redomicile from Wisconsin to a jurisdiction with a subscription rights statute. MIHC’s management team and the Strategic Committee were aware of this fact and MIHC’s management team had previously held discussions with the Wisconsin Office of the Commissioner of Insurance regarding the fact that MIHC might seek to redomicile from Wisconsin to a subscription rights jurisdiction since (i) MIHC’s operating insurance company, FNIC, was domiciled in Illinois, a subscription rights state, and was regulated by the Illinois Department of Insurance and (ii) Milwaukee Insurance Company (“MIC”), formerly a subsidiary of FNIC, was in run-off and would be merged with and into FNIC.

Since the alternatives identified by the Strategic Committee as a result of its strategic alternatives study would require a competitive process that could result in a change-in-control transaction, the Strategic

Committee identified the following additional “Want” to supplement MIHC’s identified “Needs & Wants”: “Fair compensation for MIHC and its stakeholders delivered in a manner that improves MIHC.”

In October 2011, the Strategic Committee and FNIC’s management team, with the assistance of Griffin, provided both of the MIHC and FNIC boards of directors with a detailed overview of the strategic alternatives study, MIHC’s identified Needs & Wants, and potential partners which may be willing to participate in a competitive process and engage in a transaction with MIHC.

During November 2011, Griffin worked with the Strategic Committee and FNIC’s management team to prepare marketing materials and reviewed and analyzed more than one hundred mutual and stock insurance companies which Griffin had determined might be interested in exploring the possibility of entering into a transaction with MIHC. The Strategic Committee, with the assistance of Griffin and FNIC’s management team, identified potential partners which would be invited to participate in a competitive process for a transaction.

On December 7, 2011, members of the Strategic Committee, FNIC’s management team and Griffin reviewed the substance of a proposed competitive process to identify a potential partner, including the list of potential partners which were to be contacted in connection with the competitive process. In addition, MIHC’s board directed FNIC’s management team to continue exploring the feasibility of effecting an internal reorganization to simplify MIHC’s organizational structure and increase the strategic options available to it by redomiciling MIHC from Wisconsin to a subscription rights state and merging MIC with and into FNIC.

Competitive Process I

Following MIHC’s board meeting, on December 7, 2011, Griffin, on behalf of MIHC, commenced a process to identify an appropriate partner to enter into a transaction with MIHC. Griffin contacted thirty mutual and stock insurance companies. Twenty mutual and stock insurance companies received confidentiality agreements and eleven of these twenty mutual and stock insurance companies signed them and received MIHC’s confidential information memorandum.

On or around February 6, 2012, five stock insurance companies, based solely on their review of the confidential information memorandum and publicly available information about MIHC, submitted preliminary, first round, non-binding indications of interest to engage in a sponsored conversion or similar transaction with MIHC. At the request of MIHC, Griffin contacted each party that submitted a first round indication of interest to determine whether each such party would also entertain alternative transaction structures, including a distribution rights conversion, surplus note investment or a reinsurance transaction. Each party confirmed that it was only interested in participating in a transaction with MIHC if MIHC converted from mutual to stock form in a sponsored subscription rights conversion.

On February 29, 2012, MIHC’s board held a meeting to review the first round indications of interest. Griffin made a presentation to the board that provided (a) a detailed overview of each company which submitted a first round indication of interest, (b) a detailed analysis of each first round indication of interest and (c) a comparison of each of them. The first round indications of interest specifically provided for a range of discounts to a potential partner’s stock price (to be offered to members and others in connection with a conversion), but did not specifically provide for an aggregate amount of fixed value to be made available via discounted stock. The indications of interest provided for the following range of discounts to such potential partner’s stock: (i) Bidder A: 25% – 35% subject to a decrease based on the total amount of subscriptions; (ii) Bidder B: 40% subject to a decrease based on the total number of subscriptions; (iii) Bidder C: 25% – 35%; (iv) Bidder D: 10% – 20%; and (v) Bidder E: no discount.

MIHC’s board determined that three indications of interest (and the parties which submitted such indications of interest) were potentially capable of satisfying MIHC’s Needs & Wants and directed (i) Griffin to invite Bidders A, B and C to the second round of the competitive process and invite such parties to conduct due diligence electronically once the data room was populated and meet with FNIC’s management team in Chicago, and (ii) management to commence the internal reorganization of MIHC, including re-domiciling MIHC to Delaware. MIHC did not invite Bidder D to the second round of the competitive process because Bidder D’s indication of interest provided that it sought to use the capital raised in the sponsored conversion for its benefit and not for the purpose of growing FNIC’s business. It was the belief of MIHC’s board and

FNIC’s management that Bidder D needed additional capital. MIHC did not invite Bidder E to participate in the second round of the competitive process because, in the belief of the board and management, Bidder E lacked sufficient size and scale to complete a transaction with MIHC without significant execution risk for MIHC.

In addition, at the February 29, 2012 meeting, MIHC’s board, after reviewing and considering several redomestication alternatives, including multiple jurisdictions, authorized and directed MIHC’s management team to redomicile MIHC from Wisconsin to Delaware. MIHC’s board of directors selected Delaware as its choice of domicile due to the fact that Delaware corporate law is well-established and provides certainty from a corporate law perspective.

In March 2012, MIHC populated an electronic data room. In mid to late March, each of the three potential partners accessed the electronic data room and commenced due diligence.

On March 28, 2012, A.M. Best publicly announced that it revised the ratings outlook for FNIC from “A-stable” to “A-negative” due to its “historically subpar operating performance and A.M. Best’s concerns that future returns may not be of sufficient strength to support FNIC’s current rating level.”

During April 2012, each of the three potential partners spent two days in MIHC’s offices to meet with MIHC’s management team and conduct limited on-site due diligence.

On May 7, 2012, Bidders A and C, and on May 10, 2012, Bidder B, submitted second round, non-binding preliminary indications of interest. Bidder C subsequently withdrew from the process stating the following reasons: (i) Bidder C’s belief that FNIC would not be able to meet Bidder C’s return on equity and internal rate of return thresholds, (ii) Bidder C’s beliefs concerning the risk profile of FNIC’s workers compensation book of business; and (iii) Bidder C’s belief that MIHC would not be able to realize significant reinsurance savings post-transaction.

On May 16, 2012, the MIHC’s board met to, among other things, review the second round indications of interest submitted by Bidders A and B. Since MIHC was currently domiciled in Wisconsin but planning to redomicile to Delaware, representatives from MIHC’s outside counsel reviewed the board’s fiduciary duties under Wisconsin law compared to Delaware law.

After such review, Griffin reviewed the second round indications of Bidders A and B with the board.

Bidder A’s second round indication of interest provided that (i) it sought to acquire MIHC in a sponsored conversion transaction in which Bidder A would offer and sell (for cash) its publicly traded stock to MIHC’s members and its and its subsidiaries’ directors, officers and employees at a 16% – 30% discount to its market value and permit MIHC to make a cash contribution to the Foundation, (ii) the aggregate value of the discount (to Bidder A’s stock price) would be fixed at $15 million, (iii) if the subscription offering of Bidder A’s stock was not fully subscribed by MIHC’s members and its and its subsidiaries’ directors, officers and employees, MIHC may make a cash contribution to the Foundation in an amount equal to the difference between $15 million and the aggregate value of the discount transferred to those which buy Bidder A’s stock in the subscription offering, (iv) Bidder A would honor the change-in-control provisions contained in employment contracts, (v) Bidder A would contractually agree to certain post-closing covenants including the location of MIHC headquarters, control of the Foundation board, and the continued use of the “First Nonprofit” name for a to-be-determined length of time, and (vi) Bidder A’s belief that that FNIC would be afforded its “A-stable” rating from A.M. Best after the transaction. Bidder A’s second round indication of interest was generally consistent with its first round indication of interest.

Bidder B’s second round indication of interest provided that (a) it sought to acquire MIHC in a sponsored conversion transaction in which it would offer and sell (for cash) its publicly traded stock to MIHC’s members and its and its subsidiaries’ directors, officers and employees at an 8% – 20% discount to its market value and permit MIHC’s to make a cash contribution to the Foundation, (b) the aggregate value of the discount (to its stock price) would be fixed at $5 million plus the opportunity for additional value via an earnout, which could accrue to the Foundation’s benefit, based on the favorable development of FNIC’s reserves, (c) if the subscription offering of Bidder B’s stock was not fully subscribed by MIHC’s members and its and its subsidiaries’ directors, officers and employees, MIHC may make a cash contribution to the Foundation in an amount equal to the difference between $5 million and the aggregate value of the discount transferred to those which buy Bidder B’s stock in the subscription offering, (d) Bidder B would honor the change-in-control provisions contained in employment contracts, (e) Bidder B would consider contractually agreeing to certain post-closing covenants but it would not permit the Foundation to enforce such post-closing covenants, and (f) Bidder B’s belief that FNIC would be afforded its “A stable” rating from AM Best post-transaction. The economics of Bidder B’s second round indication of interest were lower than its first round indication of interest and this change was influenced by (i) its due diligence review of MIHC and meetings with management, (ii) the composition of FNIC’s workers compensation book of business and its perception of FNIC’s reserving policies and practices, and (iii) its view of FNIC’s earnings profile.

Each of Bidder A and Bidder B separately indicated that it would require exclusivity to perform additional due diligence and otherwise pursue a transaction because (i) MIHC had not completed its redomestication to Delaware, (ii) MIHC had not yet fully populated the electronic due diligence data room, (iii) FNIC’s 2011 audited financial statements were not yet complete, and (iv) MIHC had not yet received its statutorily required pro forma valuation report which is required under the Delaware Insurance Company Mutual-to-Stock Conversion Act. MIHC’s board directed Griffin to contact each party to see if each such party was willing to improve their second round preliminary indication of interest. MIHC’s board also authorized and directed MIHC’s management team to permit Bidder A to perform additional due diligence and begin to negotiate a definitive agreement for a transaction with Bidder A.

On May 17, 2012, Griffin contacted each of Bidder A and Bidder B. Griffin inquired about each parties’ willingness to engage in a third round of the process where the parties would be required to submit an executed definitive agreement for a transaction. Each party refused to participate in a third round of the competitive process.

Griffin requested that each party re-submit its second round non-binding indication of interest and (i) increase the aggregate amount of fixed value to be provided via discounted stock and (ii) specify that the Foundation would have the ability to enforce post-closing covenants for at least five years, including maintaining the name “First Nonprofit” and the location of MIHC’s headquarters.

On May 23, 2012, Bidder A re-submitted its second round indication of interest and agreed (a) to increase the aggregate fixed value it was willing to provide via a discount to the market price of its stock (which MIHC’s members and its and its subsidiaries’ directors, officers and employees could purchase) from $15 million to $16 million and (b) that the Foundation would have the ability to enforce post-closing covenants, including the location of MIHC’s headquarters and use of the name “First Nonprofit,” for five years after the closing of the transaction. Bidder B informed Griffin that it would not submit a revised second round indication of interest, and it informed Griffin that it would not be willing to provide additional value or permit the Foundation to enforce post-closing covenants, including covenants relating to future value which may accrue to the Foundation based on the favorable development of FNIC’s reserves.

On May 25, 2012, Griffin, on behalf of MIHC, informed Bidder A that it was invited to conduct confirmatory due diligence for forty-five days and negotiate a definitive agreement for a transaction. MIHC did not enter into an exclusivity or similar agreement with Bidder A.

During the first week of June 2012, Bidder A provided a detailed due diligence request list to MIHC. During the month of June 2012 and the first two weeks of July 2012, MIHC supplemented the electronic data room and permitted Bidder A to conduct onsite due diligence and meet with MIHC’s management team.

On July 25, 2012, MIHC received an Order from the Department of Insurance of the State of Delaware approving MIHC’s redomestication to Delaware. On this date, Bidder A’s investment banker indicated orally that Bidder A would not be willing to execute a definitive agreement for a transaction unless the fixed aggregate value to be made available via the discount to Bidder A’s stock was adjusted from $16 million to $6 million due to: (i) Bidder A’s view, based on further due diligence, of the adequacy of the FNIC’s reserves and (ii) market conditions. However, MIHC’s board of directors and FNIC’s management team believed, and Griffin concurred, that Bidder A’s proposed reduction in discount and value was primarily driven by reasons specific to Bidder A, including severe downward pressure on its stock price.

From July 26, 2012 through August 10, 2012, MIHC and its representatives continued to negotiate with Bidder A in an unsuccessful effort to convince Bidder A to honor its second round indication of interest. On August 10, 2012, Bidder A delivered an unsolicited revised indication of interest which confirmed the oral July 25, 2012 reduction in discount and value but added the possibility of an earnout (which could benefit the Foundation post-closing) based on the favorable development of FNIC’s reserves post-closing. From August 10, 2012 through August 21, 2012, MIHC continued to negotiate with Bidder A.

On August 21, 2012, MIHC’s board met to review the terms of Bidder A’s August 10, 2012 indication of interest. The board authorized management to continue to negotiate with Bidder A for a transaction and directed management to perform additional reverse due diligence on Bidder A to ensure that Bidder A would not be susceptible to a downgrade from A.M. Best for any reason. MIHC’s board also directed management to commence a second competitive process for a transaction if a satisfactory agreement could not be reached with Bidder A.

On August 23, 2012, Bidder A delivered a second unsolicited revised indication of interest to MIHC which re-affirmed $6 million of fixed aggregate value via the discount to Bidder A’s stock, plus the possibility of earnout (which could accrue to benefit of the Foundation post-closing) based on favorable development of FNIC’s reserves for the five year period post-closing, but added the ability of Bidder A to clawback contributions made to the Foundation and preclusive conditions to closing.

MIHC responded to Bidder A on August 23, 2012 negatively with respect to the ability of Bidder A to clawback contributions made to the Foundation and the preclusive conditions to closing and set forth a proposal for an objective process to measure and govern the terms of the proposed earnout.

On August 24, 2012, Bidder A’s investment banker notified Griffin that Bidder A was not prepared to enter into a definitive agreement and that Bidder A was terminating negotiations.

Competitive Process II

During the last week of August 2012, Griffin, on behalf of MIHC, commenced a second competitive process to identify a potential partner for MIHC in either a mutual to mutual merger, affiliation or reinsurance transaction, sponsored conversion transaction or a stand-alone conversion with a stand-by purchaser and contacted thirty-two mutual insurance companies, stock insurance companies, and private equity funds, including Bidders B, D and E from competitive process I to gauge interest in revisiting a possible transaction with MIHC. Bidders B, D and E declined to participate in a second competitive process. Seven of the thirty-two parties contacted signed confidentiality agreements, received a copy of MIHC’s confidential information memorandum and received access to MIHC’s electronic data room to conduct due diligence.

During the week of September 17, 2012, FNIC’s executive management team met with four parties, including AmTrust. AmTrust did not participate in competitive process I.

On September 27, 2012, AmTrust visited MIHC’s Chicago office and met with FNIC’s management team to gain a better understanding of FNIC’s current underwriting, claims, and distribution capabilities, as well as FNIC’s future plans if it had access to AmTrust’s capital, management, distribution and systems infrastructure. At the end of the meeting, AmTrust notified Griffin that it was interested in further exploring the possibility of a sponsored conversion transaction with MIHC, but it would not be able to submit a first round preliminary indication of interest by the October 1, 2012 bid deadline.

On October 1, 2012, Bidder 1, a mutual insurance company, submitted a first round preliminary indication of interest to engage in an affiliation and quota share reinsurance arrangement with MIHC.

On October 3, 2012, MIHC’s board of directors met to review the status of the second competitive process. During this meeting, Griffin and FNIC’s management team reviewed with the board the meetings it had with four parties during the week of September 17, 2012, as well as (i) the indication of interest it received from Bidder 1, and (ii) the meeting between FNIC’s management team and AmTrust on September 27, 2012 and AmTrust’s oral indication that it was interested in further exploring a sponsored conversion transaction with MIHC. Griffin and FNIC’s management team discussed with MIHC’s board of directors the feasibility of engaging in a stand-alone conversion transaction with or without a private equity stand-by purchaser.

On October 16 and 17, 2012, Bidder 1 and its representatives visited MIHC’s Chicago office to meet with FNIC’s management team and to conduct additional due diligence.

On October 29, 2012, Bidder 1 submitted a second round preliminary indication of interest which provided that: (i) Bidder 1 would engage in an affiliation and quota share arrangement with, and take control of, MIHC, (ii) Bidder 1 would make a cash contribution in an amount up to $3 million to the Foundation, and (iii) Bidder 1 would control the Foundation and its board of directors.

On November 7, 2012, AmTrust delivered an oral indication of interest to engage in a sponsored conversion transaction with MIHC. AmTrust stated that it would acquire MIHC in a sponsored conversion transaction in which (a) it would offer and sell (for cash) its publicly traded stock to MIHC’s members, directors, officers and employees at a discount to its market value and (b) the fixed aggregate value of the discount would be between $5 million and $6 million. Griffin, based on discussions with MIHC, suggested that AmTrust provide at least $20 million-$25 million of value via the discount to AmTrust’s stock price. AmTrust and Griffin, in conjunction with MIHC, discussed a term sheet which provided that AmTrust would acquire MIHC in a sponsored conversion transaction and contained, among other things, the following terms: (i) it would offer and sell (for cash) its publicly traded stock to MIHC’s members and its and its subsidiaries’ officers, directors and employees at up to a 20% discount based on the total amount of subscriptions, (ii) the aggregate value of the discount (to its stock price) would be fixed at $8 million, and (iii) if the Offering of AmTrust were not fully subscribed by MIHC’s members and its and its subsidiaries’ directors, officers and employees, MIHC would be directed by AmTrust to make a cash contribution to the Foundation in an amount equal to the difference between $8 million and the aggregate dollar amount of the discount transferred to those which buy AmTrust stock in the Offering, and (iv) certain post-closing social covenants regarding the continued use of the name “First Nonprofit” and the location of MIHC’s headquarters for five years post-transaction, which would be enforceable by the Foundation.

On November 7 – 10, 2012, Griffin, on behalf of MIHC, urged Bidder 1 to improve the terms of its second round indication of interest.

On November 9, 2012, AmTrust delivered a written term sheet to engage in a sponsored conversion transaction with MIHC confirming the terms previously delivered orally.

MIHC also continued discussions with Bidder 1, and on November 10, 2012, Bidder 1 clarified and improved the terms of its second round preliminary indication of interest which, as revised, provided that MIHC enter into an affiliation and quota share arrangement with Bidder 1 on the following terms: (i) Bidder 1 would take control of the MIHC and FNIC boards of directors pursuant to an affiliation agreement, (ii) Bidder 1 would not provide any capital to MIHC, (iii) MIHC would cede 100% of its premiums and related losses to Bidder 1, (iv) MIHC’s members would not have the opportunity to buy discounted stock in any entity (as no stock would be offered), (v) Bidder 1 would make a $4 million cash contribution to the Foundation, (vi) Bidder 1 would control the Foundation and the Foundation’s board of directors, (vii) the Foundation would not have the ability to enforce post-closing covenants, including covenants as to the name of “First Nonprofit” or the location of its headquarters, and (viii) Bidder 1 would not honor the terms of any employment agreements between MIHC and certain of its employees and Bidder 1 required that the affiliation agreement contain a condition precedent that all employment agreements with FNIC’s employees be terminated prior to closing.

On November 12, 2012, MIHC’s board of directors met to review Bidder 1’s revised second round indication of interest, AmTrust’s term sheet, and to further explore the feasibility of engaging in a stand-alone conversion with or without a private equity backstop.

MIHC’s board of directors discussed, among other things, the following with respect to Bidder 1’s revised second round indication of interest: (i) members did not have the opportunity to buy discounted stock, (ii) Bidder 1 would not provide any capital to MIHC, (iii) as a mutual company located in a jurisdiction which does not have a subscription rights statute, Bidder 1 does not have access to the capital markets, (iv) Bidder 1 is rated “A stable” by A.M. Best but there were no assurances that FNIC would be afforded Bidder 1’s “A” rating as a result of the transaction since MIHC would not raise or receive any capital in a transaction with Bidder 1, (v) Bidder 1 sought to control the Foundation so that there were no assurances that the Foundation would continue to support MIHC’s mission to nonprofit corporations and to continue to benefit nonprofit policyholders, (vi) MIHC would not be able to enforce post-closing covenants, including the continued use of the name “First Nonprofit” and the location of MIHC’s headquarters, (vii) Bidder 1’s technology platform was not, in the opinion of FNIC’s management, state of the art, (viii) Bidder 1 did not have a track record of completing or integrating acquisitions, and (ix) Bidder 1 was not willing to honor any of the employment agreements between FNIC and certain of its employees which could jeopardize MIHC’s mission in the future. Based on the foregoing, the board concluded that Bidder 1’s revised indication of interest did not satisfy MIHC’s Needs & Wants. Accordingly, MIHC’s board directed management to terminate discussions with Bidder 1.

The board then considered AmTrust’s term sheet. AmTrust’s term sheet contemplated that MIHC enter into a sponsored conversion transaction with AmTrust on the following terms: (i) MIHC would convert from mutual to stock form, (ii) AmTrust would acquire MIHC’s newly authorized shares of stock for an amount of cash at least equal to the Minimum of the Valuation Range (as determined by the statutorily required independent appraisal), (iii) AmTrust would offer shares of its publicly traded stock to MIHC’s members, directors, officers at up to a 20% discount to its market price based on total number of subscriptions for AmTrust stock, (iv) the maximum aggregate value of the discount to AmTrust’s stock price (for those that buy AmTrust stock in the transaction) would be $8 million, (v) if the Offering of AmTrust were not fully subscribed by MIHC’s members and its and its subsidiaries’ directors, officers and employees, MIHC would be directed by AmTrust to make a cash contribution to the Foundation in an amount equal to the difference between $8 million and the aggregate dollar amount of the discount transferred to those which buy AmTrust stock in the Offering, (vi) AmTrust will not control the Foundation’s board of directors, (vii) the name “First Nonprofit” would be used for all nonprofit related marketing and nonprofit related business for at least five years post-closing and the headquarters of MIHC would remain in Chicago for at least five years post-closing, (viii) the Foundation would have the ability to enforce post-closing covenants, and (ix) AmTrust would honor all of MIHC’s employment agreements and other contractual rights of FNIC’s employees.

MIHC’s board of directors discussed and noted, among other things, the following about AmTrust and AmTrust’s term sheet: (i) members would have the first priority opportunity to buy discounted stock and the ability to realize value, (ii) AmTrust has a strong balance sheet and would provide MIHC with an amount of capital at least equal to the Minimum of the Valuation Range as determined by the statutorily required appraisal, (iii) AmTrust has access to the capital markets, (iv) AmTrust’s stock is publicly traded, is liquid and pays a cash dividend, (v) AmTrust is rated “A stable” by A.M. Best and since MIHC would become a wholly-owned subsidiary of AmTrust as a result of the transaction, FNIC should be afforded AmTrust’s “A stable” rating as well, (vi) AmTrust is supportive of the Foundation and its mission and did not seek to control it, (vii) the Foundation would be able enforce post-closing covenants, including the continued use of the name “First Nonprofit” and the location of MIHC’s headquarters, (viii) AmTrust has been a high performing insurance company with a state of the art technology platform which would be made available to FNIC to help it, among other things, reduce its expense ratio, (ix) AmTrust has a track record of completing and integrating acquisitions, (x) AmTrust proposes to honor all employment agreements and other agreements between FNIC and its employees, and (xi) the belief that a transaction with AmTrust would satisfy MIHC’s Needs & Wants.

MIHC’s board directed management to (i) permit AmTrust to complete its due diligence review of MIHC, and (ii) continue to work towards a stand-alone mutual to stock conversion in the event negotiations with AmTrust did not result in a definitive agreement for a transaction.

From November 17, 2012 through December 3, 2012, (i) AmTrust conducted due diligence, and (ii) FNIC’s management team, with the assistance of Griffin and its other advisors, continued to explore the feasibility of engaging in a stand-alone conversion with or without a backstop.

On December 4, 2012, MIHC’s board met to review the status of AmTrust’s due diligence and determine the feasibility of MIHC commencing the process to engage in a stand-alone conversion. Immediately before the meeting, AmTrust contacted Griffin to confirm (i) the terms contained in its November 9, 2012 term sheet and (ii) that it would begin preparing drafts of the agreements for a sponsored conversion transaction and that it was prepared to execute a definitive agreement for a transaction prior to January 1, 2013. MIHC’s board discussed the feasibility of beginning the process for a stand-alone conversion, but determined that a sponsored conversion transaction with AmTrust would satisfy MIHC’s Needs & Wants and a stand-alone conversion (with or without a private equity backstop) would not satisfy all or a substantial number of MIHC’s Needs & Wants and presented a substantial amount of execution risk over the near-term and long-term. MIHC’s board directed FNIC’s management team, with the assistance of its outside advisors, to negotiate a definitive agreement for a transaction with AmTrust.

From December 4, 2012 through December 19, 2012, AmTrust continued its due diligence review of MIHC and prepared drafts of the transaction agreements.

On December 10, 2012, AmTrust affirmatively indicated that, subject to due diligence, it was interested in acquiring FNC. Mr. Philip Warth, MIHC’s chairman and chief executive officer, owned a controlling interest in FNC. On December 10, 2012, Mr. Warth indicated that, although FNC had no agreement with AmTrust and he had not formed a definitive judgment as to whether he would sell FNC, he would nonetheless decline to continue to participate in negotiations for a sponsored conversion transaction on behalf of MIHC. Effective as of December 13, 2012, MIHC’s board appointed Mr. Hugh Parry as lead director of the MIHC board and authorized and directed him to work with MIHC’s outside advisors and FNIC’s management team to negotiate the sponsored conversion transaction with AmTrust. On December 31, 2012, AmTrust entered into an agreement with FNC’s shareholders, by which it acquired FNC.

On December 18 and 19, 2012, AmTrust completed its on-site due diligence review of MIHC and met with members of FNIC’s management team. On December 19, 2012, AmTrust confirmed the terms of the sponsored conversion transaction and AmTrust’s outside counsel delivered drafts of the Stock Purchase Agreement to MIHC.

From December 19, 2012 through December 27, 2012, AmTrust and its counsel and MIHC and its special counsel, Stevens & Lee, discussed and negotiated various provisions of the Stock Purchase Agreement and other transaction agreements.

On December 26, 2012, AmTrust’s board of directors authorized AmTrust to enter into the proposed sponsored conversion transaction with MIHC and specifically to enter into the proposed stock purchase agreement, with such changes, modifications and amendments as AmTrust’s management, in its discretion, approves, and to offer, issue and sell up to $65,550,000 worth of its common stock to FNIC policyholders, directors, officers and employees at a discount from the volume-weighted average trading price of the 10-day period ending the day before the Special Meeting Date, with such discount not to exceed $8 million, pursuant to the requirements of the Plan of Conversion.

On the evening of December 27, 2012, MIHC’s board of directors held a special meeting to consider the proposed sponsored conversion transaction with AmTrust. During the special meeting, the MIHC board reviewed a final draft of the Plan of Conversion, a near-final draft of the Stock Purchase Agreement (including exhibits thereto and related documents and agreements), the final pro forma valuation of MIHC prepared by Boenning & Scattergood, the independent appraisal firm, as required by the Delaware Conversion Act and the Plan of Conversion, and Griffin’s presentation which provided an overview of the processes and analyses undertaken by Griffin in preparation of its fairness opinion.

Stevens & Lee, MIHC’s special outside counsel, reviewed its legal opinion with MIHC’s board in light of the proposed transaction, with emphasis on (i) the rights of policyholders of FNIC in their capacity as such and as members of MIHC, (ii) the fiduciary duty of MIHC’s board, and (iii) the business judgment rule.

Griffin reviewed its presentation with MIHC’s board of directors which provided a summary of the strategic alternatives study and each of the two competitive processes undertaken by MIHC, an overview of AmTrust and the proposed sponsored conversion transaction, and the analyses performed by it in connection with the preparation of its fairness opinion, including (i) a financial model prepared by Griffin reflecting an estimated income statement and balance sheet of the pro forma consolidated entity as at, and for the twelve months ended September 30, 2012, (ii) an impact of the transaction analysis on MIHC and its constituents, (iii) comparable transaction and comparable company and other analyses, (iv) impact on policyholders (claims paying ability) and creditors, (v) impact on policyholders in their capacity as members of MIHC, and (vi) impact on other stakeholders.

Stevens & Lee then reviewed the Plan of Conversion and the Stock Purchase Agreement (including exhibits thereto and related documents and agreements) with the MIHC’s board. At the request of the board, Griffin then delivered its oral opinion (which was subsequently confirmed in writing) that the transaction was fair, from a financial point of view, to MIHC.

Mr. Warth recused himself from the meeting and the board engaged in discussion.

FNIC’s management team explained to the board that the draft agreements were near-final and that the parties would not execute the transaction agreements until each of AmTrust and MIHC reviewed the proposed transaction with the Department of Insurance of the State of Delaware at a meeting to be held on December 28, 2012 to confirm that the Department of Insurance of the State of Delaware did not have any threshold objections to the proposed transaction. The board engaged in discussion and unanimously (other than Mr. Warth) approved and adopted the Plan of Conversion, Stock Purchase Agreement and other transaction agreements effective as of December 31, 2012, subject to each of AmTrust and MIHC meeting with the Department of Insurance of the State of Delaware.

On December 28, 2012, AmTrust and MIHC met with the Department of Insurance of the State of Delaware to review the proposed transaction.

On December 29, 2012, MIHC’s lead director and the remainder of the board were notified of the results of the meeting with the Department of Insurance of the State of Delaware and that AmTrust was prepared to proceed.

On December 30, 2012, the transaction agreements were finalized and on December 31, 2012, the parties executed and delivered the definitive agreements for the transaction and AmTrust publicly announced the transaction on January 2, 2013. On January 4, 2013, A.M. Best publicly announced that it had placed under review with positive implications the financial strength rating of “A-” and issuer credit ratings of “a-” of FNIC.

MIHC’s Board of Directors’ Recommendation

Reasons for the Conversion

In recent years, MIHC’s board has considered various strategies that would best preserve its mission to service the insurance needs of the non-profit sector, protect the interests of MIHC’s members and FNIC’s policyholders and enhance the quality and types of products and services offered. In this regard and in light of increased competition from traditional stock insurers, MIHC has expanded into new states in an attempt to grow and diversify its business. However, expanding into new states and enhancing the quality and types of products and services offered is an expensive and challenging proposition for a small mutual insurance company. As a result, the board has concluded for the reasons discussed below that the proposed sponsored Conversion with AmTrust will allow MIHC to be better able to face these challenges.

As discussed above, MIHC’s board has undertaken a rigorous strategic review of its operations, business plans and market position as well as a rigorous strategic alternatives study in which it also explored various alternatives ranging from maintenance of the status quo, reinsurance transactions, mergers or affiliations with other mutuals, a distribution rights conversion and a subscription rights conversion, either on a standalone basis or by means of a sponsored conversion. In consultation with its financial advisor, the board determined that MIHC’s future success and its ability to continue to serve its members depend on several key factors: (i) obtaining a larger capital base in order to be more readily accepted in the marketplace, protect against a rating downgrade, and write larger accounts, (ii) obtaining more sophisticated investment management services, (iii) maintaining and upgrading its information technology infrastructure and creating more valuable web-based opportunities for vendors, brokers and members, (iv) developing management depth and a succession plan for senior management, (v) reducing its expense ratio without negatively affecting its business, (vi) increasing marketing opportunities by utilizing an existing distribution network, (vii) increasing profits by decreasing reliance on reinsurance, and (viii) increasing the quality of services available to members. At the same time, the board recognized the importance of pursuing these important ends while continuing its mission of serving nonprofit organizations and maintaining its status as a premier nonprofit insurer.

Upon completion of its strategic alternatives study, MIHC, with the assistance of its financial advisor, Griffin, conducted two separate multi-prong competitive auction processes to identify an appropriate transaction and partner which would satisfy MIHC’s “Needs & Wants” identified in connection with its strategic alternatives study. The competitive processes conducted by MIHC resulted in the proposed sponsored conversion transaction with AmTrust.

After careful study and consideration, MIHC concluded that the subscription rights method of conversion, in a transaction sponsored by AmTrust, best suited MIHC’s circumstances. MIHC’s board of directors considered, among other things, that a sponsored conversion with AmTrust would:

•	provide FNIC with significant financial support;
•	permit FNIC to avail itself of AmTrust’s stable A.M. Best “A(IX)” financial strength rating and AmTrust’s larger A.M. Best financial size category given the revision in A.M. Best’s outlook for FNIC from stable to negative during the first quarter of 2012;
•	preserve and enhance the mission of FNIC, which was founded in response to the high number of nonprofit organizations unable to afford insurance, and to provide insurance coverage to these organizations with their diverse missions, sizes and geographic footprints at a reasonable price, and its status as a premier nonprofit insurer;
•	provide FNIC with additional size and scale and back office support, including an upgraded information technology operations and systems infrastructure, which will permit it to leverage its fixed costs and reduce its expense ratio without negatively impacting the business of FNIC;
•	provide Eligible Members with an opportunity to acquire AmTrust stock at a discount to market and realize significant value;
•	permit FNIC to operate as a wholly-owned subsidiary or division of AmTrust or one of its operating insurance subsidiaries and serve as a platform for AmTrust and FNIC nonprofit business;
•	permit FNIC to continue to serve its mission of serving the nonprofit community while maintaining its name, headquarters, culture, values and management team;
•	improve FNIC’s risk management function;
•	upgrade FNIC’s IT infrastructure;
•	create more valuable web-based opportunities for vendors, brokers and policyholders;
•	provide FNIC with access to larger brokers and accounts;
•	provide FNIC the ability, in the face of a difficult operating and economic environment, to continue, improve and grow its existing business model;
•	provide MIHC with access to AmTrust’s size and scale, diverse distribution channels, geographic diversity, revenue and product line diversity and reputation;
•	provide MIHC with additional management depth and supplement its leadership;
•	provide a potential to increase profits of FNIC by decreasing the cost of third party reinsurance;
•	for policyholders and creditors of FNIC:
•	improved profitability, claims paying ability and surplus;
•	improved quality of services to policyholders;
•	more products available to policyholders;
•	broader geographic footprint, which benefits policyholders by diversifying risk;
•	ability to leverage fixed costs over a wider revenue base;
•	improved credit ratings and financial strength ratings; and
•	improved liquidity;

•	potentially provide the Foundation with up to $8 million of additional funding to provide continuing education seminars, training, consulting, risk management, and loss control services as well as other permitted services and programs to organizations qualified under Section 501(c)(3) and 501(n) of the Internal Revenue Code which are customers of FNIC or its subsidiaries at the Effective Time or become a customer thereafter; and
•	provide FNIC employees with opportunities for career advancement.

MIHC’s board of directors also considered, among other things, the following factors in connection with the Conversion:

•	the challenges facing MIHC as a smaller independent company compared to the benefits associated with completing a transaction with AmTrust;
•	its affiliation with AmTrust will give FNIC the opportunity to be a stronger competitor in most geographic markets and in most product lines than MIHC would be as a standalone operation and FNIC will have a broader geographic footprint and will have an opportunity to spread fixed costs over a wider revenue base, which should benefit FNIC and its policyholders by diversifying its exposure to catastrophic loss and the potential for increasing profitability, claims paying ability and surplus;
•	a transaction with AmTrust helps FNIC avoid a downgrade to its A.M. Best rating and positions FNIC for a ratings upgrade;
•	AmTrust’s “A” rating from A.M. Best with “Stable” outlook provides agents with an opportunity for increased commissions due to increased sales;
•	the reputation and business practices of AmTrust and the fact that AmTrust has a corporate culture and business practices which are highly compatible with those of FNIC;
•	the existing insurance business of AmTrust is complementary to and not competitive with FNIC’s operations and vice versa;
•	AmTrust has over $1 billion of capital;
•	the terms and conditions of the Stock Purchase Agreement and the related transaction agreements;
•	the fact that MIHC undertook and completed a rigorous strategic alternatives study which resulted in two thorough competitive auction processes to identify a potential partner;
•	due to the thoroughness of the competitive processes to identify a potential partner, MIHC’s board concluded that it was highly unlikely that any third party would make an offer to acquire MIHC on better terms and conditions than those offered and agreed to by AmTrust with lower execution risk; and
•	the fairness opinion from Griffin, its financial advisor, that the transaction with AmTrust was fair to MIHC from a financial point of view.

MIHC’s board also considered, among other things, a variety of risks and other potentially negative factors in connection with a sponsored Conversion with AmTrust, including the following:

•	the risks and costs to MIHC if the Conversion does not close, including the diversion of management and employee attention and the potential negative effect on FNIC’s A.M. Best ratings;
•	the fact that certain of FNIC’s officers may have interests in the transaction that are different from, or in addition to, the interests of MIHC’s members;
•	the amount of time the Conversion could take to complete, including the fact that the transaction is subject to various regulatory approvals and member approval;

•	the fact that the Stock Purchase Agreement prohibits MIHC from soliciting alternative acquisition proposals; and
•	the fact that, under specified circumstances, MIHC may be required to pay a termination fee to AmTrust and enter into certain arrangements with FNC and AmTrust if the transaction is not completed.

The foregoing discussion of factors considered by MIHC’s board of directors is not intended to be exhaustive, but rather, includes material factors considered by it. In reaching its decision to approve the Conversion, the board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors.

Recommendation of MIHC’s Board of Directors

Effective December 31, 2012, the Board adopted and approved the Plan and the Amended Charter. The Board unanimously recommends that the Voting Members vote “FOR” adoption and approval of the Plan and “FOR” adoption and approval of the Amended Charter at the Special Meeting.

Appraisal of MIHC

The Plan provides that the aggregate purchase price of all of the authorized common stock of MIHC to be purchased by AmTrust will be based on the appraised estimated consolidated pro forma market value of such stock, as determined on the basis of an independent evaluation by Boenning & Scattergood. This pro forma market value may be a value that is estimated to be necessary to attract full subscription for the shares offered for sale, as indicated by the valuation, and may be stated as a range of pro forma market value. The pro forma market valuation determined by Boenning & Scattergood is stated as a range of pro forma market values set at fifteen percent above and below a midpoint valuation of MIHC.

The Delaware Conversion Act requires that the valuation to be included in a plan of conversion be based upon an independent evaluation by a qualified expert. On July 20, 2011, MIHC retained Boenning & Scattergood to prepare this valuation. Boenning & Scattergood is engaged regularly in the valuation of insurance companies and other financial institutions. There is no pre-existing relationship between Boenning & Scattergood and MIHC.

For this engagement, Boenning & Scattergood will be paid a fixed fee of $217,500 plus out of pocket expenses. This fee is not contingent on the completion of the Conversion. MIHC agreed, among other things, to indemnify Boenning & Scattergood from and against any and all loss or expenses, including reasonable attorney’s fees, in connection with its appraisal and other services, except if such loss or expenses are the result of a lack of good faith or gross negligence on the part of Boenning & Scattergood.

Boenning & Scattergood made its appraisal in reliance upon information provided by management of MIHC, including the financial statements of FNIC, and other publicly available information. Boenning & Scattergood also considered and analyzed the following factors, among others: (i) financial and operating information with respect to the business, operations, and prospects of MIHC furnished to Boenning & Scattergood by MIHC; (ii) publicly available information concerning MIHC that Boenning & Scattergood believed to be relevant to its analysis; (iii) a comparison of the historical financial results and present financial condition of MIHC with certain publicly-traded property and casualty insurance companies with assets under $1.0 billion identified by Boenning & Scattergood; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregate indices as provided by industry sources.

In preparing the appraisal, Boenning & Scattergood visited MIHC’s corporate headquarters and conducted discussions with its management concerning its business and future prospects. Boenning & Scattergood reviewed and discussed with MIHC’s management the audited GAAP and statutory financial statements of FNIC for the years ended December 31, 2010 and 2011 and FNIC’s unaudited internally prepared GAAP financial statements for the nine months ended September 30, 2012 and the three months ended March 31, 2012. MIHC does not prepare consolidated GAAP financial statements, but MIHC represented to Boenning & Scattergood that MIHC’s consolidated GAAP financial statements would be identical to FNIC’s audited GAAP financial statements in all material respects.

Boenning & Scattergood’s valuation appraisal of MIHC’s estimated consolidated pro forma market value was prepared as of July 20, 2012. Boenning & Scattergood updated its valuation at November 30, 2012. This update considered developments in general stock market conditions, current stock market valuations for selected insurance companies, and the recent financial condition and operating performance of MIHC.

On the basis of the foregoing, Boenning & Scattergood gave its opinion, dated November 30, 2012, that the estimated consolidated pro forma market value of MIHC’s aggregate common stock to be issued ranged from a minimum of $48.45 million to a maximum of $65.55 million with a midpoint of $57.0 million.

The appraisal report and update of Boenning & Scattergood, which are incorporated by reference herein, are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, and are available for inspection in the manner set forth under “Where You Can Find More Information.”

The Delaware Insurance Commissioner is not required to approve the valuation prepared by Boenning & Scattergood in connection with this Offering or the Conversion.

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing AmTrust common stock in the Offering. In preparing the valuation, Boenning & Scattergood relied upon and assumed the accuracy and completeness of financial, statistical and other information provided to it by MIHC. Boenning & Scattergood did not independently verify the financial statements and other information provided to it by MIHC, nor did Boenning & Scattergood value independently MIHC’s assets and liabilities. The valuation considers MIHC only as a going concern and should not be considered as an indication of its liquidation value. The valuation is necessarily based upon estimates of a number of matters, all of which are subject to change from time to time.

Opinion of Financial Advisor to MIHC’s Board of Directors

MIHC engaged Griffin to act as its financial advisor in connection with its strategic alternatives study and any transaction which might result from such strategic alternatives study. In connection with Griffin’s engagement, the board of directors of MIHC reserved the right to require Griffin to provide its opinion as to whether any such transaction is fair, from a financial point of view, to MIHC and did so in connection with the Conversion. Griffin is an investment banking firm that is regularly engaged in the representation of financial institutions, including mutual insurance companies and mutual holding companies, in connection with conversions, mergers and acquisitions, affiliations, and other corporate finance transactions.

On December 27, 2012, Griffin provided its oral opinion to MIHC’s board of directors that, based upon certain analyses and studies it performed and subject to the factors, assumptions and caveats stated in that opinion, the Conversion was fair, from a financial point of view, to MIHC, as of the date thereof. Griffin subsequently confirmed the oral opinion by delivery of its written opinion, addressed to MIHC’s board of directors.

The full text of Griffin’s December 27, 2012 opinion is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. The opinion outlines the processes and procedures followed, the information Griffin reviewed, the analyses it performed, the matters it considered, and the assumptions it made in arriving at its opinion. The description of the opinion set forth below is a summary of the opinion. Members of MIHC are urged to read the entire opinion carefully prior to voting on the Plan of Conversion.

Griffin’s opinion was provided for the use and benefit of MIHC’s board of directors in connection with its consideration of the Conversion. The opinion is not intended to be, and does not constitute, a recommendation to any member of MIHC as to how such Voting Member should vote with respect to the Plan of Conversion or whether any Eligible Member should purchase AmTrust shares in the Offering.

Griffin was not requested to opine as to, and its opinion does not in any manner address, (i) the fair market value of the AmTrust common stock being offered to Eligible Members in the Offering or the price at which AmTrust common stock will trade after public announcement or completion of the Conversion, (ii) the fairness of the amount, nature or fairness of compensation or consideration which might inure to the benefit of any director or officer or employee of MIHC or FNIC in connection with the Conversion, or otherwise, or the fairness of the Conversion, generally, to any particular constituent of MIHC or FNIC, (iii) the determination as to which of MIHC’s members are Eligible Members and able to purchase shares of AmTrust common stock in the Offering, and (iv) the maximum dollar amount of AmTrust common stock that any one Eligible Member can purchase in the Offering. In addition, Griffin expressed no opinion on, and its opinion did not in any manner address, any particular aspect of the Conversion, the business decision made by the board of directors to engage in the Conversion, or the relative merits of the Conversion compared to any other transactional opportunity that has been or might be available to MIHC or FNIC or the effect of any alternative structure which is or could be available to MIHC or FNIC with AmTrust or any other party.

In connection with arriving at its opinion, Griffin, among other things:

•	reviewed a draft of the Plan;
•	reviewed a draft of the Stock Purchase Agreement;
•	reviewed certain historical financial information for FNIC for (a) 2009, 2010, 2011 and for the nine month period ended September 30, 2012 on a statutory basis and (b) 2010, 2011 and for the nine month period ended September 30, 2012 on a GAAP basis and discussed such information with FNIC’s management;
•	modeled, and reviewed with MIHC’s board of directors and FNIC’s management team, an estimated income statement and balance sheet of the pro forma combined company prepared by Griffin based, with respect to AmTrust, on publicly available information as, at, and for the twelve months ended, September 30, 2012;
•	met with MIHC’s board of directors and FNIC’s management team to consider the pro forma impact of the Conversion on MIHC and its constituents;
•	reviewed the certificate of incorporation (including the proposed certificate of incorporation of converted MIHC) and bylaws of each of MIHC and FNIC;
•	reviewed opinions of counsel as to the duty owed by MIHC’s directors to MIHC, as well as the rights of MIHC’s members and policyholders of FNIC;
•	reviewed certain actuarial reports and related loss data prepared by Ernst & Young LLP for the period ended December 31, 2011;
•	reviewed A.M. Best Company, Inc. rating agency and related information with respect to each of FNIC and AmTrust;
•	compared the Conversion with publicly available information on acquisitions by publicly held insurance companies;
•	reviewed financial information, documents, reports, presentations and other materials filed by AmTrust with the SEC;
•	participated in due diligence meetings between MIHC and AmTrust and held discussions with AmTrust’s management team with respect to its operations, financial condition and results of operations;
•	compared the financial condition and operating performance of AmTrust and FNIC with publicly available information concerning certain other companies it deemed relevant;
•	reviewed and analyzed trading statistics, stockholder composition and dividend paying ability of AmTrust;
•	considered and analyzed the potential range of the prices (including the discounts) at which AmTrust will offer its stock to MIHC members at different aggregate levels of member subscriptions;
•	assisted MIHC in conducting two separate competitive processes discussed in the sections of this proxy statement/prospectus entitled “The Plan of Conversion — Background of the Plan of Conversion” and “The Plan of Conversion — MIHC Board of Directors’ Recommendation” in which MIHC solicited indications of interest from third parties with respect to a possible transaction involving MIHC; and

•	performed such other studies and analyses and reviewed such other information, financial studies, analyses and investigations and financial, economic and market criteria as Griffin considered appropriate for purposes of its opinion.

In addition, Griffin held discussions with certain members of the management of each of FNIC and AmTrust with respect to the economic and regulatory environments in which each such company operates, the Conversion structure, ratings, capital adequacy, past and current business operations and the financial condition of each company, and the future plans and prospects for MIHC and FNIC after integration of the Conversion. Griffin also discussed with members of FNIC’s management team and the MIHC Board the potential impact of the proposed transaction on FNIC’s A.M. Best rating, the background and reasons for the Conversion, and MIHC’s losses and potential losses, liquidity, investment and operating performance, as well as the pro forma effects of the Conversion on the financial condition and future prospects of MIHC and its members/policyholders.

Griffin discussed with FNIC’s senior management team and MIHC’s board of directors FNIC’s nonprofit mission and FNIC’s policyholder base and their belief that, because it is unlikely that MIHC member subscriptions will exceed $5 million in the aggregate and remote that they will exceed $10 million in the aggregate in the Offering since (i) MIHC’s members primarily consist of small nonprofits and individuals which do not have the financial resources to acquire a meaningful amount of AmTrust common stock in the Offering, and (ii) management believes that the investment and other policies of many of its nonprofit members prohibit or restrict the acquisition of equity securities, AmTrust will be required by the terms of the Conversion to cause MIHC to make a substantial contribution to the First Nonprofit Foundation.

In providing its opinion, Griffin relied upon and assumed the accuracy and completeness of the legal opinions relating to policyholders’ and members’ rights and the duty owed by the MIHC board of directors to MIHC and of all information which was publicly available or which was furnished to it or which it discussed with the management of FNIC or AmTrust or otherwise reviewed with each of them, and Griffin did not independently verify (nor did it assume responsibility for independently verifying) any such information or its accuracy or completeness. Griffin further relied on the assurances of management of each of MIHC and FNIC that they are not aware of any facts or circumstances that might make any of such information inaccurate or misleading. Griffin did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of MIHC, AmTrust or any of their respective subsidiaries, nor was Griffin furnished with any such evaluations or appraisals. Griffin did not evaluate the financial solvency of MIHC or AmTrust or of AmTrust on a pro forma combined basis after giving effect to the Conversion. Griffin is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and it has not made an independent evaluation of and expresses no opinion on the adequacy of the reserves of FNIC, AmTrust or such companies on a combined pro forma basis.

Griffin assumed that there had been no material change in FNIC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Griffin also assumed that (i) MIHC, FNIC and AmTrust would remain as going concerns for all periods relevant to its analyses, (ii) the final Stock Purchase Agreement and the final Plan are identical, in all material respects, to the draft Stock Purchase Agreement and draft Plan that Griffin reviewed prior to delivery of its opinion, (iii) the representations and warranties made by MIHC and AmTrust in the Stock Purchase Agreement and the related agreements and certificates are, and will be, true and correct in all material respects to its analyses and that the covenants and agreements contained therein will be performed in all respects material to its analyses, (iv) all member or policyholder, material governmental, regulatory or other consents and approvals necessary for the completion of the Conversion will be obtained without any adverse effect on MIHC, FNIC or AmTrust or on the contemplated benefits of the Conversion, and (v) the Conversion will be completed on the terms and conditions described in Plan and the Stock Purchase Agreement. Finally, with MIHC’s consent, Griffin relied upon the advice MIHC received from its legal, accounting, actuarial and tax advisors as to all legal, accounting, actuarial and tax matters relating to the Conversion. Griffin expressed no view as to any such advice or as to any analyses, forecasts or estimates prepared by third parties.

Griffin is not an actuary, and its services did not include any actuarial determinations or evaluations or other actuarial services, and Griffin made no attempt to evaluate, confirm or independently verify any such determinations, evaluations or actuarial estimates provided to it or any assumptions on which they were based. Griffin reviewed and relied upon the actuarial reports for the year ended December 31, 2011 of FNIC and MIC in forming its opinion. Griffin’s opinion assumed that such reports were accurate.

Griffin’s opinion is necessarily based on financial, economic, market and other facts, circumstances, and conditions as in effect on, and the information made available to it as of, December 27, 2012. Changes in such conditions and information and events occurring after December 27, 2012 could materially affect Griffin’s opinion. Griffin has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after December 27, 2012.

Financial Analysis

In providing its December 27, 2012 opinion, Griffin performed a variety of financial and other analyses. The following is a summary of both Griffin’s process and approach and the material analyses performed by Griffin that underlie its opinion, but is not a complete description thereof. This summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a description of the financial analyses.

In determining whether the Conversion is fair, from a financial point of view, to MIHC, Griffin considered the impact of the Conversion on MIHC and each of its constituents, including policyholders, members, employees, agents and the communities served by MIHC and FNIC. In connection with considering such impacts, Griffin reviewed and considered the competitive processes to identify partners or acquirors of MIHC (see “The Plan of Conversion — Background of the Plan of Conversion” beginning at page 18), the results of such competitive processes and other factors and information deemed relevant by it and performed various analyses and studies, including, among other things, comparable transaction analyses.

The process, approach and methodologies used in connection with the preparation of a fairness opinion are complex and involve subjective judgments as to which approach and methodology is most appropriate and once determined, which analyses and studies are most relevant under the particular circumstances to arrive at the opinion. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Griffin believes that its analyses and studies must be viewed as a whole and that considering one analysis or study or a portion thereof without considering all studies and analyses, or attempting to ascribe relative weights to some or all such analyses, could create an incomplete or flawed view of the process underlying its opinion.

Approach

Griffin’s approach to determining whether the Conversion is fair, from a financial point of view, to MIHC was dictated by a number of circumstances, including principally its mutual structure. Because mutual insurance holding companies like MIHC have no stockholders or other equity owners with economic interests similar to those of stockholders, their interests are not purchased in the usual context and consideration is generally not exchanged in connection with the merger or acquisition of a mutual company. As a result, Griffin believed traditional comparable company and comparable transaction analyses are not as meaningful in the case of a subscription rights, sponsored mutual-to-stock conversion, such as the Conversion, as they are in mergers between stockholder-owned, stock companies. Griffin also believed that discounted cash flow or discounted dividend analyses are not meaningful in analyzing subscription rights sponsored mutual-to-stock conversions, like the Conversion, because of (i) the absence, in a mutual structure, of holders of equity interests who are legally entitled to receive consideration for such equity interests at the date of the terminal event; (ii) the changing economic environment and operating losses sustained by FNIC which make it difficult to estimate future performance with any reliable degree of accuracy; and (iii) the difficulty of identifying and forecasting a likely terminal event and assigning terminal values. Therefore, Griffin focused on the financial and other economic impacts of the Conversion on MIHC and on each of its constituents both before and after the consummation of the Conversion, as well as the results of the competitive processes which resulted in the Conversion.

Comparable Transactions Analyses

Griffin compared the Conversion to (i) mergers or affiliations of mutual property and casualty insurance companies, (ii) mergers and acquisitions of publicly-traded, stock-based property and casualty insurance companies, and (iii) the most recent stand-alone, subscription rights mutual-to-stock conversion, which was completed in 2009, noting that there has not been a subscription rights, sponsored mutual-to-stock conversion of a property and casualty mutual insurance company.

Mutual Mergers or Affiliations

Griffin reviewed publicly reported mergers or affiliations between mutual insurance companies which operate in the property and casualty insurance sector that were completed since 2010. The review indicated that, while in certain transactions capital investments were made, consideration was not exchanged in these mergers or affiliations either between the constituent companies or between the buyer’s or seller’s members. The review also indicated that in substantially all of these selected mergers or affiliation transactions, members were entitled to the right to vote, and nothing in the public record indicates that any member of a mutual insurance company that was a party to any of these mergers or affiliations received any dividend or other distribution of value in connection with any of these mutual mergers or affiliations. Accordingly, a comparison of pricing or valuation metrics inherent in the Conversion to those of the selected mutual or affiliation transactions were not possible. The publicly reported mergers or affiliations reviewed by Griffin are as follows:

Griffin concluded that a subscription rights, sponsored mutual-to-stock conversion transaction, like the Conversion, is not necessarily comparable to a merger or affiliation between mutual insurance companies. Griffin noted, however, that the transfer of value, in the form of the discount to AmTrust’s common stock, to those Eligible Members that acquire shares of AmTrust stock in the Offering, the anticipated potential cash contribution to be made to the Foundation, AmTrust’s capitalization and A.M. Best ratings, and other features of the Conversion could cause the Conversion to compare very favorably to a mutual merger or affiliation.

Mergers and Acquisitions of Stock-based Insurance Companies

Griffin identified and reviewed seven merger and acquisition transactions involving stock-based property and casualty insurance companies (i) that were announced and completed since 2010, (ii) in which the target company had certain characteristics which may be deemed similar to MIHC, and (iii) in which the deal value was less than $250 million. Griffin noted that, unlike MIHC, the target company in each of these selected merger and acquisition transactions had stockholders or other equity holders that were entitled to receive consideration in exchange for their equity interests.

Griffin concluded that a subscription rights, sponsored mutual-to-stock conversion transaction like the Conversion is not necessarily comparable to a merger or other acquisition of a stock company. However, Griffin analyzed the selected merger and acquisition transactions involving stock companies and attempted to compare such transactions to the Conversion using customary metrics often used in comparable transaction analyses of stock companies:

•	Market Premium — Griffin noted that MIHC’s Eligible Members and the directors, officers and employees of MIHC and its subsidiaries may acquire AmTrust common stock at a discount to its volume-weighted average price (the “10-day VWAP” as described on page 56 of this proxy statement/prospectus) and such discount to AmTrust’s common stock could be compared to the premium paid in excess of a target’s stock or trading price on the day before public announcement of a merger or other acquisition of a stock company. Griffin also noted that market premium analyses often consider the target company’s stock price performance, liquidity and float, which are factors that cannot be considered with respect to the Conversion due to MIHC’s mutual holding company structure. Table 3 below compares (i) the percentage discount to AmTrust’s stock price which MIHC’s Eligible Members and the directors, officers and employees of MIHC and its subsidiaries could take advantage of at different levels of Offering proceeds if they acquire AmTrust common stock in the Conversion, and (ii) the median and mean market premiums paid in the selected transactions in table 2 above.

•	Price/Book Value — Griffin compared (i) the aggregate purchase price of MIHC stock under the Stock Purchase Agreement (assumed to be the $48.45 million Minimum of the Valuation Range) plus the aggregate fixed value of the discount to AmTrust’s common stock, estimated deal expenses and change in control payments to be paid to FNIC employees as a percentage of FNIC’s GAAP equity as at September 30, 2012, and (ii) the median and mean ratios of deal value/book value for the selected transactions in table 2 above. Griffin noted that, due to MIHC’s mutual holding company structure and the fact that it does not have any equity holders, the calculation of price or deal value/book value with respect to MIHC and the Conversion does not necessarily reflect the exact same calculation customarily used for comparative purposes. Table 4 sets forth the comparison for different levels of subscriptions in the Offering.

Subscription Rights, Stand-Alone Mutual-to-Stock Conversion

To determine some of the impacts of the Conversion on Eligible Members and directors, officers and employees of MIHC and its subsidiaries, Griffin, among other things, compared the Conversion to the estimated two week and one year returns realized by members, directors, officers and employees of Penn Millers Insurance Company (“PMIC”) which acquired PMIC stock in PMIC’s subscription rights, stand-alone mutual-to-stock conversion in 2009 and held such stock for one year after the completion of such mutual-to-stock conversion. Griffin estimated, based on its knowledge of mutual-to-stock conversions, its review of public filings, and certain internal estimates, that, in the PMIC mutual-to-stock conversion, PMIC members, directors, officers and employees acquired less than $7.0 million of PMIC stock in the aggregate (of approximately $54 million of PMIC stock sold in the offering) and had the legal right and an opportunity to sell such shares via open market sales at any time after the conversion.

Griffin compared (i) the implied internal rate of return (“IRR”) and the multiple of money (“MoM”) potentially to be realized by MIHC’s Eligible Members and officers, directors and employees of MIHC and its subsidiaries that buy AmTrust common stock in the Offering (and continue to hold AmTrust common stock) for the two week and one year periods immediately after completion of the Conversion, assuming such members, officers, directors and employees subscribe for less than $7.0 million of AmTrust common stock in the Offering at a purchase price of $22.93 per share (after the discount to AmTrust’s assumed 10-day VWAP of $28.66), AmTrust continues to pay a quarterly cash dividend of $0.10 per share, and AmTrust, in one year after completion of the Conversion, trades at the analyst consensus (mean) estimated target price of $32.25 per share as compiled, calculated and publicly reported by SNL Financial, and (ii) the IRR and MoM realized by PMIC’s members, directors, officers and employees that acquired PMIC stock in PMIC’s mutual-to-stock conversion and held such stock for the two week and one year periods after the closing of such mutual-to-stock conversion. Under the foregoing circumstances, without regard to any other variables, and subject to the risks attendant to AmTrust’s business (including, without limitation, those set forth and referred to in “Risk Factors” beginning on page 15 of this proxy statement/prospectus), Griffin estimated that the returns for MIHC’s Eligible Members and directors, officers and employees of MIHC and its subsidiaries that subscribe for AmTrust common stock in the Offering should be as follows:

Table 5 assumes that AmTrust’s stock price appreciates from the assumed 10-day VWAP of $28.66 to the analyst consensus (mean) target price of $32.25 (as compiled, calculated and publicly reported by SNL Financial) for the one year period after the closing of the Conversion and such persons which acquire AmTrust stock in the Offering continue to hold such stock for the one year period following the completion of the Conversion. In such an event, Griffin estimated that, subject to the foregoing assumptions and caveats, MIHC’s Eligible Members and directors, officers and employees of MIHC and its subsidiaries that purchase AmTrust shares in the Offering could realize an IRR and MoM of 42.26% and 1.42x, respectively, during such period of time. Griffin noted that PMIC and its members incurred execution risk to realize their two week and one year returns and that MIHC and its members should incur significantly less execution risk because, among other reasons, (i) AmTrust has agreed to establish the Cash Contribution Fund to provide assurances that at least the $48.45 million Minimum of the Valuation Range will be available to complete the Conversion in the event such amount is not raised from MIHC’s Eligible Members and directors, officers and employees of MIHC and its subsidiaries in the Offering, and (ii) MIHC, as a subsidiary of AmTrust, will have access to, and should be able to avail itself of, AmTrust’s financial support, strength, ratings and size and scale. There can be no assurances that any person subscribing in the Offering will realize any particular rate of return, let alone those returns described above.

In connection with the foregoing analyses of IRR and MoM, Griffin also reviewed and considered certain valuation and earnings estimates for AmTrust which it compiled from publicly available sources:

Competitive Processes

In connection with providing its opinion, Griffin considered and accorded substantial weight to the completeness, vibrancy and results of the two separate and distinct competitive processes MIHC, with the assistance of Griffin, conducted to identify the right partner. Griffin believes the results of such competitive processes are an important, if not the most important, determinant of fairness under the circumstances. Please see the sections of this proxy statement/prospectus entitled “The Plan of Conversion — Background of the Plan of Conversion” and “The Plan of Conversion — MIHC’s Board of Directors’ Recommendation.”

Impact of Conversion

Griffin also considered and evaluated the impact of the Conversion on: (i) MIHC, (ii) FNIC’s policyholders and creditors, (iii) FNIC’s policyholders as members of MIHC, and (iv) other stakeholders of the Company.

Impact of Conversion on MIHC

Griffin discussed with MIHC’s board of directors and FNIC’s senior management team and considered the following impacts of the Conversion on MIHC which the board determined to be critical to MIHC’s future success and its ability to continue to serve its members:

•	Obtaining significant financial support to enable FNIC to be more readily accepted in the marketplace, help protect against a ratings downgrade and potentially be able to write larger accounts;

•	Obtaining more sophisticated investment management services;
•	Maintaining and upgrading FNIC’s information technology infrastructure and creating more valuable web-based opportunities for vendors, brokers and policyholders;
•	Developing management depth and a succession plan for senior management;
•	Potentially reducing FNIC’s expense ratio without negatively affecting its business;
•	Increasing marketing opportunities by utilizing an existing distribution network;
•	Potentially increasing profits by decreasing the cost of reinsurance; and
•	Increasing the quality of services available to its policyholders.

Griffin also considered the fact that the Conversion will provide FNIC with the opportunity to realize upon the foregoing critical success factors while continuing its mission of serving nonprofit organizations and maintaining its status as a premier nonprofit insurer. Griffin also considered the following additional benefits of the Conversion to FNIC and its constituents: (i) avoidance of a rating downgrade by A.M. Best and the corresponding benefits for FNIC, its policyholders, and agents; (ii) diversification of risk by product line and geography; (iii) the potential for improved efficiency and a reduced expense ratio; (iv) improved size and scale should permit improved enterprise risk management; (v) access to AmTrust’s broker network; (vi) the social covenants agreed to by AmTrust which will assist MIHC in preserving its mission of serving nonprofit corporations; (vii) the fact that Eligible Members have the first priority right to purchase AmTrust stock at a discount to its 10- day VWAP; and (viii) the fact that the Foundation may receive a cash contribution of up to $8,000,000 to benefit members.

Griffin noted its expectation that the financial condition, operating results, and A.M. Best ratings of AmTrust would be important to FNIC, policyholders and certain other constituents of FNIC if the Conversion is completed and compared the following information, which it obtained with respect to AmTrust, from publicly available sources:

Griffin also noted that FNIC, after the Conversion, will be a subsidiary of AmTrust, a company with a much larger capital base than FNIC on a stand-alone basis which Griffin expected would enable it to generate higher and more stable earnings with a lower expense ratio and improved diversification by product line and geography.

Impact of Conversion on Policyholders and Creditors

Griffin considered the anticipated impact of the Conversion on, and FNIC’s ability to pay claims made by, policyholders and noted that it expected the following after the Conversion:

•	FNIC, as part of the AmTrust group of companies, will be a stronger competitor in most geographic markets in most product lines than FNIC on a standalone basis. This should benefit FNIC and its policyholders by increasing profitability, claims paying ability, and surplus;
•	FNIC, as part of the AmTrust group of companies, will offer more products to its policyholders than FNIC on a standalone basis. This cross selling capability should benefit FNIC and its policyholders by increasing profitability, claims paying ability, and surplus;
•	FNIC, as part of the AmTrust group of companies, will have a broader geographic footprint which will benefit FNIC and its policyholders by diversifying of risk for catastrophic losses and also presents the potential for increased profitability, claims paying ability, and surplus; and

•	FNIC, as part of the AmTrust group of companies, will have the ability to spread fixed costs over a wider revenue base, resulting in the potential for increased profitability, claims paying ability, and surplus.

Griffin also considered the anticipated impact of the Conversion on FNIC’s policyholders in their capacity as potential claimants or creditors of FNIC, as well as the effect of the Conversion on other creditors of FNIC and noted that it expected the following after the Conversion:

•	FNIC, as part of the AmTrust group of companies, will have improved credit ratings than FNIC on a standalone basis;
•	FNIC, as part of the AmTrust group of companies, will have improved financial strength ratings than FNIC on a standalone basis;
•	FNIC, as part of the AmTrust group of companies, will have improved liquidity than FNIC on a standalone basis;
•	FNIC, as part of the AmTrust group of companies, will have multiple distribution channels and more products and services, as well as a broader geographic footprint which will benefit FNIC and its policyholders and other creditors by diversifying risk for catastrophic losses; and
•	FNIC, as part of the AmTrust group of companies, has the potential for increased profitability, claims paying ability, and surplus than FNIC on a standalone basis.

Impact of Conversion on Policyholders as Members

Griffin understood that FNIC policyholders have contractual rights to insurance coverage and, in their capacity as members of MIHC, have certain rights consisting principally of the right to elect directors of MIHC, the right to vote on certain fundamental transactions undertaken by MIHC, and the right to share in the surplus of FNIC in the event of a solvent liquidation of FNIC.

Griffin was advised that, under Delaware law, (i) membership rights of policyholders are not equivalent to an ownership interest in a mutual insurer, (ii) in connection with the mutual to stock conversion of a mutual insurer, the grant to policyholders of a first priority right to purchase stock in the converting company or a holding company for such converting company is adequate compensation for the relinquishment of the membership rights of a policyholder, and (iii) membership rights of policyholders in a Delaware mutual insurer or mutual holding company have no claim on the mutual insurers surplus or equity except, perhaps, in connection with a voluntary liquidation. Griffin could find no recent or historical precedent for a voluntary liquidation of a solvent mutual insurance company or mutual holding company in Delaware or elsewhere in the U.S., and therefore concluded, for purposes of its opinion, that such liquidations are non-existent or at least very rare. Because an analysis of the surplus available to a policyholder/member of FNIC/MIHC in a voluntary liquidation of a solvent FNIC can only be based upon comprehensive and detailed actuarial analyses, and because of its hypothetical nature, Griffin assumed, for purposes of its analysis and in the interest of being conservative, that the Conversion would be dilutive to policyholders/members. However, because the likelihood of a solvent liquidation is so remote, Griffin believed that any assumed dilution should not be viewed as material for purposes of providing its opinion. Furthermore, due to, among other things, FNIC’s mission to provide insurance coverage to nonprofit organizations, Griffin believed that the likelihood that a solvent liquidation would be better for policyholders compared to the Conversion is also remote.

Griffin also noted that MIHC members which purchase AmTrust common stock in the Offering will become stockholders of AmTrust and as such will have voting rights as to directors and as to fundamental transactions with respect to AmTrust that are similar to the rights that they have as members of MIHC. Griffin was advised that the members of MIHC who do not purchase AmTrust common stock in the Offering will have all of their membership rights extinguished, in accordance with Delaware law, as a result of the Conversion.

Griffin also noted that, pursuant to the Conversion, all FNIC policies in force will continue to be policies of FNIC, and renewal and premium levels will be subject to FNIC’s (as a subsidiary of AmTrust) policies and procedures, and are not guaranteed, similar to the current arrangement at MIHC.

Impact of Conversion on Other MIHC Stakeholders

Griffin considered and noted the following with respect to the impact of the Conversion on other stakeholders of the Company:

•	Benefits the nonprofit community through continuation of FNIC’s mission of providing insurance coverage to nonprofit organizations as a premier insurer for nonprofit organizations;
•	Potentially provides the First Nonprofit Foundation with a significant amount of funding which will benefit nonprofit policyholders;
•	Provide career advancement opportunities to FNIC employees;
•	FNIC will maintain its headquarters in Chicago, Illinois post-closing which will allow FNIC to continue to support the communities it serves;
•	AmTrust’s “A” A.M. Best rating with “Stable” outlook provides agents with an opportunity for increased commissions due to increased sales;
•	Significant opportunities for agents to cross-sell AmTrust’s products and services through the agents’ customer base;
•	Maintains FNIC’s independent agency channel; and
•	No material overlap with AmTrust agency force which should not adversely impact, and may benefit, FNIC’s agents.

Based on the foregoing, in Griffin’s view, the Conversion appeared to be materially positive to FNIC/MIHC’s policyholders/members, employees, officers, agents, the nonprofit organizations served by FNIC, as well as the communities in which FNIC operates.

Griffin understood that certain employees of FNIC will receive change-in-control bonuses within six months of the completion of the Conversion for, among other things, assisting with the integration of the Conversion. Griffin also understood that AmTrust agreed to maintain FNIC’s headquarters in Chicago, Illinois for at least five years post-Conversion and continue to use the name and brand “First Nonprofit” for all nonprofit related marketing and business activities. In addition, MIHC’s board of directors and FNIC’s management team believes that, in connection with the Conversion, the FNIC Foundation will receive a significant cash contribution which will be used to benefit policyholders. FNIC’s management team believes that, by benefiting policyholders, the Foundation will help preserve and enhance FNIC’s mission of providing insurance to nonprofit organizations.

Pursuant to its engagement with MIHC, Griffin was entitled to receive for its opinion, and has been paid, a customary fee from MIHC in the amount of $250,000. This opinion fee was payable notwithstanding the conclusion expressed in the opinion and whether or not the Conversion closes. In addition, Griffin is entitled to receive from MIHC a customary fee for financial advisory services, $250,000 of the financial advisory fee was paid by MIHC to Griffin upon execution of the Stock Purchase Agreement and the balance of the financial advisory fee ($2,324,250) is contingent upon the closing of the Conversion. MIHC has also agreed to provide Griffin with contractual indemnification for certain liabilities under certain circumstances. Griffin will not receive any compensation for services in connection with assisting MIHC respond to inquiries from MIHC members concerning the Special Meeting or the Offering. During the two years preceding December 27, 2012, Griffin did not have any other investment banking relationship with MIHC or FNIC, and did not have an investment banking relationship with AmTrust and has not received fees from them. Griffin was selected by MIHC to advise it in connection with its strategic alternatives study and the Conversion because of its qualifications, expertise and reputation in providing investment banking services to mutual insurance companies and mutual holding companies. Griffin is affiliated with Stevens & Lee, special legal counsel engaged by MIHC in connection with the Conversion. Stevens & Lee will be paid its customary fees for the time it spends on the engagement.

Griffin’s opinion was approved by Griffin’s fairness opinion committee.

AmTrust’s Reasons for the Conversion

AmTrust’s decision to acquire MIHC is part of AmTrust’s strategy of achieving growth through the acquisition of strategic partners in underserved niche markets. MIHC, despite capital constraints resulting from its mutual form of organization, is one of the largest markets for property and casualty and workers’ compensation insurance products for nonprofit organizations. Like AmTrust’s typical small business property and casualty and workers’ compensation policyholders, MIHC’s policyholders, generally, are small to medium-sized organizations. AmTrust believes that its acquisition of MIHC will enable MIHC to utilize AmTrust’s technology, marketing resources, and “A(IX)” rating from A.M. Best to efficiently support its mission of serving the nonprofit community and broaden its customer base. AmTrust further believes that MIHC’s experienced and proven management team is the right partner to enable AmTrust to expand its business in this underserved market. With its support, AmTrust expects that MIHC will achieve greater profitability while fulfilling its mission and expanding its business.

Regulatory Matters

A condition to effectiveness of the Plan of Conversion is that it be approved by the Delaware Insurance Commissioner under the Delaware Conversion Act. MIHC filed the Plan with the Delaware Commissioner for her review and approval on January 4, 2013, and a hearing on the Plan was held on February 20, 2013. Such approval, which was obtained on February 26, 2013, is contingent upon satisfaction of certain conditions including, without limitation, adoption and approval of the Plan by the Voting Members of MIHC.

Conditions to Closing of Conversion

The consummation of the Conversion contemplated by the Plan is subject to the satisfaction of several conditions, including, without limitation, (i) adoption and approval by the Voting Members of both the Plan and the Amended Charter, (ii) receipt of all required regulatory approvals for the Conversion and the other transactions contemplated in the Plan including, without limitation, from the Delaware Insurance Commissioner, and (iii) satisfaction or waiver of all conditions to closing under the Stock Purchase Agreement.

Effects of the Conversion

The Conversion will have the following effects upon MIHC and its Members:

Operations and Business of MIHC and FNIC

It is anticipated that the Conversion will not result in any immediate or material changes in FNIC’s operations. After the Effective Time, MIHC and FNIC will continue their corporate existence under the laws of the State of Delaware. MIHC and FNIC will continue to be subject to the Delaware Insurance Code and to regulation and examination by the Delaware Insurance Commissioner and those states and foreign jurisdictions in which FNIC is authorized to transact business.

In addition, the Conversion shall in no way annul, modify or change any of MIHC’s or FNIC’s existing rights, assets, franchises and interests in any property, or any of its obligations or liabilities. FNIC shall exercise all of the rights and powers and perform all of the duties conferred or imposed by law upon insurers writing the classes of insurance written by FNIC before the Effective Time, and shall retain the rights and contracts existing prior to the Effective Time.

Effect Upon Member Rights of MIHC Members and Contract Rights of FNIC Policyholders

Members of MIHC currently enjoy certain rights as members of MIHC, including the right to vote for election of MIHC’s board. See “Summary of Rights of Policyholders of FNIC in Their Capacity as such and as Members of MIHC,” on page 71. Following the consummation of the Conversion, all member rights in MIHC shall be extinguished, including the right to vote for the election of directors of MIHC and any right to share in the surplus of a solvent liquidation of MIHC, whether provided by MIHC’s certificate of incorporation or bylaws or the Delaware Conversion Act.

All FNIC insurance policies will remain insurance policies issued and backed by FNIC, which will have financial support from AmTrust and is expected to receive AmTrust’s “A(IX)” rating from A.M. Best, and all rights specified in such policies will remain unchanged as they existed immediately prior to the Effective Time.

Directors and Executive Officers

Following the Conversion, the following persons will be the directors of MIHC and FNIC:

Barry D. Zyskind, AmTrust — President and Chief Executive Officer, Director
Philip R. Warth, Jr., MIHC — Chairman of the Board
Donald T. DeCarlo, AmTrust — Director
Stephen B. Ungar, AmTrust — General Counsel and Secretary
Stuart Hollander, AmTrust — President, North America Special Risk Division
Harry Schlachter, AmTrust — Senior Vice President of Finance
David H. Saks, AmTrust — Chief Legal Officer

The following persons will serve as officers of MIHC and FNIC after the Conversion:

Philip R. Warth, Jr., MIHC — Chairman of the Board
Robert White, MIHC — President
Richard Dacey, MIHC — Chief Financial Officer, Treasurer
Stephen B. Ungar, AmTrust — General Counsel and Secretary

Interests of certain Persons in the Conversion

General.  Members of the board of directors and executive officers of MIHC and FNIC may have interests in the Conversion that are different from, or are in addition to, the interests of members of MIHC generally. MIHC’s board of directors was aware of these interests and considered them, among other matters, in approving the Plan and the Stock Purchase Agreement and determining to recommend to the Voting Members to vote for adoption and approval of the Plan.

Employment, Severance and Change in Control Agreements and Bonus Plan.  The Stock Purchase Agreement requires that AmTrust shall, and shall cause MIHC and its subsidiaries, to honor all existing employment, severance and change in control agreements and the existing annual bonus plan for FNIC’s officers. The agreements referenced in the foregoing sentence generally provide that if control of MIHC and FNIC changes, then such officer will be entitled to a lump sum payment six months following the date of consummation of the transaction so long as such officer continues to be employed by AmTrust through such date or the officer is terminated without good reason. The aggregate amount of such payments to thirteen officers of MIHC and its subsidiaries is approximately $4.4 million.

Continued Director and Officer Liability Coverage.  Pursuant to the terms of the Stock Purchase Agreement, AmTrust has agreed, for up to six years following the Effective Time, to provide to each present or former director or officer of MIHC or its subsidiaries after the Effective Time insurance coverage that is at least the same coverage and amounts and contains terms and conditions no less advantageous to the coverage currently provided by MIHC to reimburse them with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by the Stock Purchase Agreement and the Plan) so long as the aggregate annual premium for such insurance is not in excess of 150% of the aggregate annual premiums paid by MIHC as of the date of the Stock Purchase Agreement for such insurance coverage. At the option of AmTrust, prior to the closing and in lieu of the foregoing, MIHC can purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the previous sentence and fully pay for that policy prior to the Effective Time. Following the Effective Time, AmTrust has agreed to cause MIHC and its subsidiaries to indemnify and hold harmless, to the fullest extent permitted by applicable law, and shall also advance expenses as incurred, to the fullest extent permitted by applicable law, each current and former director, officer and employee of MIHC and its subsidiaries and fiduciaries under any benefit or pension plan of MIHC and its subsidiaries against any costs or expenses, fines, claims, damages or liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Time. However, other than AmTrust’s obligation with respect to insurance coverage, AmTrust shall have no obligation to provide capital or funding to MIHC or its subsidiaries to permit them to fulfill their respective indemnification obligations.

Offering.  Pursuant to the Plan, directors and officers of MIHC and its subsidiaries, as a group, are permitted to subscribe in the Offering up to the lesser of (i) the total number of AmTrust Shares to be issued at the Minimum of the Valuation Range in the Offering minus the number of AmTrust Shares subscribed for by Eligible Members and (ii) 31.58% of the total number of AmTrust Shares as would be issued at the Minimum of the Valuation Range. However, such directors and officers continue to be subject to the individual $500,000 subscription limitation described in “The Offering — Limitations on Subscriptions and Purchases of Common Stock,” on page 59. MIHC has been advised that at least four of six of its non-employee directors and the executive management team of MIHC and FNIC will not be subscribing for any AmTrust shares in the Offering.

Foundation.  Two current members of the board of directors of MIHC serve on the board of directors of the Foundation. Following the effective time, three designees appointed by AmTrust will also serve on the board of directors of the Foundation.

Corporate Governance.  MIHC operates under the direction of its board of directors. Currently, so long as your insurance policy issued by FNIC is in force, you, together with the other members, have the right to elect the board of directors of MIHC and to approve certain transactions, such as the Conversion. After the Conversion, all voting rights, including the election of the board of directors of MIHC, will be vested exclusively in AmTrust, as the sole stockholder of MIHC. At the Effective Time, all member rights in MIHC will be extinguished and members will no longer be entitled to vote on the election of the directors of MIHC.

Rights as a Member of MIHC Following Conversion

Following the Conversion, you will cease to have any rights as a member of MIHC, which will become an indirect, wholly-owned subsidiary of AmTrust. Although you will cease to be a member of MIHC, the Conversion will not have any effect on your insurance policy issued by FNIC, which will continue to be the issuer of your insurance policy. Your insurance coverage under your insurance policy will continue in accordance with its terms and provisions. The Conversion will not impact your premium or coverage and will not result in any cancellation or termination of your insurance policy.

No Appraisal Rights

Members of MIHC do not have any right to seek an appraisal of their MIHC membership rights, whether or not they vote at the Special Meeting, participate in the Offering or are ineligible to do either.

THE STOCK PURCHASE AGREEMENT

The following is a discussion of the material terms of the Stock Purchase Agreement. You are urged to read carefully the Stock Purchase Agreement in its entirety, a copy of which is attached as Appendix C to this proxy statement/prospectus and incorporated by reference herein.

Overview

Pursuant to the Stock Purchase Agreement, AmTrust will purchase 1,000 shares of MIHC’s common stock at a purchase price (the “MIHC Stock Purchase Price”) equal to the aggregate dollar amount of subscriptions received from subscribing participants in the Offering (the “Aggregate Subscription Amount”), plus an amount equal to the Minimum of the Valuation Range less the Aggregate Subscription Amount (the “Cash Contribution Fund”), if any.

AmTrust’s purchase of MIHC’s shares is conditioned upon the completion of this offering and the Conversion. Approval of the Delaware Commissioner was required because the purchase of MIHC’s shares because the transaction will result in a change of control of FNIC.

Conditions to Closing

There are a number of conditions that must be satisfied before we can complete the transactions contemplated by the Stock Purchase Agreement, including, among others, the following:

•	the approval of the Conversion and the change of control of FNIC by the Delaware Insurance Commissioner on February 26, 2013 shall not have been revoked;
•	consummation of the transactions contemplated by the Stock Purchase Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law;
•	the Conversion shall have been effected in accordance with the Plan and applicable law;
•	the Offering shall have been consummated in accordance with the terms of the Plan;
•	no litigation, action or proceeding shall be pending or, to the actual knowledge of certain members of MIHC’s management, threatened by the SEC to suspend the effectiveness of the registration statement of which this proxy statement/prospectus is a part;
•	(i) the representations and warranties of MIHC contained in the Stock Purchase Agreement and certificates delivered by MIHC pursuant to the Stock Purchase Agreement shall be true and correct at and as of the closing date of the Stock Purchase Agreement, except where the failure of such representations and warranties and such certificates to be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein or any supplement to any disclosure included in MIHC’s disclosure letter after the date of the Stock Purchase Agreement) would not have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of MIHC contained in the Stock Purchase Agreement related to the absence of a Material Adverse Effect since September 30, 2012 shall be true and correct at and as of the closing date of the Stock Purchase Agreement and (iii) MIHC shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by the Stock Purchase Agreement to be performed or complied with by MIHC at or prior to the closing of the Stock Purchase Agreement; provided, however, if breaches of representations, warranties or covenants under the Stock Purchase Agreement would, individually or in the aggregate, result in damages to AmTrust and/or MIHC, FNIC and its direct and indirect subsidiaries in excess of $6.0 million, a condition to the obligations of AmTrust to consummate the transactions contemplated by the Stock Purchase Agreement will be deemed not to have been satisfied, and, if such threshold is reached, AmTrust would notify MIHC and provide reasonable detail as to the breaches and an accounting of the damages arising therefrom and the parties will in good faith discuss such breaches and damages and delay the closing and any termination thereunder for up to 10 days to conduct such discussions;

•	MIHC shall not have breached its obligation to not solicit, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries or other communications from, any person other than AmTrust concerning a sponsored conversion of MIHC, any acquisition of MIHC, FNIC or any of its direct or indirect subsidiaries, or any assets or business thereof;
•	since the date of the Stock Purchase Agreement, there shall not have occurred any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect; provided, that if a rating agency shall have reduced the rating of FNIC below B++, a Material Adverse Effect shall be deemed to have occurred;
•	AmTrust shall have paid to MIHC an amount equal to the MIHC Stock Purchase Price;
•	the members of MIHC must adopt the Amended Charter and MIHC’s board of directors must adopt amended and restated bylaws; and
•	certain of the members of the board of directors and officers of MIHC designated by AmTrust must resign from their positions, except that they shall continue to be employees to the extent applicable.

Additional Obligations of the Parties

Contribution to the Foundation

Following the purchase of MIHC’s shares, MIHC will contribute to the Foundation an amount equal to the positive difference, if any, between $8,000,000 and an amount equal to the product of the number of shares of AmTrust common stock subscribed for in the Offering and the per-share discount applicable to the price of those shares (i.e., the aggregate discount).

Indemnification

MIHC has agreed to indemnify each present and former director, officer and employee of MIHC, FNIC and its direct and indirect subsidiaries or fiduciaries of such companies under any benefit or pension plan of such companies to the fullest extent permitted by law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law) against any costs and expenses incurred as a result of any claim made against such person for matters arising out of or pertaining to matters existing or occurring at or prior to the closing of the Stock Purchase Agreement, including transactions contemplated by the Stock Purchase Agreement. For the six years following the closing date, AmTrust will also provide directors’ and officers’ liability insurance that serves to reimburse the officers and directors of MIHC, FNIC and its direct and indirect subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the closing date. See also “The Plan of Conversion — Effects of the Conversion — Interests of certain Persons in the Conversion — Continued Director and Officer Liability Coverage” above.

Headquarters; Use of Name

AmTrust has also agreed to cause FNIC to maintain its headquarters in Chicago, Illinois for a period of at least five years after the closing date. Additionally, AmTrust also agrees to maintain and use, for a period of at least five years after the closing date, the name and trademark “First Nonprofit” for all nonprofit related marketing and nonprofit related business activities of AmTrust and its affiliates to the extent permitted by applicable laws.

Right of First Offer

In the event that the transactions contemplated by the Stock Purchase Agreement and the Plan of Conversion are not completed and the board of directors of MIHC determines, during a two year period commencing upon the date of such termination, (i) to convert MIHC from mutual to stock form or (ii) to solicit proposals for the acquisition of MIHC, FNIC or substantially all of the assets of MIHC or FNIC, an affiliation of FNIC with another insurance company or the transfer of renewal rights to FNIC’s business, MIHC has agreed that it will first solicit an offer from AmTrust as to a sponsored conversion of MIHC, such acquisition, such affiliation or such transfer of renewal rights. AmTrust will have a period of 30 days in which to respond to any such solicitation. MIHC’s board of directors may accept or reject AmTrust’s offer in its sole and absolute discretion. In the event that MIHC’s board of directors rejects any such offer by AmTrust, for a period of 120 days after such rejection, MIHC may solicit and accept an offer from a third party as to such a sponsored conversion, acquisition or reinsurance; provided that such offer is, in the reasonable opinion of MIHC’s financial advisor (which MIHC’s board of directors has reasonably determined in good faith to be independent), superior to AmTrust’s offer which MIHC previously rejected. If MIHC does not accept another offer within such 120 day period, AmTrust’s right of first offer shall be reinstated but in all events shall expire on the second anniversary of the termination of the Stock Purchase Agreement. In the event that MIHC’s board of directors accepts AmTrust’s offer, the definitive agreement negotiated between the parties shall contain, as a condition of closing, that MIHC’s Board of Directors receive a fairness opinion from a financial advisor, which MIHC’s board of directors has reasonably determined in good faith to be independent.

Termination

AmTrust and MIHC can mutually agree at any time to terminate the Stock Purchase Agreement without completing the transaction. Either AmTrust or MIHC can terminate the Stock Purchase Agreement in the following circumstances:

•	if the transaction is not completed on or prior to June 30, 2013, or if the only unfulfilled condition is obtaining certain regulatory approvals, to no later than September 30, 2013, if the failure to complete the transaction by that date is not due to a breach of the Stock Purchase Agreement by the party seeking to terminate it;
•	if there is an applicable law that makes consummation of the closing illegal or otherwise prohibited;
•	if any governmental entity issues any final and nonappealable judgment, order, decree or injunction or takes any other final and nonappealable action restraining, enjoining or prohibiting any of the transactions contemplated by the Stock Purchase Agreement;
•	if the Delaware Insurance Department has revoked its approval of the Conversion or the change of control of FNIC contemplated by the Stock Purchase Agreement; or
•	if the members of MIHC shall not have adopted and approved the Plan and the Amended Charter at the Special Meeting or any adjournment no later than 120 days following the date of the Special Meeting.

AmTrust may terminate the Stock Purchase Agreement:

•	if the MIHC Members fail to approve the Plan and the Amended Charter at the Special Meeting or at any adjournment of the Special Meeting within 120 days of the date of the Special Meeting; or
•	in the event of an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of MIHC that would cause a closing condition to not be satisfied.

MIHC may terminate the Stock Purchase Agreement:

•	if AmTrust fails to pay the MIHC Stock Purchase Price to MIHC pursuant to the terms and conditions of the Stock Purchase Agreement; or
•	in the event of an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of AmTrust that would cause a closing condition to not be satisfied.

The parties can agree to amend the Stock Purchase Agreement in any way.

Termination Fee

In the event the Stock Purchase Agreement is terminated due to the failure of the Voting Members to approve the Plan and the Amended Charter at the Special Meeting or at any adjournment within 120 days of the date of the Special Meeting, or due to an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of MIHC that would cause a closing condition to not be satisfied, AmTrust can require, at its election, (i) MIHC to pay to AmTrust a termination fee equal to

$1.0 million, or (ii)(A) MIHC to pay to AmTrust a termination fee equal to $500,000 and (B) MIHC to, and to cause its applicable subsidiaries to, (x) grant FNC a perpetual license to use the name “First Nonprofit” and related service marks, license to FNC, to the extent it has a right to do so, the right to use any intellectual property utilized by MIHC, FNIC and its direct and indirect subsidiaries to perform services for FNC pursuant to the Agreement for Sponsorship and Administrative Services dated November 19, 2003 between FNC and FNIC, as amended, pursuant to which FNIC provides management and support services to FNC and sponsors FNC’s unemployment benefits program for nonprofit entities (the “Sponsorship and Administrative Services Agreement”) and enter into a customary joint marketing agreement with AmTrust to market and sell products and services offered by MIHC, FNIC and its direct and indirect subsidiaries as part of AmTrust’s sales platform, (y) terminate the Sponsorship and Administrative Services Agreement within thirty (30) days following the written election by AmTrust, including an acknowledgement (A) that MIHC, FNIC and its direct and indirect subsidiaries waive any rights granted in the Sponsorship and Administrative Services Agreement with respect to a right of first refusal or otherwise to insure FNC or its products or customers and (B) of the right of FNC or its affiliates to offer employment to, and hire, employees of MIHC, FNIC and its direct and indirect subsidiaries who provide services to FNC pursuant to the Sponsorship and Administrative Services Agreement, and (z) in the event FNC or one of its affiliates shall make an offer of employment to any such employee of MIHC, FNIC and its direct and indirect subsidiaries, terminate such employee effective on or before the date of such offer of employment (collectively, the “Termination License and Covenant”). For information regarding the Sponsorship and Administrative Services Agreement, see “Information About MIHC — Material Contracts and Relationships between MIHC and AmTrust” on page 67.

In the event the Stock Purchase Agreement is terminated due to certain reasons related primarily because the Delaware Insurance Commissioner has revoked her approval of the Conversion and the change of control of FNIC or the transaction is not consummated by June 30, 2013 (unless extended to September 30, 2013 in the event that only the required regulatory approvals have not been obtained), AmTrust can require, at its election, (i) MIHC to reimburse AmTrust for its reasonable and documented out-of-pocket expenses, up to a maximum of $500,000, or (ii) MIHC to perform the Termination License and Covenant.

In the event the Stock Purchase Agreement is terminated due to AmTrust failing to pay the MIHC Stock Purchase Price to MIHC pursuant to the terms and conditions of the Stock Purchase Agreement, MIHC can require AmTrust to pay to MIHC a termination fee equal to $1.0 million.

Other Provisions

The Stock Purchase Agreement also contains other customary representations and warranties, covenants and provisions.

The description of the terms and conditions of the Stock Purchase Agreement in this proxy statement/prospectus is a summary and does not purport to be a complete description of all of the terms of such agreement, and is qualified in its entirety by reference to the Stock Purchase Agreement. The representations, warranties and covenants of each party set forth in the Stock Purchase Agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (i) will not survive consummation of the Conversion and cannot be the basis for any claims under the Stock Purchase Agreement by the other party after termination of the Stock Purchase Agreement except as a result of fraud or a knowing breach as of the date of the Stock Purchase Agreement, and (ii) were made only as of the date of the Stock Purchase Agreement or such other date as is specified in the Stock Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Stock Purchase Agreement is described in this proxy statement/prospectus only to provide recipients with information regarding the terms of the Stock Purchase Agreement, and not to provide any other factual information regarding MIHC or AmTrust, their respective affiliates or their respective businesses.

Related Agreements

The parties have also entered into a separate binding letter agreement setting forth their agreements as to (a) an affiliation arrangement of MIHC and FNIC with Wesco Insurance Company, a subsidiary of AmTrust (“Wesco”), and (b) in the event such affiliation arrangement is not approved by the Delaware Insurance Commissioner within 90 days of filings seeking such approval, a 100% quota share reinsurance arrangement between FNIC and Wesco. This letter agreement is binding on the parties if the Stock Purchase Agreement is terminated; provided that this letter agreement will not be binding in the event that the Stock Purchase Agreement is terminated by MIHC in the event that (x) there is an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of AmTrust that would cause a closing condition to not be satisfied or (y) AmTrust fails to pay the MIHC Stock Purchase Price to MIHC pursuant to the terms and conditions of the Stock Purchase Agreement. Until definitive agreements are finalized, MIHC agrees not to, and not to permit any of its subsidiaries to, enter into any agreement with any other corporation, firm or other person, solicit or encourage any inquiries or proposals or negotiate with any person, with respect to (a) an affiliation with FNIC, or (b) a reinsurance transaction for more than 40% of the insurance liabilities or reserves of FNIC (excluding renewals of FNIC’s existing reinsurance program in the ordinary course of business). If the parties have not executed and delivered the definitive agreements with respect to the subject matter of this letter agreement within 45 days after a permitted termination of the Stock Purchase Agreement, subject to any required regulatory approvals which AmTrust and MIHC have agreed to use commercially reasonable efforts to obtain, the letter agreement, together with its exhibits, shall set forth the material definitive terms of the affiliation arrangement and the reinsurance transaction, as applicable, which terms may be enforced by either party pursuant to all available legal means.

Accounting Treatment

AmTrust will account for the acquisition of MIHC stock under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, AmTrust will record the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of MIHC as of the effective date of the acquisition at their respective fair values and will add to those of AmTrust. If the fair value of the MIHC’s assets acquired and liabilities assumed exceeds the purchase price, AmTrust will record a gain at acquisition. On the other hand, AmTrust will record any excess of purchase price over the fair values of assets acquired and liabilities assumed as goodwill. In accordance with ASC Topic 805, “Business Combinations,” AmTrust will not amortize any goodwill resulting from the acquisition to expense, but instead will review the goodwill for impairment at least annually, and to the extent goodwill is impaired, AmTrust will write down its carrying value to its implied fair value and make a charge to earnings. AmTrust will reflect these fair values in its consolidated financial statements issued after the acquisition and will not restate retroactively its consolidated financial statements to reflect the historical financial position or results of operations of MIHC before the acquisition date.

THE MIHC SPECIAL MEETING

Date, Time and Place

This proxy statement/prospectus is being furnished to Voting Members of MIHC in connection with the solicitation of proxies by the board of directors of MIHC for use at the Special Meeting to be held on May 10, 2013 at 10:00 a.m., Central Time, at the offices of MIHC, 1 South Wacker Drive, Suite 2380, Chicago, Illinois. See “The MIHC Special Meeting.”

Matters to be Considered

At the Special Meeting, Voting Members will be asked to consider and vote upon (i) a proposal to adopt and approve the Plan and all other transactions contemplated therein, (ii) a proposal to adopt and approve the Amended Charter, (iii) a proposal to approve the adjournment of the Special Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposals described above, and (iv) to consider and vote upon all other matters as they may properly come before the meeting. A vote in favor of the Plan effectively approves all of the transactions contemplated therein.

Eligibility to Vote

A Member of MIHC (other than a person insured under a group policy) will be entitled to vote on the Plan and any other matters that may properly come before the meeting by virtue of being listed on the records of FNIC as the holder of one or more insurance policies in force on both the close of business on December 31, 2012 and the Record Date. The Record Date is April 5, 2013. An insurance policy will be deemed to be in force on a given day if it has been issued and has not been cancelled or otherwise terminated. Whether or not an insurance policy is in force will be determined based upon FNIC’s records.

Vote Required

The affirmative vote of at least two-thirds of the votes cast by Voting Members present in person or by valid proxy at the Special Meeting is required to (i) adopt and approve the Plan, and (ii) to adopt and approve the Amended Charter. A quorum is required at the Special Meeting and shall consist of those Voting Members present in person or by valid proxy at the Special Meeting. Adoption of the Plan and the Amended Charter by the requisite votes of the Voting Members are conditions to, and are required for, consummation of the Conversion.

Voting; Revocation of Proxies

Each Voting Member is entitled to one vote on each item submitted for a vote at the Special Meeting including the vote on the Plan. Votes can be cast either by ballot cast in person at the Special Meeting or by proxy. A proxy exclusively for use at the Special Meeting will be mailed separately to each Voting Member.

The proxy, among other things, enables Voting Members to vote FOR or AGAINST adoption of the proposed Plan and the transactions contemplated therein and FOR or AGAINST adoption of the Amended Charter. Only the Special Meeting proxy shall be used in connection with approval of the matters considered at the Special Meeting. Voting Members may use the proxy if they are unable to attend the Special Meeting in person. A proxy properly signed and received by MIHC prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon, unless properly revoked prior to such vote. Proxies must be received by 5:00 p.m., Central Time, on May 9, 2013 in order to be counted. If a proxy is properly signed and received, and the manner of voting is not indicated on the proxy, the proxy will be voted “FOR” the matters being considered at the Special Meeting. If a proxy is marked to vote both “FOR” and “AGAINST” a particular item, the proxy will not be counted and will not be regarded as a vote cast at the Special Meeting. A replacement proxy may be obtained by emailing your request to MIHCconversioninfo@firstnonprofit.com.

Any proxy given pursuant to this solicitation may be revoked by the Voting Member at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of MIHC a written revocation or a duly executed proxy bearing a later date. Attendance at the Special Meeting will not constitute a revocation of the proxy.

Voting by AmTrust and by AmTrust and MIHC Directors & Officers

As of December 31, 2012, FNIC has issued a surety bond for FNC, and as a result FNC is entitled to a vote at the Special Meeting. AmTrust intends for FNC to vote to adopt and approve the Plan and adopt and approve the Amended Charter of MIHC, and to consider and vote in accordance with AmTrust’s direction upon any other matters that may properly come before the meeting. No director or officer of AmTrust and neither AmTrust nor any of its subsidiaries (other than FNC) holds a policy issued by FNIC, and therefore none of them are entitled to vote at the Special Meeting.

THE OFFERING

Overview

AmTrust is offering up to $65,550,000 of shares of its common stock for cash on a subscription basis first to Eligible Members of MIHC. To the extent they do not subscribe for the entire offered amount, directors, officers and employees of MIHC and its subsidiaries may subscribe in the Offering, subject to certain limitations described below.

The number of shares of common stock that will be issued in the Offering and the purchase price per share will be calculated at the end of the Offering and will depend on the aggregate amount subscribed and the market price of AmTrust’s common stock during the 10-day period ending on the trading day immediately preceding the Special Meeting Date (which we refer to as the “Pricing Date”). See “Purchase Price” below for detailed information on how these will be calculated.

There is no minimum number of shares that must be sold, nor any minimum amount that must be raised in the Offering. AmTrust is unable to predict the number of persons that may subscribe to purchase shares in the Offering or the extent of any such subscription. The Offering may raise less than the maximum $65,550,000 in gross proceeds offered by this proxy statement/prospectus.

AmTrust will use the proceeds from the Offering to fund the purchase price under the Stock Purchase Agreement and the Plan for the acquisition of the stock of MIHC, subject to the adoption and approval of the Plan by MIHC’s Voting Members. If the Offering proceeds are less than $48,450,000, AmTrust expects to fund the remainder of the MIHC Stock Purchase Price from its other resources, which may include drawing on its existing credit facility. AmTrust will pay the expenses of the Offering from its other resources.

AmTrust has appointed Sabr Group as subscription agent in connection with the Offering. See “The Offering — The Subscription Agent” below for more information.

Subscriptions

To subscribe, you must sign and complete the stock order form and IRS Form W-9 provided with this proxy statement/prospectus and return it, together with payment in full for your subscription amount, to the subscription agent at the address given below so that it is received no later than 5:00 p.m., Eastern Time on May 3, 2013, or such later date as AmTrust and MIHC agree and announce (which we refer to as the “Expiration Date”).

Delivery of subscriptions other than to the address given below or in the manner described in the stock order form will not constitute valid delivery. The method of delivery of the stock order form and payment of the subscription amount to the subscription agent will be at your risk. If you are sending the stock order form and/or payment by mail, we recommend that you send the form and payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent before the Expiration Date.

Your payment of the subscription amount must be made in U.S. dollars and in one of the following forms:

•	certified or cashier’s check, uncertified check or bank draft drawn upon a U.S. bank and payable to “Sabr Group as Subscription Agent for AmTrust Financial Services, Inc.” or
•	wire transfer in accordance with the instructions on the stock order form.

Subscriptions or payments that do not include the unique identifying code found on your stock order form or that are received after the Expiration Date will not be accepted.

Checks will be deposited upon receipt by the subscription agent. A subscription accompanied by an uncertified check will not be accepted if the check has not cleared, for any reason, by 4:00 p.m. Eastern Time on the Pricing Date. If you are paying by uncertified check, please note that it could take five or more business days for the check to clear. Therefore, you are advised to send a cashier’s (bank) check, bank draft, certified personal check, or a wire transfer with your subscription, rather than an uncertified personal check. Wire transfer and other bank or transmission fees are your responsibility. If you do not pay them separately, only the net amount, after such payment(s), will be considered your subscription amount. If a subscription is not accepted, the subscription agent will return the payment to the subscriber, without interest or penalty, as soon as practicable after the termination of the Offering.

All subscriptions received will be subject to the availability of the shares offered in light of the priority of Eligible Members and in compliance with the minimum and maximum purchase limitations described below. Once tendered, subscriptions cannot be modified or revoked without AmTrust’s consent. AmTrust has the absolute right, in its sole discretion and without any liability to any person, to reject any subscriptions that are: (i) not timely received, (ii) improperly completed or executed, (iii) not accompanied by the proper payment or (iv) submitted by a person that AmTrust believes is making false representations or that AmTrust believes may be violating, evading or circumventing the terms of the Offering. AmTrust may, but is not required to, waive any incomplete subscription or may require the submission of a corrected subscription or the remittance of full payment for the shares subscribed for by any date that it specifies. AmTrust will decide all questions concerning the timeliness, validity, form and eligibility of the transfer or exercise of subscription rights, and any such determinations by AmTrust will be final and binding. AmTrust will not be required to make uniform determinations in all cases. AmTrust’s interpretations of the terms and conditions of the Offering will be final and binding.

AmTrust’s ability to complete the Offering is contingent upon the conversion of MIHC from mutual to stock form of organization, which is subject to approval by the Voting Members of MIHC. See “The Offering — Offering Closing Conditions” below for a description of additional conditions to completion of the Offering. Until such time as the Offering conditions are satisfied, all funds submitted to purchase shares will be held in a segregated account with the subscription agent.

Purchase Price

AmTrust will sell the shares offered hereby at a discount to the volume-weighted average trading price of a share of AmTrust common stock, as reported on the NASDAQ Global Select Market, for the 10-day period ending on the Pricing Date (which we refer to as AmTrust’s “10-day VWAP”). The size of the discount per share and the number of shares purchased in this Offering will depend on the amount subscribed and the market price of the AmTrust common stock during the relevant 10-day period. The discount per share will be fixed between approximately 10.88% (if subscriptions reach the $65,550,000 maximum offering amount) and 20% (if the total subscriptions are $7,000,000 or less) of the 10-day VWAP, as described below. The aggregate discount for all shares sold will not exceed $8,000,000. The discount and the resulting purchase price per share will be determined by AmTrust’s calculation agent after the close of trading on the Pricing Date.

The discount per share, as finally determined, will be the percentage of AmTrust’s 10-day VWAP equal to the absolute value of one (1) minus the quotient of (i) the gross offering proceeds, divided by (ii) the sum of the gross offering proceeds plus the aggregate value of the per share discounts, as determined below. If the Offering raises $7,000,000 or less, the per share discount will be fixed at 20%. If the Offering raises $7,000,000 (the “collar” for the discount), the aggregate value of the per share discounts will be $1,750,000 (the “minimum collar discount value”). If the Offering raises the $65,550,000 maximum proceeds, the aggregate value of the per share discounts will be $8,000,000, which we refer to as the “maximum discount value.” If the Offering raises more than $7,000,000, the aggregate value of the per share discounts will increase in a linear fashion with the gross offering proceeds, and will — at any particular amount of offering proceeds — equal the sum of (a) the $1,750,000 minimum collar discount value plus (b) the product of (x) $6,250,000 (which is the difference between the $8,000,000 maximum discount value and the $1,750,000 minimum collar discount value) multiplied by (y) the quotient of (A) the difference between the gross offering proceeds and the $7,000,000 collar, divided by (B) $58,550,000 (which is the difference between the $65,550,000 maximum proceeds and the $7,000,000 collar).

For example:

•	If the Offering raises $19,665,000 in proceeds, the aggregate discount will be $3,101,943. Assuming a 10-day VWAP of $34.48, which was AmTrust’s 10-day VWAP on April 3, 2013, and a per share discount of 13.62%, 660,317 shares would be sold at a purchase price of $29.78 per share, reflecting a discount of approximately $4.70 per share from the 10-day VWAP.
•	If the Offering raises the maximum $65,550,000 and assuming the maximum aggregate discount of $8,000,000, the per share discount will be 10.88%. Assuming the same 10-day VWAP of $34.48, 2,133,195 shares would be sold at a purchase price of $30.73 per share, reflecting a discount of approximately $3.75 per share.
•	If the gross offering proceeds are no more than the discount collar of $7,000,000, assuming the same 10-day VWAP of $34.48, the aggregate number of shares sold would be 253,779 shares at a 20% per share discount, or a discount of $6.90 per share and a purchase price of $27.58 per share, for an aggregate discount of $1,750,000, the minimum collar discount value.

Illustrations of the Calculation of the Discount Used to Determine the Purchase Price

The following tables provide examples of the calculation of the discount and the number of shares issuable based on various aggregate offering proceeds and assuming that the 10-day VWAP is $34.48 (calculated based on the closing price of AmTrust’s common stock on April 3, 2013) and $28.66, respectively.

Assuming AmTrust 10-day VWAP of $34.48(1)
(In thousands, except for share and per share data)(2)

Aggregate Subscription Amount	AmTrust 10-day VWAP	Stock Discount %	Stock Discount	Purchase Price	Number of AmTrust Shares Issued	Aggregate Discount Value
$—	$34.48	20.00%	$6.90	$27.58	—	$—
$656	$34.48	20.00%	$6.90	$27.58	23,765	$164
$2,622	$34.48	20.00%	$6.90	$27.58	95,058	$656
$3,278	$34.48	20.00%	$6.90	$27.58	118,823	$819
$3,933	$34.48	20.00%	$6.90	$27.58	142,588	$983
$4,589	$34.48	20.00%	$6.90	$27.58	166,352	$1,147
$5,244	$34.48	20.00%	$6.90	$27.58	190,117	$1,311
$5,900	$34.48	20.00%	$6.90	$27.58	213,881	$1,475
$6,555	$34.48	20.00%	$6.90	$27.58	237,646	$1,639
$7,000	$34.48	20.00%	$6.90	$27.58	253,779	$1,750
$7,211	$34.48	19.73%	$6.80	$27.68	260,536	$1,772
$7,866	$34.48	18.98%	$6.54	$27.94	281,577	$1,842
$8,522	$34.48	18.33%	$6.32	$28.16	302,618	$1,912
$9,177	$34.48	17.76%	$6.12	$28.35	323,659	$1,982
$9,833	$34.48	17.27%	$5.95	$28.52	344,700	$2,052
$11,799	$34.48	16.09%	$5.55	$28.93	407,824	$2,262
$13,110	$34.48	15.49%	$5.34	$29.14	449,906	$2,402
$16,388	$34.48	14.38%	$4.96	$29.52	555,112	$2,752
$19,665	$34.48	13.62%	$4.70	$29.78	660,317	$3,102
$26,220	$34.48	12.66%	$4.37	$30.11	870,728	$3,802
$32,775	$34.48	12.08%	$4.16	$30.32	1,081,139	$4,501
$39,330	$34.48	11.68%	$4.03	$30.45	1,291,550	$5,201
$45,885	$34.48	11.39%	$3.93	$30.55	1,501,962	$5,901
$52,440	$34.48	11.18%	$3.85	$30.62	1,712,373	$6,601
$58,995	$34.48	11.01%	$3.80	$30.68	1,922,784	$7,300
$65,550	$34.48	10.88%	$3.75	$30.73	2,133,195	$8,000

(1)	The closing price of AmTrust’s common stock on the NASDAQ Global Select Market on April 3, 2013, was $34.16 per share.
(2)	Shading indicates proceeds of $7,000,000, at and below which the discount is fixed at 20%.

Assuming AmTrust 10-day VWAP of $28.66
(In thousands, except for share and per share data)(1)

Aggregate Subscription Amount	AmTrust 10-day VWAP	Stock Discount %	Stock Discount	Purchase Price	Number of AmTrust Shares Issued	Aggregate Discount Value
$—	$28.66	20.00%	$5.73	$22.93	—	$—
$656	$28.66	20.00%	$5.73	$22.93	28.589	$164
$1,311	$28.66	20.00%	$5.73	$22.93	57,179	$328
$1,967	$28.66	20.00%	$5.73	$22.93	85,768	$492
$2,622	$28.66	20.00%	$5.73	$22.93	114,358	$656
$3,278	$28.66	20.00%	$5.73	$22.93	142,947	$819
$3,933	$28.66	20.00%	$5.73	$22.93	171,537	$983
$4,589	$28.66	20.00%	$5.73	$22.93	200,126	$1,147
$5,244	$28.66	20.00%	$5.73	$22.93	228,716	$1,311
$5,900	$28.66	20.00%	$5.73	$22.93	257,305	$1,475
$6,555	$28.66	20.00%	$5.73	$22.93	285,895	$1,639
$7,000	$28.66	20.00%	$5.73	$22.93	305,304	$1,750
$7,211	$28.66	19.73%	$5.66	$23.00	313,432	$1,772
$8,522	$28.66	18.33%	$5.25	$23.41	364,058	$1,912
$9,177	$28.66	17.76%	$5.09	$23.57	389,371	$1,982
$9,833	$28.66	17.27%	$4.95	$23.71	414,685	$2,052
$11,799	$28.66	16.09%	$4.61	$24.05	490,624	$2,262
$13,110	$28.66	15.49%	$4.44	$24.22	541,250	$2,402
$13,766	$28.66	15.23%	$4.36	$24.30	566,563	$2,472
$14,421	$28.66	14.99%	$4.30	$24.36	591,876	$2,542
$15,077	$28.66	14.77%	$4.23	$24.43	617,189	$2,612
$15,732	$28.66	14.57%	$4.17	$24.49	642,502	$2,682
$16,388	$28.66	14.38%	$4.12	$24.54	667,815	$2,752
$17,043	$28.66	14.21%	$4.07	$24.59	693,128	$2,822
$17,699	$28.66	14.05%	$4.03	$24.63	718,441	$2,892
$18,354	$28.66	13.90%	$3.98	$24.68	743,754	$2,962
$19,010	$28.66	13.76%	$3.94	$24.72	769,067	$3,032
$19,665	$28.66	13.62%	$3.90	$24.76	794,380	$3,102
$26,220	$28.66	12.66%	$3.63	$25.03	1,047,511	$3,802
$32,775	$28.66	12.08%	$3.46	$25.20	1,300,642	$4,501
$39,330	$28.66	11.68%	$3.35	$25.31	1,553,772	$5,201
$45,885	$28.66	11.39%	$3.27	$25.39	1,806,903	$5,901
$52,440	$28.66	11.18%	$3.20	$25.46	2,060,033	$6,601
$58,995	$28.66	11.01%	$3.16	$25.50	2,313,164	$7,300
$65,550	$28.66	10.88%	$3.12	$25.54	2,566,294	$8,000

(1)	Shading indicates proceeds of $7,000,000, at and below which the discount is fixed at 20%.

Following the Special Meeting, AmTrust will issue a press release and file a report on Form 8-K with the SEC to announce the results of the special meeting and of this Offering, including the total amount of subscriptions received, AmTrust’s 10-day VWAP, the discount, the purchase price per share, and the number of shares issued in the Offering.

Limitation on Subscriptions and Purchases of Common Stock

The minimum amount for which any person may subscribe is the lesser of (i) the aggregate purchase price of 25 shares in the Offering and (ii) $500. The maximum number of shares that any person, together with any affiliate, associate or group acting in concert, may directly or indirectly acquire in the Offering shall not exceed five percent of AmTrust’s outstanding common stock after giving effect to the Offering. (On March 25, 2013, AmTrust had 67,326,549 shares of common stock outstanding.) Notwithstanding the foregoing, the maximum amount for which any person (together with all that person’s transferees) may subscribe in the Offering is $500,000, irrespective of the different capacities in which such person subscribes.

If there are not sufficient shares available to satisfy all subscriptions by Eligible Members, shares will be allocated first among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase the lesser of (i) the number of shares subscribed for and (ii) 1,000 shares. Any shares remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied on a pro rata basis based on the amount that each Eligible Member subscribed to purchase, provided that no fractional shares will be issued.

To the extent that there are shares remaining after satisfaction of all subscriptions by Eligible Members, such shares will be issued pursuant to subscriptions received from the directors, officers and employees of MIHC and its subsidiaries; provided, however, that such directors and officers may not, as a group, purchase more than the lesser of (i) the total number of shares that may be issued at the purchase price determined based on gross Offering proceeds of $48,450,000 minus the number of shares subscribed for by Eligible Members and (ii) 31.58% of the total number of shares that may be issued at the purchase price determined based on gross Offering proceeds of $48,450,000. In the event of an oversubscription among the directors, officers and employees of MIHC and its subsidiaries, any available shares will be allocated on a pro rata basis based on the amount that each person subscribed to purchase, provided that no fractional shares will be issued. MIHC has been advised that at least four of six of its non-employee directors and the executive management team of MIHC and FNIC will not be subscribing for any AmTrust shares in the Offering.

AmTrust may increase or decrease any of the purchase limitations described above at any time; provided, however, that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of purchasers in the Offering. If the individual or aggregate purchase limits are increased, AmTrust will permit any person who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person who has priority rights in the Offering. If the individual or aggregate maximum purchase limits are decreased, the order of any person who subscribed for an amount in excess of the decreased maximum purchase limitation amount will be decreased to the new maximum.

In the event AmTrust is unable to satisfy any subscription in full because of these limitations, it will return the excess subscription amounts without interest.

Transfer of Subscription Rights

The right of Eligible Members of MIHC and directors, officers and employees of MIHC and its subsidiaries to purchase shares in the Offering cannot be transferred except (i) from any such person to such person and his or her spouse or children or to a trust or other estate or wealth planning entity established for the benefit of such person, his or her spouse or children, (ii) from any such person to such person’s individual joint or individual IRA account, or other tax-qualified retirement plan, (iii) if an entity, from any such entity to the shareholders, partners or members of such entity, or (iv) to MIHC. There will be no market for the rights to subscribe. Transfers may be implemented only by following the instructions on the stock order form. AmTrust reserves the right to require documentary proof of valid transfer. Any transferee who subscribes to purchase shares in the Offering will be required to represent to AmTrust that such person is a permitted transferee and is purchasing such shares for his, her or its own account and not on behalf of any other person.

Offering Deadline

The Expiration Date, after which no subscriptions will be accepted, is 5:00 p.m. Eastern Time on May 3, 2013, unless on or before that date AmTrust agrees to extend the Offering, which AmTrust would announce by issuing a press release. No shares will be sold hereby other than through the subscription offering. Subscriptions not received before the Expiration Date will not be accepted. The Offering may be terminated at any time and for any reason by agreement of the boards of directors of AmTrust and MIHC, in which case all subscriptions would be cancelled and subscribers’ funds returned without interest.

Offering Closing Conditions

The completion of the Offering is subject to closing conditions set forth in the Plan, including the adoption and approval of the Plan by the Voting Members. If the Voting Members do not adopt and approve the Plan at the Special Meeting, MIHC may resolicit its members to obtain the required approval, which would delay completion of the Offering. If such action is necessary, AmTrust and MIHC may, but need not, agree to extend the Expiration Date, which we would announce by issuing a press release. In addition, all conditions precedent to closing under the Stock Purchase Agreement for AmTrust’s acquisition of the stock of MIHC must have been satisfied or waived before the completion of the Offering. Furthermore, if the Offering proceeds are insufficient to fund the MIHC Stock Purchase Price, AmTrust must fund the remainder from its other resources, which may include drawing on its existing credit facility. Until such time as these offering conditions are satisfied, all subscribers’ funds tendered to purchase shares will be held without earning interest in a segregated account by the subscription agent.

Delivery of Common Stock

As soon as practicable after the Effective Time and after all allocations have been completed, AmTrust’s transfer agent, American Stock Transfer and Trust Company, LLC (“American Stock Transfer”) will mail to subscribers a statement of book-entry ownership reflecting ownership of the shares of common stock purchased in the Offering in the Direct Registration System, or DRS. No physical stock certificates will be issued for shares purchased in the Offering. A refund will be made to you equal to the difference, if any, between (i) your subscription amount and (ii) the purchase price per share multiplied by the whole number of shares purchased by you in the Offering. No interest will be paid on any portion of your subscription amount, including any refund. You will have no rights as a shareholder of AmTrust common stock until your DRS account is credited with the shares of AmTrust common stock purchased in the Offering.

Once your DRS account has been credited with the newly–issued shares, you may take any of the following courses of action:

• Remain a holder of record with your ownership recorded in the DRS book-entry records maintained by American Stock Transfer.	American Stock Transfer will send you periodic statements reflecting your share holding and any transactions in your account.
• Request a physical certificate at no cost, with mailing made within 48 hours after instructions are received by American Stock Transfer, and remain a holder of record.	Your DRS account with American Stock Transfer would then be closed.
• Sell from the DRS position through American Stock Transfer.	You would submit instructions to sell directly to American Stock Transfer. Fees, which are borne by you, are currently $15.00 per trade and $0.10 per share sold, netted from sales proceeds, which are mailed to you by check. (Fees may change as described in your DRS account information.) If you sell all your shares, your DRS account with American Stock Transfer would then be closed.
• Transfer the shares out of DRS to “street name” (i.e., your account with a broker or bank).	With your DRS statement, you will receive information about the procedures for your broker or bank to request a transfer of shares from your DRS account to a street name account, including the applicable fees. The transfer process takes up to 48 hours from the time the broker posts up the request in the electronic transfer system.

Listing of AmTrust Common Stock Issued in the Offering

The shares of common stock issued in the Offering will be listed on the NASDAQ Global Select Market under the symbol “AFSI.”

The Subscription Agent

Sabr Group will act as subscription agent to receive and process subscriptions in the Offering and issue the shares purchased. All stock order forms and payments of subscription amounts must be delivered to the subscription agent by the Expiration Date as follows:

If by overnight delivery or by first class mail:
Sabr Group 126 East 56th Street, 15th Floor New York, NY 10022

To confirm delivery and receipt of your subscription and payment, to request additional copies of this proxy statement/prospectus or the stock order form, or if you have any questions about how to complete the stock order form or submit your subscription, you may contact representatives of AmTrust at MIHCconversioninfo@firstnonprofit.com or (312) 627-7799.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discusses the material federal income tax considerations related to the receipt and the exercise or lapse of subscription rights to purchase the shares of AmTrust common stock offered in the Offering applicable to (i) Eligible Members and (ii) the directors, officers, and employees of MIHC and its subsidiaries who may also participate in the Offering (whom we refer to herein as “directors, officers, and employees”). We refer to all such persons collectively in this discussion as “offerees.”

Generally, the federal income tax consequences of the receipt and the exercise or lapse of the subscription rights are not clear. The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain taxpayers unrelated to AmTrust or MIHC that have engaged in transactions that are in certain respects analogous to the Plan. Under the Internal Revenue Code of 1986, as amended (which we refer to herein as the Code), private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below is outside the scope of these private letter rulings, and is based upon an application of general tax principles. The entirety of this discussion is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any part of the discussion below.

The following discussion is directed solely to (i) Eligible Members that are U.S. Persons and whose membership interests in MIHC through their qualifying FNIC policies constitute capital assets within the meaning of Section 1221 of the Code and (ii) directors, officers, and employees who are U.S. Persons. It does not purport to address all of the United States federal income tax consequences that may be applicable to the individual circumstances of particular categories of offerees, in light of their specific circumstances. For example, if a partnership is an Eligible Member, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that is an Eligible Member, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to Eligible Members subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or the state, local or foreign tax consequences of any of the proposed transactions.

For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each offeree is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt and the exercise or lapse of subscription rights. Each prospective purchaser of shares of AmTrust common stock in the Offering is also urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of AmTrust common stock purchased pursuant to this offering.

Treatment of Eligible Members

General

Generally, the federal income tax consequences of the receipt and the exercise or lapse of subscription rights by Eligible Members are not clear. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based primarily upon the analysis contained in certain private letter rulings issued by the Internal Revenue Service to unrelated taxpayers, we believe, and we intend to take the position that, for U.S. federal income tax purposes:

•	the membership interest of an Eligible Member is regarded for U.S. federal income tax purposes as a proprietary interest in MIHC, which the member holds in addition to holding a policy issued by FNIC;
•	upon consummation of the Conversion, Eligible Members should be treated as transferring their membership interests in MIHC in exchange for subscription rights to purchase the shares of AmTrust common stock offered in the Offering;
•	gain should be realized by an Eligible Member upon such exchange equal to the amount by which the fair market value of the subscription right received by the Eligible Member exceeds the Eligible Member’s basis in the exchanged membership interest;
•	any gain realized by an Eligible Member as a result of the receipt of a subscription right must be recognized, whether or not such right is exercised;
•	any gain recognized by an Eligible Member as a result of the receipt of a subscription right should constitute a capital gain, which should be long term capital gain if the Eligible Member has held its membership interest for more than one year; and
•	if an Eligible Member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the Eligible Member should recognize a corresponding loss upon the lapse of the unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an Eligible Member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that Eligible Member, the resulting loss upon lapse of the subscription right should constitute a capital loss (and in all likelihood a short-term loss).

For purposes of calculating the amount of this gain, it is unclear how to determine the amount of subscription rights that are treated as allocated to each Eligible Member with respect to the Offering. Further, while it appears reasonable to assume that the subscription rights, since they are being offered at a discount from the trading price of AmTrust’s common stock, have a fair market value, we have not undertaken to calculate this value, nor have we hired any third party to do so. Eligible Members will need to consult with their tax advisors to determine the aggregate value of their subscription rights, and thus the amount of gain realized by them on the receipt of such subscription rights.

AmTrust intends to report the payment by MIHC of any cash contribution to the Foundation, as discussed in “The Stock Purchase Agreement — Additional Obligations of the Parties — Contribution to the Foundation” on page 49, as a charitable contribution by MIHC. There is no guaranty that the Internal Revenue Service would not challenge such treatment, or that any such challenge if advanced would not succeed. Eligible Members should consult with their tax advisors regarding the potential effect to them of a determination that MIHC is not entitled to a charitable contribution deduction for the payment of such amount, including whether they would be entitled to any related charitable contribution deduction.

Tax Basis in Membership Interests

The Internal Revenue Service has traditionally asserted that the basis of a taxpayer, such as an Eligible Member, in its membership interest in a mutual company such as MIHC equals zero. The general view of the Internal Revenue Service in this regard is that the payment by a policyholder of a mutual insurance company of the premiums called for by the underlying insurance policy represents payment for the cost of insurance, rather than for the membership interest aspect of the policyholder’s interest. As a result, the policyholder’s basis in the membership interest is deemed to be zero.

Two recent Court decisions, however, have called into question this position of the Internal Revenue Service. During 2008, the United States Court of Federal Claims in the case of Fisher v. The United States, 102 AFTR 2d 2008-5608 (2008), aff’d 105 AFTR 2d 2010-357 (2009), held that a policyholder of a mutual insurance company that, in the course of a demutualization that constituted a reorganization under the Code, (a) exchanged its membership interest in the insurer for shares of the common stock of a new holding company and (b) later sold such shares, did not realize any income for federal income tax purposes on the sale of such shares, because the amount realized by the policyholder on such sale was less than the policyholder’s cost basis in its insurance policy as a whole. Subsequently, the U.S. District Court for the District of Arizona in the case of Dorrance v. The United States, 110 AFTR 2d 2012-5176 (2012), denied a summary judgment motion by the government requesting a determination that the taxpayers in the case had no basis in their mutual company membership interest. Likewise, the court rejected a cross motion from the taxpayers requesting “open transaction” treatment similar to that provided for by the Fisher decision. The court in Dorrance determined, without providing the mechanics therefore, that the basis in the underlying policies should be equitably apportioned between the insurance aspect of the policy and the membership interest aspect of such policy. The full decision in Dorrance, which would presumably elaborate on this issue, has not yet been issued.

The plan of conversion and the law considered by the court in each of Fisher and Dorrance were in certain respects substantially different than MIHC’s Plan and the corresponding law of Delaware. Nevertheless, if the principles articulated by the courts in Fisher and Dorrance were determined to be applicable to the Offering hereunder, Eligible Members would potentially be able to report a basis in their membership interests deemed exchanged for the subscription rights, and accordingly report less gain than would be required under the approach traditionally adopted by the Internal Revenue Service. Eligible Members should consult with their tax advisors regarding their ability to reflect a basis in their membership interests in calculating the amount of their gain or loss on the exchange of such interests for the subscription rights hereunder.

Treatment of Directors, Officers, and Employees

We believe, and intend to take the position, that the grant of subscription rights to the directors, officers, and employees of MIHC and its subsidiaries does not constitute a taxable event for the recipients of such rights. Instead, we believe that the grant of such rights should be treated as the grant of an option to acquire AmTrust common stock pursuant to Section 83 of the Code, and that such option should not be treated at grant as having a “readily ascertainable fair market value” within the meaning of this provision. As such, directors, officers, and employees of MIHC and its subsidiaries entitled to subscription rights should be treated as realizing income upon the exercise of such rights, in an amount equal to the excess of the value of the AmTrust shares received upon such exercise over the purchase price for such shares. Any income so realized should be treated as compensation income for federal income tax purposes, and the applicable employer would be required to withhold any applicable income and payroll taxes related to the receipt of any such compensation income. In order to avoid the need for exercising persons to separately supply the funds necessary to satisfy this withholding obligation, AmTrust intends to hold back from the shares of stock subscribed for by directors, officers, and employees sufficient shares of stock (whole or fractional) equal in value, based upon the Closing Date value of a share of AmTrust stock, to the dollar amount of the required withholding, and to cause the applicable employer to remit such dollar amount to the appropriate tax authorities. AmTrust will pay the value of any fractional shares remaining after the application of this withholding requirement (based upon this same valuation) to the applicable person in cash. Directors, officers, and employees should consult with their tax advisors with respect to the potential tax consequences to them of the receipt and the exercise or lapse of subscription rights based on their particular circumstances.

* * * * *

DUE TO THE INDIVIDUAL AND SOMETIMES UNCERTAIN NATURE OF THE FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT, EXERCISE, AND LAPSE OF THE SUBSCRIPTION RIGHTS HEREUNDER, EACH ELIGIBLE MEMBER AND EACH DIRECTOR, OFFICER, AND EMPLOYEE IS URGED TO CONSULT HIS, HER, OR ITS TAX AND FINANCIAL ADVISORS REGARDING SUCH TAX CONSEQUENCES.

INFORMATION ABOUT AMTRUST

Overview

AmTrust is a Delaware stock insurance holding company whose stock is publicly traded and listed on the NASDAQ Global Select Market. AmTrust underwrites and provides property and casualty insurance in the United States and internationally to niche customer groups that it believes are generally underserved within the broader insurance market. AmTrust manages its operations through four business segments: Small Commercial Business, Specialty Risk and Extended Warranty, Specialty Program and Personal Lines Reinsurance. If the Conversion is completed, FNIC will become an indirect, wholly-owned subsidiary of AmTrust and will operate within one of AmTrust’s four business segments.

AmTrust’s business model focuses on achieving superior returns and profit growth with the careful management of risk. AmTrust pursues these goals through geographic and product diversification, as well as an in-depth understanding of its insured exposures. AmTrust’s product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Its workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. AmTrust’s extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. AmTrust has also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of its products are sold through independent third-party brokers, agents, retailers or administrators. AmTrust’s strategy is to target small to middle size customer markets throughout the U.S. and Europe where its proprietary technology platform enables it to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology AmTrust has developed offers a level of service that is intended to provide a competitive advantage in these high volume, lower risk markets by enhancing its ability to service, underwrite and adjudicate claims. Additionally, AmTrust’s ability to maintain and analyze high volumes of loss data over a long historical period allows it to better manage and forecast the underlying risk inherent in the portfolio. Since AmTrust’s inception in 1998, it has grown both organically and through an opportunistic acquisition strategy. AmTrust believes it approaches acquisitions conservatively, and its strategy is to take relatively modest integration and balance sheet risk. AmTrust’s acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and hiring established teams of underwriters with expertise in AmTrust’s specialty lines. For more information about AmTrust, see “Where You Can Find More Information” on page 72.

INFORMATION ABOUT MIHC

Overview

MIHC is a Delaware mutual insurance holding company whose predecessor was created on August 1, 2002 as a result of the reorganization of the First Nonprofit Mutual Insurance Company into a mutual insurance holding company structure. MIHC, through its wholly-owned stock insurance subsidiary, FNIC, is principally engaged in the property and casualty insurance business throughout the United States and is a leading insurer of nonprofit organizations. FNIC was established in response to the high number of nonprofit organizations unable to afford insurance and declared, as its mission, to provide insurance coverage to these organizations with their diverse missions, sizes and geographic footprints at a reasonable cost. FNIC provides four principal products: commercial package policies (combining insurance for both property and liability exposures of the policyholder), surety bonds, workers’ compensation and commercial automobile, exclusively to the nonprofit sector. FNIC is licensed to do business in Arizona, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, Montana, North Carolina, North Dakota, Nebraska, New Jersey, Nevada, Ohio, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin and the District of Columbia. Business is produced through approximately 400 independent agencies and brokers. For the year ended December 31, 2012, FNIC’s total direct premiums written were $70.2 million, net premiums written were $56.1 million and net loss was ($2.7 million). At December 31, 2012, its policyholders’ surplus was $48.9 million. FNIC’s current A.M. Best financial strength rating is A-(Excellent). A.M. Best revised its outlook from negative to under review with positive implications in January 2013 as a result of the board’s adopting and approving the Plan and the Stock Purchase Agreement. For more information about MIHC, see “Where You Can Find More Information” on page 72.

Material Contracts and Relationships between MIHC and AmTrust

Stock Purchase Agreement.  AmTrust and MIHC are parties to the Stock Purchase Agreement pursuant to which, among other things, following the Conversion, AmTrust will acquire all of the authorized common stock of MIHC. For more information, see “The Stock Purchase Agreement” on page 48.

Wesco Letter Agreement.  AmTrust and MIHC are parties to a letter agreement which provides, in the event that the Stock Purchase Agreement is terminated under certain events, for (a) a potential affiliation arrangement between MIHC, FNIC and Wesco and (b) a potential 100% quota share reinsurance arrangement between FNIC and Wesco. For more information, see “The Stock Purchase Agreement — Related Agreements” on page 52.

Sponsorship and Administrative Services Agreement.  FNC, which, following its acquisition by AmTrust effective as of December 31, 2012, is now a wholly-owned subsidiary of AmTrust, is party to the Sponsorship and Administrative Services Agreement with FNIC, a wholly-owned subsidiary of MIHC. The Sponsorship and Administrative Services Agreement provides that FNIC will use its best efforts to provide FNC with certain administrative, management and marketing services as reasonably necessary to perform FNC’s obligations, including providing leased space and surety bonds as needed. FNC must reimburse FNIC for the allocated cost of FNIC personnel and expenses incurred by FNIC in providing such services. Additionally, FNIC agrees to endorse FNC’s unemployment program in its marketing programs and materials, permit FNC to use the name “First Nonprofit” and related service marks during the term of the Sponsorship and Administrative Services Agreement in support of FNC’s unemployment benefits business, and authorizes FNC to make its unemployment benefits products available to all of FNIC’s policyholders who meet FNC’s standards of acceptance. As partial compensation for services provided by FNIC, FNC granted FNIC a right of first refusal at a rate acceptable to FNC to furnish surety bonds as may be required by FNC to support one of its business units, the First Nonprofit Unemployment Savings Program, LLC. The Sponsorship and Administrative Services Agreement also includes a noncompetition provision whereby FNIC agrees for a five-year period following the termination of this agreement not to compete with FNC in the offering or sponsorship of unemployment products of the type offered by FNC at the time of such termination.

DESCRIPTION OF CAPITAL STOCK OF AMTRUST AND
RIGHTS OF AMTRUST STOCKHOLDERS

AmTrust has summarized below the material terms of AmTrust’s capital stock. This summary is qualified in its entirety by reference to Delaware law and to AmTrust’s amended and restated certificate of incorporation (the “charter”) and bylaws, which AmTrust encourages you to read for greater detail on the provisions that may be important to you. The AmTrust charter and bylaws are incorporated by reference. For more information on where to obtain these documents, see “Where You Can Find More Information” beginning on page 72.

Common Stock

AmTrust’s charter authorizes the issuance of 100,000,000 shares of AmTrust’s common stock, $0.01 par value per share, of which, at March 25, 2013, 67,326,549 shares were issued and outstanding and held of record by 160 stockholders and 23,994,980 shares were held in treasury.

AmTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol “AFSI.”

Dividends

Holders of common stock are entitled to receive dividends when and if declared by AmTrust’s board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding shares of preferred stock or debt securities.

Voting Rights

Each holder of AmTrust’s common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Other Terms

If there is liquidation, dissolution or winding up of AmTrust, holders of common stock would be entitled to share in AmTrust’s assets remaining after the payment of liabilities, and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of AmTrust’s common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of AmTrust’s common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of AmTrust’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that AmTrust may designate in the future.

Effect of Charter and Bylaws

AmTrust’s charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

AmTrust’s charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. In addition, AmTrust’s charter and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by a resolution adopted by a majority of AmTrust’s board of directors or by AmTrust’s chief executive officer. Stockholders are not permitted to call a special meeting or require AmTrust’s board of directors to call a special meeting.

AmTrust’s bylaws establish an advance notice procedure for stockholder proposals to be brought before AmTrust’s annual meeting of stockholders, including proposed nominations of persons for election to AmTrust’s board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of AmTrust’s board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to AmTrust’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give AmTrust’s board of directors the power to approve or disapprove stockholder nominations of director candidates or proposals regarding other business to come before a special or annual meeting, the bylaws may have the effect of precluding the conduct of proposed business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Delaware Anti-Takeover Statute

Under Delaware law, AmTrust may not engage in a “business combination,” which includes a merger or sale of more than 10% of AmTrust’s assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of AmTrust’s outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by AmTrust’s board of directors prior to the time the interested stockholder attained that status;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of AmTrust’s voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or
•	at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, AmTrust has adopted provisions in its charter that limits or eliminates the personal liability of AmTrust’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to AmTrust or AmTrust’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to AmTrust or AmTrust’s stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.

AmTrust’s charter also authorizes AmTrust to indemnify AmTrust’s officers, directors and other agents to the fullest extent permitted under Delaware law and AmTrust may advance expenses to AmTrust’s directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the Delaware General Corporation Law, AmTrust’s charter provides that:

•	AmTrust will indemnify AmTrust’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	AmTrust may purchase and maintain insurance on behalf of AmTrust’s current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. AmTrust has insurance subsidiaries domiciled or commercially domiciled in Delaware, Florida, Kansas, New Hampshire, New York, Texas and Wisconsin. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% or more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of AmTrust’s shares that would result in the purchaser owning more than 10% of AmTrust’s voting securities will be presumed to result in the acquisition of control of AmTrust’s insurance subsidiaries and require prior regulatory approval.

Transfer Agent

The transfer agent and registrar for AmTrust’s common stock is American Stock Transfer & Trust Company, LLC. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.

Preferred Stock

AmTrust’s charter also authorizes the board of directors, subject to any limitations prescribed by law, to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series without stockholder approval. As of February 19, 2013, AmTrust had no shares of preferred stock outstanding, there are no agreements or understandings for the issuance of preferred stock, and the AmTrust board of directors has no present intention to issue any shares of preferred stock.

If and when authorized by the board of directors, each series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board. Each series of preferred stock, when authorized, will rank senior to the common stock as to dividends and distributions in the event of liquidation. In addition, AmTrust’s board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of the common stock.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of AmTrust outstanding voting stock.

SUMMARY OF RIGHTS OF POLICYHOLDERS OF FNIC
IN THEIR CAPACITY AS SUCH AND AS MEMBERS OF MIHC

The rights of policyholders in their capacity as such are entirely contractual and based upon the terms of their respective in force insurance policies issued by FNIC.

In his, her or its capacity as a member of MIHC, a person who holds an in-force insurance policy issued by FNIC has only the rights specified in the Delaware Conversion Act, including the legislative findings contained in the Delaware Conversion Act, the amended and restated certificate of incorporation of MIHC (the “Charter”), and the bylaws of MIHC (the “Bylaws” and together with the Charter, the “Organizational Documents”) and as specified by law. The Delaware General Corporation Law, subject to the primacy of the Delaware Insurance Code (18 Del.C. §101 et seq.) including the Delaware Conversion Act, governs MIHC, including rights of members.

Consistent with the Charter, policyholders of FNIC are members of MIHC by reason of being issued an in-force insurance policy by FNIC. If the underlying policy expires, is terminated or cancelled, such policyholder automatically ceases to be a member of MIHC. Thus, the “membership” relationship between the policyholder and MIHC is based solely upon such policyholder’s status as a FNIC policyholder and no other fact or circumstance.

The Organizational Documents also provide authority for rights of policyholders in their capacity as members of MIHC. Together with rights provided under the Delaware Conversion Act, the policyholders, as members of MIHC, have the following rights:

•	right to elect directors of MIHC;
•	right to one vote on each matter submitted for a vote of members;
•	right to remove directors;
•	right to vote on certain fundamental transactions, including the adoption of a plan of conversion, undertaken by MIHC;
•	right to share in surplus in the event of a solvent liquidation of MIHC (which could occur only pursuant to a plan approved by MIHC’s board of directors and its members, or approved by 100% of the members of MIHC);
•	except as provided in a plan of conversion, right to receive dividends as provided in any participating policies (FNIC has no outstanding participating policies);
•	right of certain members to subscribe for stock in a conversion (unless the Delaware Insurance Commissioner finds otherwise); and
•	right of members whose insurance policies were issued after adoption of a plan of conversion to rescind such policies and receive a full refund of premiums paid.

No policyholder, as a member of MIHC, is entitled to vote on any matter, including without limitation any merger, except as expressly set forth in or pursuant to the Delaware Conversion Act, the DGCL, or the Organizational Documents.

Delaware law makes clear that the grant of a subscription right in connection with a mutual to stock conversion (including pursuant to a sponsored conversion), under the Delaware Conversion Act, constitutes adequate compensation for the relinquishment of the membership rights of a policyholder of FNIC/member of MIHC. It is also clear that a policyholder, in his, her or its capacity as a member of MIHC, has a membership interest in MIHC and that such interest is not equivalent to an ownership interest in MIHC.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Stephen B. Ungar, AmTrust’s General Counsel and Secretary. As of March 25, 2013, Mr. Ungar owned 18,716 shares of AmTrust common stock, 9,512 restricted stock units and options to purchase 106,704 shares of AmTrust common stock.

EXPERTS

The consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

MIHC is a mutual insurance holding company under the laws of the State of Delaware. Through FNIC, its wholly-owned stock insurance company subsidiary, MIHC is engaged in the property and casualty insurance business and is a leading provider of insurance products and services to nonprofit organizations. FNIC, also domiciled in the State of Delaware, is also licensed to do business in the states of Arizona, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, Montana, North Carolina, North Dakota, Nebraska, New Jersey, Nevada, Ohio, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin and the District of Columbia. FNIC is subject to the laws and regulations of the State of Delaware applicable to insurance companies and, accordingly, files annual and quarterly financial reports prepared on a statutory accounting basis and other information with the Delaware Insurance Commissioner as well as other state insurance departments. FNIC redomesticated from Illinois to Delaware on June 29, 2012, and prior to that date filed its annual and quarterly financial reports with the Illinois Department of Insurance. Such information is not incorporated by reference into, and does not constitute a part of, this proxy statement/prospectus.

In connection with obtaining approval of the Plan from the Delaware Insurance Commissioner, MIHC has filed the Plan and other related documents (collectively, the “Filing”) with the Delaware Insurance Commissioner pursuant to Section 4973 of the Delaware Insurance Code. Members of MIHC may inspect and obtain copies of the Filing, as well as the financial reports and other information filed by MIHC and FNIC with the Delaware Insurance Commissioner, during normal business hours and upon prior appointment at the offices of MIHC located at 1 South Wacker Drive, Suite 2380, Chicago, Illinois 60606. Members of MIHC may also inspect and make copies of the Filing, as well as the financial reports and other information filed by MIHC with the Delaware Insurance Commissioner, during normal business hours at the offices of the Delaware Insurance Commissioner located at 841 Silver Lake Boulevard, Dover, Delaware 19904. The publicly available financial reports of FNIC can also be inspected and copied during normal business hours at the offices of the insurance regulatory agency in each of the states where FNIC does business. Any member of MIHC who has questions about the Filing may contact representatives of MIHC at MIHCconversioninfo@firstnonprofit.com.

AmTrust files annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any document AmTrust files with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. AmTrust’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from AmTrust’s website at http://www.amtrustgroup.com. AmTrust’s Corporate Governance Guidelines, AmTrust’s Code of Business Conduct and Ethics and AmTrust’s committee charters are also available on AmTrust’s website at http://www.amtrustgroup.com or in print upon written request addressed to AmTrust’s Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038. However, the information on AmTrust’s website is not incorporated by reference into, and does not constitute a part of, this proxy statement/prospectus.

INCORPORATION BY REFERENCE

The SEC allows AmTrust to “incorporate by reference” the information it files with it, which means that AmTrust can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. The reports and other documents AmTrust files after the date of this proxy statement/prospectus will update, supplement and supersede the information in this proxy statement/prospectus. AmTrust incorporates by reference the documents listed below — and any documents AmTrust files subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and before the effectiveness of the registration statement and after the date of the proxy statement/prospectus and before the termination of the Offering; provided, however, that AmTrust is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2012;
•	AmTrust’s Current Reports on Form 8-K, filed with the SEC on March 11, 2013, March 12, 2013 and March 25, 2013; and
•	the description of AmTrust common stock contained in AmTrust’s registration statement on Form 8-A, filed with the SEC on November 9, 2006, which description thereof is contained in the prospectus included in AmTrust’s Registration Statement on Form S-1 (File No. 333-134960), including any amendment or reports filed for the purpose of updating such description.

You may request a copy of any of these filings, at no cost, by writing or calling AmTrust at the following phone number or postal address:

Stephen B. Ungar, Esq.
General Counsel and Secretary
AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, NY 10038
Telephone Number: 212-220-7120

APPENDIX A

PLAN OF CONVERSION

Sponsored Conversion

MUTUAL INSURERS HOLDING COMPANY

PLAN OF CONVERSION

FROM MUTUAL HOLDING COMPANY TO STOCK FORM

Adopted by the Board of Directors effective December 31, 2012

MUTUAL INSURERS HOLDING COMPANY
PLAN OF CONVERSION
FROM MUTUAL HOLDING COMPANY TO STOCK FORM

1.	BACKGROUND AND REASONS FOR THE CONVERSION.

Beginning in June 2011, the Board of Directors of MIHC undertook a strategic review of its operations, business plans and market position. In consultation with its financial advisor, the Board of Directors of MIHC has determined that MIHC’s future success and its ability to continue to serve its Members depend on several key factors: (i) obtaining a larger capital base in order to be more readily accepted in the marketplace, protect against a rating downgrade, and write larger accounts, (ii) obtaining more sophisticated investment management services, (iii) maintaining and upgrading its information technology infrastructure and creating more valuable web-based opportunities for vendors, brokers and Members, (iv) developing management depth and a succession plan for senior management, (v) reducing its expense ratio without negatively affecting its business, (vi) increasing marketing opportunities by utilizing an existing distribution network, (vii) increasing profits by decreasing reliance on reinsurance, and (viii) increasing the quality of services available to Members. At the same time, the Board of Directors of MIHC has recognized the importance of pursuing these important ends while continuing its mission of serving nonprofit organizations and maintaining its status as a premier nonprofit insurer. All terms used in this Section 1 are defined in Section 2 hereof.

In considering how best to achieve these goals, MIHC has examined various alternatives ranging from maintenance of the status quo, reinsurance transactions, mergers or affiliations with other mutuals, a distribution rights demutualization and a subscription rights demutualization, either on a standalone basis or by means of a sponsored demutualization.

After careful study and consideration, MIHC has concluded that the subscription rights method of demutualization, in a transaction sponsored by AmTrust Financial Services, Inc. (“AmTrust”), best suits MIHC’s circumstances. MIHC considered, among other things, that a sponsored demutualization with AmTrust would:

•	provide FNIC with a significant amount of additional capital;
•	permit FNIC to avail itself of AmTrust’s stable A.M. Best “A” financial strength rating and AmTrust’s larger A.M. Best financial size category;
•	provide FNIC with additional size and scale and back office support, including an upgraded information technology operations and systems infrastructure, which will permit it to leverage its fixed costs and reduce its expense ratio;
•	provide Eligible Members with an opportunity to acquire AmTrust stock at a discount to market and realize significant value;
•	permit FNIC to operate as a wholly-owned subsidiary or division of AmTrust or one of its operating insurance subsidiaries and serve as a platform for AmTrust’s nonprofit business;
•	permit FNIC to continue to serve its mission of serving the nonprofit community while maintaining its name, headquarters, culture, values and management team;
•	potentially provide the Foundation with a significant amount of funding to provide continuing education seminars, training, consulting, risk management, and loss control services as well as other permitted services and programs to Section 501(c)(3) and 501(n) organizations which are customers of FNIC or its subsidiaries on the Effective Date or became a customer thereafter; and
•	Provide FNIC employees with opportunities for career advancement.

Accordingly, effective December 31, 2012, the Board of Directors of MIHC, after due deliberation, adopted and approved this Plan pursuant to which MIHC will convert from a mutual holding company to the stock form of organization and will simultaneously sell to AmTrust all of its authorized shares. This Plan, if approved by the Delaware Commissioner, will be submitted to the Voting Members of MIHC for their approval and adoption at the Special Meeting to be called for the purpose of considering and voting on this

Plan. Pursuant to the terms and conditions of this Plan, this Plan must be approved and adopted by an affirmative vote of at least two-thirds ( 2/3) of the votes cast by Voting Members in person or by proxy at the Special Meeting.

In the Offering as contemplated by this Plan, Participants will have Subscription Rights in the Offering to acquire from AmTrust, at the Purchase Price, either authorized but unissued shares of Common Stock or issued but not outstanding shares of Common Stock that are held as treasury stock, in accordance with applicable federal and state laws and regulations and this Plan. All Subscription Rights remaining unexercised at 5:00 p.m. Eastern Time on the last day of the Offering, if any, will expire. If the total dollar amount of subscriptions for shares of Common Stock tendered by Participants in the Offering (the “Aggregate Subscription Amount”) is less than the Minimum of the Valuation Range, AmTrust shall contribute cash to the Cash Contribution Fund in an amount such that the sum of the Aggregate Subscription Amount plus the Cash Contribution Fund shall equal not less than the Minimum of the Valuation Range. AmTrust will use the gross proceeds from the Offering and the amount of the Cash Contribution Fund (if applicable) to purchase the authorized shares of Converted MIHC.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meanings:

2.1 “Acquisition” means the purchase by AmTrust of all the authorized shares of Converted MIHC, which will occur simultaneously with the Conversion pursuant to the Agreement and this Plan.

2.2 “Aggregate Discount Value” means and is equal to the product of (i) the AmTrust 10-day VWAP less the Purchase Price, multiplied by (ii) the aggregate number of shares of Common Stock acquired in the Offering; provided, however, that the amount of the Aggregate Discount Value shall not exceed $8,000,000.

2.3 “Aggregate Subscription Amount” means the total dollar amount of Subscription Amounts tendered by all subscribing Participants in the Offering.

2.4 “Agreement” means the Stock Purchase Agreement dated as of December 31, 2012 by and between AmTrust and MIHC.

2.5 “AmTrust” means AmTrust Financial Services, Inc., a Delaware corporation.

2.6 “Application” means all of the documents to be filed with the Delaware Commissioner pursuant to and as required by Section 4973(c) of the Delaware Conversion Act constituting MIHC’s application for approval to convert from mutual holding company to stock form.

2.7 “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Company, AmTrust or a majority-owned subsidiary of either) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (as defined in Rule 3a11-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Company or any of its subsidiaries; and (iv) any Person acting in concert, or otherwise affiliated (as such term is defined in Rule 12b-2 promulgated under the Exchange Act), with such Person or any of the Persons or entities specified in clauses (i) through (iii) above.

2.8 “Calculation Agent” means the Person designated by AmTrust to calculate the Purchase Price as of the date of the Special Meeting.

2.9 “Cash Contribution Fund” means the fund to be established by AmTrust in the event that the Aggregate Subscription Amount is less than the Minimum of the Valuation Range, and into which AmTrust shall contribute cash equal to the difference between (a) the Minimum of the Valuation Range less (b) the product of (i) the number of shares of Common Stock sold to Participants multiplied by (ii) the Purchase Price.

2.10 “Common Stock” means the common stock, stated value $.01 per share, of AmTrust.

2.11 “Company” means MIHC or Converted MIHC (as appropriate to the context).

2.12 “Conversion” means (i) the conversion of MIHC into stock form in a subscription rights conversion pursuant to the Delaware Conversion Act, and (ii) the offer and sale of Common Stock by AmTrust in the Offering, all in accordance with the terms of this Plan.

2.13 “Converted MIHC” means MIHC after its conversion to stock form pursuant to the terms of this Plan.

2.14 “Converted MIHC Charter” means the amended and restated certificate of incorporation for Converted MIHC.

2.15 “Delaware Commissioner” means the Insurance Commissioner of the State of Delaware.

2.16 “Delaware Conversion Act” means Chapter 49A of the Delaware Insurance Code.

2.17 “Director” means any Person who is a director of the Company or any subsidiary thereof.

2.18 “Effective Date” means the date, after this Plan has been approved by the Delaware Commissioner and both this Plan and the Converted MIHC Charter have been approved and adopted by the Voting Members of MIHC at the Special Meeting, on which the Converted MIHC Charter is filed in the office of the Secretary of State of the State of Delaware, which date shall be within 30 days after the Voting Members have approved the Plan.

2.19 “Eligibility Record Date” means the close of business on December 31, 2012, the date of the adoption of this Plan by the Board of Directors of MIHC.

2.20 “Eligible Member” means a Member whose FNIC insurance policy is in force on the Eligibility Record Date, other than a Person insured under a group policy. A Person whose FNIC policy of insurance becomes effective after the Board of Directors of MIHC adopts this Plan but before the Effective Date is not an Eligible Member but shall have those rights established under § 4980 of the Delaware Conversion Act.

2.21 “Employee” means any natural person who is a full or part-time employee of the Company or any of its subsidiaries.

2.22 “FNIC” means First Nonprofit Insurance Company, a Delaware stock insurance company, which is the directly and wholly-owned subsidiary of the Company.

2.23 “Foundation” means the First Nonprofit Foundation.

2.24 “Foundation Contribution” means the positive difference between $8,000,000 and the Aggregate Discount Value.

2.25 “Independent Appraiser” means Boenning & Scattergood, Inc., the qualified expert independent investment banking firm experienced in the valuation of insurance companies that has been retained by the Company to determine the Valuation Range and any update required thereto.

2.26 “Mailing Date” means the date that the notice of the Special Meeting is first mailed or otherwise sent to Voting Members.

2.27 “Maximum of the Valuation Range” has the meaning given in Section 3(a) hereof.

2.28 “Maximum Shares Issuable” has the meaning given in Section 3(c).

2.29 “Maximum Subscription Amount” has the meaning given in Section 6(b).

2.30 “Member” means a Person who is a member of MIHC.

2.31 “MIHC” means Mutual Insurers Holding Company, a Delaware mutual holding company, which is the holding company for FNIC.

2.32 “Minimum of the Valuation Range” has the meaning given in Section 3(a) hereof.

2.33 “Offering” means the offering of shares of Common Stock in the Subscription Offering as described in Section 5 hereof.

2.34 “Offering Closing Date” means the date upon which the sale of the shares of Common Stock to subscribing Participants in the Offering shall be completed.

2.35 “Officer” means the chairman of the board of directors, president, vice-president, secretary, treasurer or principal financial officer, controller or principal accounting officer of, and any other Person performing similar functions for, the Company or any of its subsidiaries.

2.36 “Order Form” means the form provided to a Participant on behalf of AmTrust, containing all such terms and provisions as set forth in Section 7 hereof pursuant to which Common Stock may be subscribed for in the Offering.

2.37 “Participant” means a Person to whom Common Stock is offered under the Offering.

2.38 “Person” means any corporation, partnership, association, limited liability company, joint stock company, trust, unincorporated organization, or any other entity or a natural person.

2.39 “Plan” means this Mutual Insurers Holding Company Plan of Conversion from Mutual Holding Company to Stock Form as adopted by the Board of Directors of MIHC effective December 31, 2012, as it may be amended from time to time pursuant to the terms hereof.

2.40 “Prospectus” means the final prospectus and prospectus supplement, if any, used by AmTrust in connection with the Offering, including the documents incorporated or deemed to be incorporated by reference therein.

2.41 “Purchase Price” means the price per share at which the Common Stock shall be sold by AmTrust to subscribing Participants in the Offering in accordance with the terms hereof. The Purchase Price shall be determined after the close of trading on the NASDAQ Stock Market on the Business Day prior to the date of the Special Meeting, based on the following formula:

PP = AmTrust 10-day VWAP multiplied by (100% – Stock Discount Percentage)

where:

“PP” means the Purchase Price payable per share of Common Stock in the Offering.

“AmTrust 10-day VWAP” means the volume-weighted average trading price for the Common Stock on the NASDAQ Stock Market for the 10 calendar day period ending on the Business Day prior to the date of the Special Meeting as reported by Bloomberg through its “VWAP” function.

“Stock Discount Percentage” means the percentage discount to the AmTrust 10-day VWAP determined as follows:

•	If the gross proceeds raised from the sale of Common Stock in the Offering are equal to or less than $7,000,000, then the Stock Discount Percentage shall be equal to 20.00%; and
•	If the gross proceeds raised from the sale of Common Stock in the Offering are greater than $7,000,000, then the Stock Discount Percentage shall decrease from 20.00% as the Aggregate Subscription Amounts received increases so that the Aggregate Discount Value does not exceed $8,000,000.

If between the Mailing Date and the Offering Closing Date, the outstanding shares of Common Stock are changed into a different number of shares, by reason of a reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared with regard to the Common Stock with a record date between the Mailing Date and the Offering Closing Date, the Purchase Price will be adjusted to such number as if the reclassification, recapitalization, split-up, combination, exchange or dividend had occurred on the second trading day prior to the Mailing Date.

2.42 “Qualifying Policy” means a policy of insurance issued by FNIC and in force as of the close of business on the Eligibility Record Date.

2.43 “Registration Statement” means the registration statement on Form S-3 (No. 333-169520) filed by AmTrust with the SEC registering the shares of Common Stock to be offered and sold in the Offering under the Securities Act of 1933, as amended.

2.44 “SEC” means the United States Securities and Exchange Commission.

2.45 “Special Meeting” means the special or annual meeting of Voting Members called by the Board of Directors of MIHC, and any adjournments thereof, to be held for the purpose of considering and voting on this Plan and the Converted MIHC Charter in accordance with the certificate of incorporation and bylaws of MIHC and the Delaware Conversion Act. The Special Meeting will occur after the expiration of the Subscription Period.

2.46 “Special Meeting Date” means the date upon which the Special Meeting is held.

2.47 “Subscription Agent” means the transfer agent, financial advisor, or other entity retained by AmTrust to serve as agent for processing subscriptions for shares of Common Stock by Participants in the Offering.

2.48 “Subscription Amount” means the aggregate dollar amount of a subscription for shares of Common Stock tendered for by a Participant in the Offering on an Order Form.

2.49 “Subscription Period” has the meaning given in Section 7(a) hereof.

2.50 “Subscription Rights” means the rights of Participants to subscribe for shares of Common Stock in the Offering pursuant to the terms of this Plan.

2.51 “Valuation Range” means the range of pro forma market values equal to and between the Minimum of the Valuation Range and the Maximum of the Valuation Range, as such range is determined by the independent evaluation of the Independent Appraiser in accordance with Section 3 hereof, based on the estimated consolidated pro forma market value of Converted MIHC determined in accordance with Section 4975(d) of the Delaware Conversion Act.

2.52 “Voting Member” means an Eligible Member who is also a Member as of the Voting Record Date.

2.53 “Voting Record Date” means the date established by the Board of Directors of MIHC to determine Eligible Members entitled to vote at the Special Meeting of Voting Members called to vote to approve this Plan and the Converted MIHC Charter, as provided in Section 4(d) hereof, which date shall not precede the date on which the Board of Directors of MIHC fixes the Voting Record Date and shall not be more than ninety (90) days prior to the date of the Special Meeting.

3.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered by AmTrust in the Offering will be determined as follows:

  (a) Independent Appraiser.  The Independent Appraiser has been retained by the Company to undertake an independent evaluation to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation of the range of estimated consolidated pro forma market value of Converted MIHC determined in accordance with Section 4975(d) of the Delaware Conversion Act, a valuation fifteen percent (15%) above such midpoint valuation of the Company as a going concern (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation of the Company as a going concern (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant, including that value estimated to be necessary to attract a full subscription for the shares of Common Stock in the Offering. The Independent Appraiser will submit to MIHC on the Eligibility Record Date the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

  (b) Purchase Price.   The Purchase Price will be uniform as to all subscribing Participants in the Offering.

  (c) Number of Shares of Common Stock to be Offered and Sold.   The Aggregate Subscription Amount that will be accepted in the Offering cannot exceed the Maximum of the Valuation Range, and the maximum number of shares of Common Stock to be sold in the Offering shall not exceed the quotient of the Maximum of the Valuation Range divided by the Purchase Price (the “Maximum Shares Issuable”). At a minimum, the Aggregate Subscription Amount, together with the cash contributed by AmTrust to the Cash Contribution Fund (if applicable), must equal the Minimum of the Valuation Range. There is no minimum number of shares of Common Stock that must be sold in the Offering, provided that if the Aggregate Subscription Amount is less than the Minimum of the Valuation Range, AmTrust shall contribute sufficient cash to the Cash Contribution Fund such that the condition in the preceding sentence is satisfied.

  (d) Offering Proceeds Within the Valuation Range.   If the aggregate value of the Aggregate Subscription Amounts together with the Cash Contribution Fund falls within the Valuation Range, the following steps will be taken:

  (i) Offering Meets or Exceeds Maximum.  If the Aggregate Subscription Amount is equal to or greater than the Maximum of the Valuation Range, then AmTrust on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum Shares Issuable. In the event of an oversubscription in the Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 5 below; provided, however, that no fractional shares of Common Stock shall be issued.

  (ii) Offering Meets or Exceeds Minimum but not the Maximum.  If the Aggregate Subscription Amount is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then AmTrust on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full.

  (iii) Offering Does Not Meet Minimum.  If the Aggregate Subscription Amount is less than the Minimum of the Valuation Range, then in such event AmTrust shall establish and fund the Cash Contribution Fund. On the Effective Date, AmTrust shall, subject to the terms and conditions of the Agreement: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) use the gross proceeds of the Offering and the amount deposited in the Cash Contribution Fund (which total amount shall not be less than the Minimum of the Valuation Range) to purchase the authorized stock of MIHC in accordance with the Delaware Conversion Act and consummate the Acquisition.

  (e) Offering Proceeds and Cash Contribution Fund Not Within the Valuation Range.   If the aggregate value of the Aggregate Subscription Amounts together with the Cash Contribution Fund does not fall within the Valuation Range, then in such event, subject to the approval of the Delaware Commissioner and subject to the terms and conditions of the Agreement, MIHC and AmTrust may by mutual agreement (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, upon such terms and conditions as they may determine, or (z) take such other action as they deem reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).

  If, following a reduction or increase in the Valuation Range, the aggregate value of the Aggregate Subscription Amounts together with the Cash Contribution Fund falls within the Valuation Range, as so adjusted, then the steps described in subsection (d) above shall be taken with respect to the Offering as so extended, reopened or confirmed.

4. GENERAL PROCEDURE FOR THE OFFERING.

  (a) Approval of the Plan by MIHC’s Board of Directors.  This Plan and the Converted MIHC Charter have been adopted and approved by at least two-thirds ( 2/3) of the members of the Board of Directors of MIHC. Without limiting the generality of the foregoing, the Board of Directors of MIHC has adopted a resolution setting forth the Converted MIHC Charter and declaring its advisability, and has adopted and approved proposed bylaws of Converted MIHC.

  (b) Regulatory Approvals.   MIHC shall promptly cause the Application to be prepared and filed with the Delaware Commissioner (such filing in any event to be made within 90 days after adoption of this Plan by the Board of Directors of MIHC) together with the application fee specified in Section 4973(c) of the Delaware Conversion Act. AmTrust shall promptly cause the Prospectus to be prepared and filed with the SEC.

  (c) Notice to Eligible Members.   Upon filing of the Application with the Delaware Commissioner, MIHC shall send to Eligible Members a notice advising Eligible Members of the adoption and filing of this Plan, their ability to provide the Delaware Commissioner and MIHC with comments on this Plan within 30 days of the date of such notice, and the procedure therefor.

  (d) Approval by Voting Members.   Following approval of the Plan by the Delaware Commissioner and the filing of the Prospectus with the SEC, this Plan and the transactions contemplated by this Plan, including without limitation the adoption of the Converted MIHC Charter and the Acquisition, will be submitted by MIHC to Voting Members for their consideration and approval and adoption at the Special Meeting. MIHC shall send, or cause to be sent, to all Voting Members at their last known address appearing on the records of MIHC, a notice of the Special Meeting in accordance with MIHC’s bylaws and Section 4973(g) of the Delaware Conversion Act, and shall mail or otherwise make available to Voting Members a Proxy Statement. This Plan and the transactions contemplated by this Plan, including without limitation the approval and adoption of the Converted MIHC Charter, will be submitted to a vote of the Voting Members at the Special Meeting. As further described in Section 7, AmTrust shall distribute otherwise make available to all Participants a Prospectus and Order Form for the exercise of Subscription Rights to purchase shares of Common Stock in the Offering.

  The Voting Members present in person or by proxy at the Special Meeting shall constitute a quorum. Each Voting Member is entitled to cast one vote at the Special Meeting regardless of the number of Qualifying Policies or other policies owned by such Voting Member. Approval and adoption by the Voting Members of both (i) this Plan and the transactions set forth herein, and (ii) the Converted MIHC Charter, will require the affirmative vote, cast in person or by proxy, of at least two-thirds ( 2/3) of the votes cast by Voting Members at the Special Meeting. Approval and adoption of this Plan by the Voting Members of MIHC will constitute approval and adoption by them of all of the transactions contemplated hereby, including the Converted MIHC Charter and the Acquisition pursuant to the terms of the Agreement.

  (e) Acquisition of the Authorized Shares of Converted MIHC by AmTrust.   Concurrently with completion of the sale of the shares of Common Stock in the Offering on the Offering Closing Date, on the Effective Date MIHC will convert from mutual holding company to stock form, and sell to AmTrust all of its authorized shares under the Converted MIHC Charter in accordance with the terms of the Agreement.

5. SUBSCRIPTION OFFERING.

Subscription Rights to purchase shares of Common Stock in the Offering at the Purchase Price will be granted by AmTrust to the Participants in the following priorities and shall be subject to the limitations set forth in Section 6:

  (a) Eligible Members (First Priority).   Each Eligible Member shall receive, without payment, Subscription Rights to purchase in the Offering up to the Maximum Subscription Amount; provided, however, that the minimum dollar amount of shares of Common Stock for which Subscription Rights must be granted shall be equal to the Minimum of the Valuation Range, and the maximum dollar amount of subscriptions that will be accepted shall be equal to the Maximum of the Valuation Range, and the maximum number of shares of Common Stock that may be purchased by Eligible Members in the aggregate shall be equal to the

Maximum Shares Issuable. The number of Qualifying Policies or other policies owned by an Eligible Member shall not increase or otherwise affect such Eligible Member’s Subscription Rights.

  (b) Oversubscription by Eligible Members.   In the event that the total Subscription Amounts of all Eligible Members exceeds the Maximum of the Valuation Range, the available shares of Common Stock shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares which will make such member’s allocation equal to the lesser of (i) the quotient of the Subscription Amount of such Eligible Member divided by the Purchase Price or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the Subscription Amount as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the Aggregate Subscription Amount as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the Subscription Amount by each such Eligible Member bears to (ii) the Aggregate Subscription Amount by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.

  (c) Directors, Officers and Employees (Second Priority).   Subject to the rights of Eligible Members to subscribe for and purchase 100% of the shares offered in the Offering, each Director, Officer and Employee shall receive, without payment, Subscription Rights to purchase in the Offering up to the Maximum Subscription Amount. These Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members, and may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members, but which remain unsold after satisfying the subscriptions of all Eligible Members; provided, however, in accordance with the Delaware Conversion Act, that the aggregate number of shares purchased by all of the Directors and Officers shall not exceed the lesser of (i) the total number of shares to be issued at the Minimum of the Valuation Range in the Offering minus the number of shares subscribed for by Eligible Members, and (ii) 31.58% of the total number of shares of Common Stock as would be issued at the Minimum of the Valuation Range.

  (d) Oversubscription by Director, Officers and Employees.   In the event of an oversubscription among the Directors, Officers and Employees, then the shares of Common Stock available to satisfy the subscriptions of such Directors, Officers or Employees will be allocated among them in the proportion in which: (i) the Subscription Amount by each such Director, Officer or Employee bears to (ii) the aggregate Subscription Amounts by all such Directors, Officers or Employees; provided, however, that no fractional shares of Common Stock shall be issued.

  (e) Limitations on Subscription Rights.   Except as expressly permitted by the terms of this Plan, Subscription Rights granted under this Plan will be non-transferable except that the transfer of Subscription Rights from: (i) an individual to such individual and his or her spouse or children or to a trust or other estate or wealth planning entity established for the benefit of such individual, his or her spouse or children, (ii) an individual to such individual’s joint or individual IRA account, or other tax-qualified retirement plan, (iii) an entity to the shareholders, partners, or members of such entity, or (iv) the holder of such rights to MIHC, shall be deemed to be a permitted transfer for purposes of this Plan. Subscription Rights in the Offering will be subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock pursuant to a Subscription Right in the Offering will be deemed to represent and affirm to the Company that such Person is purchasing for his or her own account and not on behalf of any other Person. Any Director, Officer or Employee who subscribes for Common Stock must be a Director, Officer or Employee on the Effective Date in order to purchase Common Stock in the Offering.

  (f) The rights of a holder of a surplus note to participate in the Conversion and Offering, if any, shall be governed by the terms of the surplus note. Neither MIHC nor FNIC has or will have on the Effective Date any such surplus note which will permit participation in the Conversion and the Offering.

6. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

  (a) Minimum Subscription Amount.   To the extent that shares of Common Stock are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate Purchase Price of $500.00 in the Offering.

  (b) Maximum Subscription Amount.   In addition to the other restrictions and limitations set forth herein, the maximum number of shares of Common Stock that any Person, together with any Associate or group of Persons acting in concert, may directly or indirectly acquire in the Offering shall not exceed five percent (5%) of the capital stock of AmTrust, except with the approval of the Delaware Commissioner. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Notwithstanding the foregoing, the maximum Subscription Amount in the Offering by any Person shall not exceed $500,000, irrespective of the different capacities in which such Person may have subscribed for such shares under this Plan (collectively, the “Maximum Subscription Amount”).

  (c) Restrictions Applicable to Directors and Officers.   In addition to the restriction on the total number of shares of Common Stock that Directors and Officers of the Company may purchase in the Offering contained in Section 5(c) hereof, no director or officer or person acting in concert with a director or officer of the Company shall acquire any capital stock of the Converted MIHC or of AmTrust for three (3) years after the Effective Date of this Plan, except through a broker-dealer, without the permission of the Delaware Commissioner. This provision does not prohibit such directors and officers of the Company from: (i) making block purchases of 1% or more of such outstanding Common Stock other than through a broker-dealer if approved in writing by the Delaware Commissioner; (ii) exercising Subscription Rights in the Offering; or (iii) participating in a stock benefit plan permitted by §4977(c) of the Delaware Conversion Act, or approved by shareholders pursuant to §4982(b) of the Delaware Conversion Act. In addition, approval of this Plan by the Delaware Commissioner shall constitute the approval and permission by the Delaware Commissioner for directors and officers of the Company to participate in any stock benefit plans of AmTrust to the same extent as similarly situated directors and officers of AmTrust. For purposes of the foregoing limitations, directors and officers of the Company shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such. The restriction described in Section 4975(h) of the Delaware Conversion Act is hereby referenced and incorporated but such restriction is inapplicable by its terms, as any stock purchased by directors and officers of the Company under this Plan are shares of Common Stock of AmTrust, which is participating in the Plan as provided in paragraph (a)(3)a. of Section 4975 of the Delaware Conversion Act and has a class of stock registered under the Securities Exchange Act of 1934, as amended.

  (d) Restrictions Applicable to MIHC.   Without the prior approval of the Delaware Commissioner, MIHC shall not, for a period of three (3) years from the Effective Date, repurchase any of its capital stock from any Person, except that this restriction shall not apply to either: (1) a repurchase on a pro rata basis pursuant to an offer made to all shareholders of MIHC; or (2) a purchase in the open market by a tax-qualified, or nontax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. The provisions of this Section 6(d) shall not apply to AmTrust, and the Delaware Commissioner’s approval of this Plan shall constitute approval under Section 4975(j) of the Delaware Conversion Act of any repurchase by AmTrust of any of its capital stock from any Person that otherwise would be subject to such Section.

  (e) Adjustment to Purchase Limitation.   The Company may increase or decrease any of the purchase limitations set forth herein at any time; provided, however, that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate maximum purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for an amount in excess of the decreased maximum purchase limitation amount shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum purchase amount permitted to be subscribed for or ordered by such Person.

7.	MECHANICS AND TIMING OF THE OFFERING, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.

  (a) Overview of the Offering.   The Offering shall be conducted as follows:

  (i) Commencement.   The Offering shall commence on the Mailing Date and continue for at least 20 calendar days but not more than 45 calendar days (the “Subscription Period”).

  (ii) Mailing of Offering Materials.   On the Mailing Date, AmTrust shall distribute the Prospectus, together with Order Forms for the exercise of Subscription Rights in the Offering, to all Participants.

  (iii) Subscription Period.   During the Subscription Period, a Participant may subscribe for shares of Common Stock by properly completing and delivering the Order Form, together with payment in an amount equal to such Participant’s Subscription Amount.

  (iv) Special Meeting.   The Special Meeting will be held upon or following termination of the Subscription Period.

  (v) Announcement of Results.   On the Special Meeting Date and immediately following the adjournment of the Special Meeting, AmTrust will issue a press release and file a Report on Form 8-K with the SEC to announce the results of the Special Meeting and the Offering, including the Purchase Price, the AmTrust 10-day VWAP, the Stock Discount Percentage and the total amount of subscriptions received, in each case as determined by the Calculation Agent or the Subscription Agent, as applicable.

  (vi) Closing Date.   On the Offering Closing Date (which shall be the next business day after the date of the Special Meeting), shares of Common Stock will be issued to each Participant whose Order Form, together with payment, has been properly completed, timely submitted and not revoked.

  (b) Timing of the Offering.   The exact timing of the commencement and completion of the Offering shall be determined by the Company and AmTrust in consultation with their respective representatives. The Company and AmTrust may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, their respective current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. The Offering may be terminated by agreement of the Board of Directors of MIHC and the Board of Directors of AmTrust and otherwise as provided in the Agreement at any time prior to the Special Meeting and at any time thereafter, without liability to any Person, subject to any necessary regulatory approval or concurrence.

  (c) Manner of Exercising Subscription Rights in the Offering; Order Forms.   Promptly after the Prospectus has been filed with the SEC and the Delaware Commissioner has approved this Plan, AmTrust shall distribute or make available the Prospectus, together with Order Forms for the exercise of Subscription Rights in the Offering, to all Participants. AmTrust and the Company may jointly elect to mail or otherwise make available to Participants a Prospectus and Order Form concurrently with the date that the Proxy Statement is mailed or made available to Voting Members. The recipient of an Order Form will have, during the Subscription Period (with the exact termination date to be set forth in the Prospectus), to properly complete and execute the Order Form and deliver it, together with payment to AmTrust, the Company (as agent for AmTrust), or the Subscription Agent (with the recipient set forth in the Prospectus) in an amount equal to such subscriber’s Subscription Amount. AmTrust and the Company may extend such period by such amount of time as they determine is appropriate, but in no event by more than 90 days without the prior approval of the Delaware Commissioner. Failure of any subscriber to deliver a properly executed Order Form to AmTrust, the Company (as agent for AmTrust) or the Subscription Agent (with the recipient set forth in the Prospectus), along with payment of the Subscription Amount for shares of Common Stock subscribed for, within the time limits prescribed, shall be deemed an irrevocable waiver and release by such Person of any rights to subscribe for or purchase shares of Common Stock. An Order Form will be deemed to have been “delivered” to AmTrust, the Company (as agent for AmTrust) or the Subscription Agent (with the recipient set forth in the Prospectus) when it is physically received at the address shown on the Order Form and not when it is deposited in the mail if the subscriber chooses to make delivery by mail. Failure of the U.S. Postal Service to deliver to AmTrust, the Company (as agent for AmTrust) or the Subscription Agent (with the recipient set forth in the Prospectus) any Order Form to the address shown on the Order Form shall also be deemed such a waiver and release. Order Forms, once tendered to AmTrust the Company (as agent for AmTrust) or (with the recipient set forth in the Prospectus), shall not be revocable.

  (d) Authority to Reject Subscriptions.   The Company and AmTrust shall have the absolute right, in their sole discretion and without liability to any Person, to determine which proposed subscribing Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person, and to reject any Order Form that is (i) improperly completed or executed, (ii) not timely received, for whatever reason, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations AmTrust believes to be false or who it otherwise reasonably believes is, either alone, or acting in concert with others, violating, evading or circumventing, or intending to violate, evade or circumvent, the terms and conditions of this Plan or the Delaware Conversion Act. The Company and AmTrust may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Subscription Agent, the Company and AmTrust of the terms and conditions of the Order Forms shall be final and conclusive, and AmTrust and the Company shall be free from liability to any Person on account of such action. Once AmTrust, the Company (as agent for AmTrust) or the Subscription Agent, as applicable, receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that no Order Form shall be accepted until the Prospectus has been filed with the SEC and mailed or otherwise made available to the Persons entitled to Subscription Rights in the Offering, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.

  (e) Reasonable Efforts.   AmTrust shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, AmTrust has no obligation to offer or sell shares to any Person under this Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) the grant of Subscription Rights or the offer or sale of shares of Common Stock in the Offering to such Persons would require AmTrust or its directors, officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or AmTrust would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (ii) such registration or qualification in the judgment of AmTrust would be impracticable or unduly burdensome for reasons of cost or otherwise.

8.	PAYMENT FOR COMMON STOCK; REFUNDS

  (a) Payment.   Payment for all shares of Common Stock subscribed for must be received in full by AmTrust (or by the Company or the Subscription Agent, each as agent for AmTrust), together with properly completed and executed Order Forms, indicating thereon the total dollar Subscription Amount and such other information as may be required thereon. All subscription payments made by check, bank draft or money order shall be payable to AmTrust (or the Company, as agent for AmTrust). All subscription payments will be deposited by AmTrust in an escrow account at a bank designated by AmTrust and the Company. The subscription payment shall be such subscriber’s Subscription Amount expressed as a dollar amount and the number of shares of Common Stock that such Subscription Amount purchases will be determined in accordance with Section 8(b) hereof. Such payment shall be made by check, bank draft or money order or other means acceptable to AmTrust at the time the Order Form is delivered to AmTrust, the Company (as agent for AmTrust) or the Subscription Agent (with the recipient set forth in the Prospectus).

  (b) Shares Issued to Subscribers; Refunds.   Subject to the provisions of this Plan concerning oversubscription and the right to reject, in whole or in part, subscriptions from subscribers, the number of whole shares of Common Stock to be sold to each subscriber will be equal to the whole number nearest to but not exceeding the quotient of such subscriber’s Subscription Amount divided by the Purchase Price. No fractional shares will be issued. A refund will be made to such subscriber equal to the difference, if any, between (i) such subscriber’s Subscription Amount and (ii) the Purchase Price multiplied by the whole number of shares sold to such subscriber as described in the preceding sentence. No interest will be paid on any portion of a subscriber’s Subscription Amount, including any refund.

  (c) Shares Non-assessable.   Each share of Common Stock issued in the Offering shall be fully paid and non-assessable upon payment in full of the Purchase Price.

9.	CONDITIONS TO THE OFFERING.

Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval and adoption of this Plan and the transactions contemplated hereby by the affirmative vote of at least two-thirds ( 2/3) of the votes cast at the Special Meeting by Voting Members, voting in person or by proxy, as provided in Section 4973 of the Delaware Conversion Act, (iii) the satisfaction or waiver of all of the conditions precedent for the completion of the Acquisition pursuant to the terms of the Agreement, and (iv) the sale in the Offering of such dollar amount of shares of Common Stock which together with the Cash Contribution Fund (if applicable) equal at least the Minimum of the Valuation Range.

10.	CONSUMMATION OF THE CONVERSION.

  (a) Manner of Completion of Conversion.   On the Effective Date, the Conversion shall be completed in the following manner: (i) the Company shall file with the Delaware Commissioner the minutes of the meeting at which this Plan was approved and adopted by the Voting Members of MIHC, along with the Converted MIHC Charter and the bylaws of Converted MIHC; (ii) the shares of Common Stock for which subscriptions are accepted in the Offering shall be issued and sold by AmTrust, and (iii) MIHC shall file with the office of the Delaware Secretary of State the Converted MIHC Charter. Simultaneously, the Acquisition shall be completed as provided in the Agreement.

  (b) Effect of Conversion.   On the Effective Date, without further action by MIHC following the filing of the Converted MIHC Charter in the office of the Secretary of State of the State of Delaware, MIHC shall be converted into Converted MIHC pursuant to the Delaware Conversion Act. In accordance with the provisions of Section 4981 of the Delaware Conversion Act, upon the completion of the Conversion: (i) the corporate existence of MIHC shall be continued in Converted MIHC, (ii) all of the rights, assets, franchises, and interests of MIHC in and to every species of property, real, personal, and mixed, and any accompanying things in action, shall be vested in Converted MIHC without any deed or transfer; and (iii) Converted MIHC shall assume all the obligations and liabilities of MIHC. The Directors and Officers of MIHC immediately prior to the filing of the Converted MIHC Charter in the office of the Secretary of State of the State of Delaware shall serve as Directors and Officers of Converted MIHC until new Directors and Officers of Converted MIHC are duly elected pursuant to the Converted MIHC Charter and the bylaws of Converted MIHC.

  (c) Effect of Approval of Plan.   By approving this Plan, the members of MIHC shall have approved all of the transactions contemplated by this Plan, including without limitation, the adoption of the Converted MIHC Charter pursuant to Section 4973(i) of the Delaware Conversion Act, and the Acquisition. The approval by the Delaware Commissioner of this Plan shall be deemed to include and constitute the approval by the Delaware Commissioner of all of the transactions described herein.

  (d) [Intentionally Omitted.]

  (e) Foundation.   On the first business day immediately following the Effective Date, MIHC will deliver, by wire transfer to an account of the Foundation designated by written notice to MIHC and AmTrust at least five (5) business days prior to the Effective Date, in immediately available funds, an amount equal to the Foundation Contribution.

11.	REQUIREMENT FOR STOCK EXCHANGE LISTING.

Prior to the Effective Date, AmTrust shall cause the shares of Common Stock to be issued in the Offering to be approved for listing by the NASDAQ Stock Market, subject to official notice of issuance.

12.	RESTRICTIONS ON TRANSFER OF COMMON STOCK.

All shares of the Common Stock that are purchased in the Offering shall be transferable without restriction, except to the extent that such transfer is restricted by law, including state and federal securities laws and regulations thereunder.

13.	EFFECT OF CONVERSION ON EXISTING POLICIES AND MEMBERSHIP INTERESTS.

All policies of insurance issued by FNIC in force on the Effective Date shall continue to remain in force under the terms of the policies upon and following the Conversion, except that, to the extent that they existed in MIHC, any voting rights of the policyholders provided under such policies, any right to share in the surplus of MIHC or FNIC (unless such right is expressly provided for under the provisions of such policy), and any assessment provisions provided for under such policies, shall be extinguished on the Effective Date of the Conversion

Except as provided in the next sentence, the holders of participating policies of insurance issued by FNIC in effect on the Effective Date of the Conversion, if any, shall continue to have a right to receive dividends as provided in the participating policies, if any. Except for life policies issued by FNIC, if any, participating guaranteed renewable accident and health policies issued by FNIC, if any, and participating guaranteed renewable non-cancelable accident and health policies issued by FNIC, if any, upon the renewal date of a participating policy issued by FNIC, FNIC may issue the insured a nonparticipating policy as a substitute for the participating policy. (Section 4975(a)(2)b. and c. of the Delaware Conversion Act requires that the Plan provide as set forth in the two immediately preceding sentences. FNIC does not have and will not have on the Effective Date in force any policy described in such two sentences.)

Any voting and other membership rights of any Member, including any right to share in the surplus of MIHC or FNIC, whether provided under MIHC’s certificate of incorporation, bylaws or the Delaware Conversion Act, shall be extinguished on the Effective Date of the Conversion.

14.	AMENDMENT OR TERMINATION.

This Plan may be substantively amended at any time before approval of this Plan by the Delaware Commissioner by the Board of Directors of MIHC as a result of comments from regulatory authorities or otherwise; provided that AmTrust shall not be bound by any such amendment adversely affecting AmTrust or any of its affiliates to which AmTrust shall not have consented in writing. This Plan may be terminated by agreement of the Boards of Directors of MIHC and AmTrust and otherwise as provided in the Agreement at any time prior to approval of this Plan by the Delaware Commissioner and at any time thereafter, subject to the Delaware Conversion Act and any necessary regulatory approval or concurrence. This Plan shall terminate if the Conversion and Acquisition is not consummated within 120 days after the date of the Special Meeting or otherwise as provided in the Agreement.

15.	INTERPRETATION.

References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of MIHC and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of MIHC shall be final.

APPENDIX B

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MUTUAL INSURERS HOLDING COMPANY

MUTUAL INSURERS HOLDING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Mutual Insurers Holding Company.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28, 2012.

3. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF the undersigned duly authorized officer has executed and acknowledged this Amended and Restated Certificate of Incorporation.

Mutual Insurers Holding Company

By:
   Name:
   Title:

___________________, 2013

Exhibit A

CERTIFICATE OF INCORPORATION
OF
MUTUAL INSURERS HOLDING COMPANY

ARTICLE I

The name of this corporation is Mutual Insurers Holding Company (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purposes of the Corporation are to engage in such lawful business, acts and activities that may be conducted by a Delaware corporation under Delaware law.

ARTICLE IV

The capital of the Corporation shall be divided into shares and owned by its stockholder(s), and the total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) consisting of a single class of common stock, $0.01 par value per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to amend or repeal any bylaw made by the board of directors.

ARTICLE VI

Unless otherwise provided in the bylaws of the Corporation, the election of the directors of the Corporation need not be by written ballot.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VIII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the certificate of incorporation, and to add other provisions to the certificate of incorporation authorized by the laws of the State of Delaware, at the time such laws are in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE IX

This certificate of incorporation shall become effective upon the filing hereof with the Secretary of State of the State of Delaware.

APPENDIX C

STOCK PURCHASE AGREEMENT

between

MUTUAL INSURERS HOLDING COMPANY

and

AMTRUST FINANCIAL SERVICES, INC.

Dated as of December 31, 2012

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 31, 2012 (this “Agreement”), is made by and between AmTrust Financial Services, Inc., a Delaware corporation (“Buyer”), and Mutual Insurers Holding Company, a Delaware corporation (“Company”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 8.1.

RECITALS:

WHEREAS, Company is a mutual holding company pursuant to the Delaware Conversion Act that owns all of the issued and outstanding shares of the capital stock of First Nonprofit Insurance Company (the “Insurance Company”), an insurance company domiciled in the State of Delaware;

WHEREAS, Company proposes to convert to a stock company pursuant to the Plan of Conversion (such conversion being herein called the “Conversion”); and

WHEREAS, in accordance with the Plan of Conversion, upon the Effective Date, Buyer will purchase and Company will sell to Buyer 1,000 shares of the Common Stock, par value $0.01, of Company (the “Shares”), constituting all of the authorized capital stock of Company after giving effect to the Conversion, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

Sale and Purchase of Shares

Section 1.1 Purchase and Sale.  In consideration for the sale and issuance of the Shares, and upon the terms and subject to the conditions of this Agreement, Buyer shall pay to Company an amount (the “Purchase Price”) equal to (a) the Aggregate Subscription Amount, plus (b) the Cash Contribution Fund, if any, in cash, payable in accordance Section 1.2, and Company shall sell, issue and deliver to Buyer, all of the Shares, all of which shall be fully-paid and non-assessable.

Section 1.2 Closing.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Edwards Wildman Palmer LLP, 750 Lexington Avenue, New York, New York 10022 at 10:00 a.m. on the Effective Date; provided all other conditions set forth in Article 5 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) and all items set forth on the Subscription Calculation Schedule are final, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.” At the Closing:

(a) Company shall deliver to Buyer:

(i) one or more certificates representing all of the Shares issued in the name of Buyer (or one of its wholly-owned Subsidiaries as it shall designate);

(ii) a reasonably current good standing certificate (or equivalent document) for each of the Acquired Companies issued by the secretaries of state of Delaware, Illinois and Maryland, as applicable;

(iii) a reasonably current tax good standing certificate (or equivalent document) for each of the Acquired Companies issued by the applicable Taxing Authority of the states of Delaware, Illinois and Maryland;

(iv) a copy of the Organizational Documents of each of the Acquired Companies, certified by an officer of the applicable Acquired Company;

(v) the original corporate record books and stock record books of each of the Acquired Companies;

(vi) the stock certificates for all of the issued and outstanding shares of the capital stock of the Insurance Company;

(vii) all of the consents listed on Section 1.2(a) of the Company Disclosure Letter;

(viii) written resignations of each director and officer, and solely in their capacity as an officer and not in their capacity as an employee, of each of the Acquired Companies designated by Buyer in writing at least ten (10) Business Days prior to the Closing Date; and

(ix) a certificate of Company attesting to the matters set forth in Section 5.2(a).

(b) Buyer shall pay to Company, by wire transfer of immediately available funds to an account designated by Company at least two (2) Business Days prior to the Closing Date, an amount equal to the Purchase Price.

Section 1.3 Subscription Calculation Schedule.

(a) Not later than five (5) Business Days prior to the Closing Date, Company shall deliver to Buyer a schedule setting forth the Aggregate Subscription Amount, the Cash Contribution Fund, the Aggregate Discount Value, the Subscription Price, the Valuation Range and the Maximum Shares Issuable, including reasonable detail as to the calculation of each item (the “Subscription Calculation Schedule”). Company and its representatives will consult with Buyer and its representatives during the preparation of the Subscription Calculation Schedule and allow Buyer and its representatives to review drafts of the Subscription Schedule and workpapers relating thereto.

(b) Unless Buyer shall object in writing to any item on the Subscription Calculation Schedule on or before the close of business on the Business Day preceding the Closing Date, the items set forth in the Subscription Calculation Schedule shall be deemed final.

(c) In the event of a written objection by Buyer to any item set forth on the Subscription Calculation Schedule, on or prior to the Closing Date the parties shall agree to a resolution of such objection of the disputed item and the final amount thereof.

ARTICLE 2

Representations and Warranties of Company

Except as set forth in the Company Disclosure Letter, Company represents and warrants to Buyer as follows:

Section 2.1 Corporate Status.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Insurance Company is an insurance company duly organized, validly existing and in good standing under the laws of the State of Delaware and each other Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquired Company has all requisite corporate power and authority to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.2 Corporate and Governmental Authorization.

(a) Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance of Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Company (other than the Member Approval). Company has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) Other than (i) the approval by the Delaware Insurance Department of the Plan of Conversion in accordance with the Delaware Conversion Act, and (ii) such other consents, approvals, authorizations,

declarations, filings or notices as are set forth in Section 2.2(b)(ii) of the Company Disclosure Letter, the execution and delivery of this Agreement by Company and the performance of its obligations hereunder require no consent, approval, authorization of, or registration with or other action by, or any filing with, any Governmental Authority to be obtained or made by the Company.

Section 2.3 Non-Contravention.  The execution and delivery of this Agreement by Company and the performance of its obligations hereunder do not (a) conflict with or breach any provision of the Organizational Documents of Company, or any of the other Acquired Companies, (b) assuming receipt of the Delaware Approval, conflict with or breach any provision of any applicable Laws, (c) assuming receipt of the Delaware Approval, except as set forth in Section 2.3(c) of the Company Disclosure Letter, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of a Material Contract, any material Permit affecting any of the Acquired Companies or any Insurance License of the Insurance Company, or (d) result in the creation or imposition of any Lien other than Permitted Liens on any Assets, except, in the case of clauses (c) and (d), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.4 Capitalization; Title to Shares.

(a) As of the Effective Date after giving effect to the Conversion, the authorized capital stock of Company will consist of 1,000 shares of common stock, par value $0.01 per share. The authorized capital stock of the Insurance Company consists of 1,000 shares of common stock, par value $5,000 per share, of which only 1,000 shares are issued and outstanding and all of which are owned by Company, beneficially and of record, free and clear of any Lien. The authorized, issued and outstanding capital stock or other equity interests of each other Acquired Company are set forth in Section 2.4(a) of the Company Disclosure Letter. All of the capital stock and other equity interests of the other Acquired Companies are owned beneficially by Company and of record by Company or a wholly-owned Subsidiary of Company, in each case free and clear of any Lien. Upon their issuance to Buyer in accordance herewith, the Shares will be duly authorized, validly issued and fully paid and nonassessable.

(b) There are no outstanding (i) shares of capital stock of or other voting or equity interests in any Acquired Company, (ii) securities, bonds, debentures or Indebtedness of any Acquired Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Acquired Company, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from any Acquired Company, or other obligation of any of the Acquired Companies to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Acquired Company or securities, bonds, debentures or Indebtedness convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Acquired Company, (iv) voting trusts, proxies or other similar agreements or understandings to which any Acquired Company is a party or by which any Acquired Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in any Acquired Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Acquired Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Acquired Company Securities”). There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Acquired Company Securities.

Section 2.5 Investments.  Except as set forth in Section 2.5 of the Company Disclosure Letter, none of the Acquired Companies has any Subsidiaries or owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person (other than such capital stock or voting or equity interests held in the Insurance Company’s investment portfolio).Company has provided Buyer with a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Acquired Companies as of November 30, 2012.

Section 2.6 Financial Statements; Accounting Controls.

(a) Company has delivered or made available to Buyer copies of the audited consolidated balance sheet and audited consolidated statement of income, cash flows and changes in stockholders’ equity of the Insurance Company and its Subsidiaries, at and for the periods ended December 31, 2010 and 2011, together with the report of Insurance Company’s independent auditors thereon (the “Financial Statements”) and the unaudited consolidated balance sheet and unaudited consolidated statement of income of the Insurance Company and its Subsidiaries, at and for the nine-month period ended September 30, 2012 (the “Interim Financial Statements”; together with the Financial Statements, the “GAAP Financial Statements”). Except as set forth in Section 2.6(a) of the Company Disclosure Letter, the GAAP Financial Statements have been, and the Subsequent GAAP Financial Statements will be, prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and present fairly in all material respects the combined financial position, results of operations and cash flows of the Acquired Companies at and for the respective periods indicated (except that the Interim Financial Statements and the Subsequent GAAP Financial Statements do not and will not contain notes to financial statements and will be subject to normal year-end adjustments and to any other adjustments consistent with GAAP described in the Interim Financial Statements or the Subsequent GAAP Financial Statements). Company has delivered or made available to Buyer complete copies of the audited Statutory Statements of Insurance Company at and for the periods ended December 31, 2009, 2010 and 2011, together with the report of Insurance Company’s independent auditors thereon and of MIC at and for the periods ended December 31, 2010 and 2011, together with the report of MIC’s independent auditors thereon (the “Audited SAP Financial Statements”) and the unaudited Statutory Statements of the Insurance Company, at and for the nine-month period ended September 30, 2012 (the “Interim SAP Financial Statements”; together with the Audited SAP Financial Statements, the “SAP Financial Statements”). The SAP Financial Statements have been, and the Subsequent Period Statutory Statements will be, prepared in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with SAP, except as set forth in the notes, exhibits or schedules thereto, the statutory financial position, as of the respective dates thereof, and results of operations of the Insurance Company or MIC, as applicable, at and for the respective periods indicated (subject to normal year-end adjustments and to any other adjustments consistent with SAP described therein).

(b) [INTENTIONALLY OMITTED.]

(c) Since December 31, 2008, the Insurance Company has filed all Statutory Statements required to be filed with the applicable Governmental Authority for the jurisdiction in which it is, or was for the period of time covered by the filing, domiciled on forms prescribed or permitted by such Governmental Authority.

(d) No material deficiency has been asserted in writing with respect to any of the Statutory Statements of the Insurance Company by any Insurance Department which remains uncured as of the date hereof.

(e) Without limiting the generality of Section 2.6(a), except as set forth in Section 2.6(e) of the Company Disclosure Letter, the aggregate reserves of the Insurance Company recorded in the SAP Financial Statements, and which will be recorded in the Subsequent Period Statutory Statements, (i) were (or will be) determined in all material respects in accordance with generally accepted actuarial standards consistently applied throughout the specified periods and the immediately prior periods, (ii) are fairly stated in all material respects in accordance with generally accepted actuarial standards consistently applied and SAP and (iii) have been computed in all material respects on the basis of Reserving Practices and Policies consistent with those used in computing the corresponding reserves since January 1, 2010, except as otherwise noted in the Statutory Statements of the Insurance Company or the notes thereto. Company has made available to Buyer copies of all workpapers reasonably requested by Buyer that were or are used as the basis for establishing reserves for the Business of the Insurance Company. The Insurance Company owns assets that qualify as admitted assets under applicable Laws in an amount at least equal to any such required reserves plus its minimum statutory capital and surplus as required under applicable Laws. No reserves of the Insurance Company have been discounted on either a tabular or non-tabular basis. For the avoidance of doubt, no representation or warranty contained in this Section 2.6(e) or otherwise in this Agreement shall be deemed to constitute a representation or warranty as to the adequacy or sufficiency of the reserves of any of the Acquired Companies including, without limitation, that such reserves are adequate or sufficient to cover future adverse loss or loss adjustment expense development of any of the Acquired Companies.

(f) Company has made available to Buyer copies of all material actuarial reports prepared by actuaries, independent or otherwise, with respect to the Business since December 31, 2010 and all attachments, opinions, certifications, addenda, supplements and modifications thereto (the “Actuarial Analyses”). The information and data furnished by Company and its Affiliates in connection with the preparation of the Actuarial Analyses was, taken as a whole, complete and accurate in all material respects as of the respective dates such Actuarial Analyses were prepared.

(g) Company has made available to Buyer true and complete copies of all analyses and reports submitted by the Insurance Company to any applicable Insurance Department since January 1, 2010 relating to risk-based capital calculations. Such analyses and reports have been prepared in accordance with regulations and bulletins applicable to the Insurance Company under applicable Insurance Laws and fairly present in all material respects the Insurance Company’s risk-based capital as of the respective dates in which such analyses and reports were prepared.

(h) Company has made available for inspection by Buyer (i) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Insurance Company since December 31, 2008 and (ii) all other holding company filings or submissions required to be made by or with respect to the Insurance Company with any applicable Insurance Department since December 31, 2008. Except as set forth in Section 2.6(h)(i) of the Company Disclosure Letter, all material deficiencies or violations noted in the examination reports described in clause (i) above have been resolved to the material satisfaction of the applicable Insurance Department that noted such deficiencies or violations. Except as set forth in Section 2.6(h) of the Company Disclosure Letter, each of the other Acquired Companies has filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since December 31, 2008. All such registrations, reports, statements, documents, filings and submissions referred to in the immediately preceding sentence were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted in writing by any such Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied to the material satisfaction of the Governmental Authority that noted such deficiencies. Except as set forth in Section 2.6(h)(ii) of the Company Disclosure Letter, the Insurance Company is not “commercially domiciled” under the applicable Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

(i) Since December 31, 2011, the Insurance Company has been in material compliance with, and has adhered in all material respects, to its written underwriting guidelines.

(j) Except as set forth in Section 2.6(j) of the Company Disclosure Schedule, each of the Acquired Companies maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting to assist in reasonably assuring that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Companies in conformity with GAAP and, if applicable, SAP and to maintain accountability for its assets; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the auditors nor the board of directors of any of the Acquired Companies have been advised of any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of any of the Acquired Companies.

(k) Other than investment gains or losses incurred in connection with the Insurance Company’s investment portfolios, no capital gains or losses, whether realized or unrealized, have been recorded on the books of any of the Acquired Companies for the period from December 31, 2011 through the Balance Sheet Date except as set forth in Section 2.6(k) of the Company Disclosure Letter.

Section 2.7 No Undisclosed Liabilities.

(a) Except (i) for liabilities and obligations disclosed or reserved against in either the GAAP Financial Statements or the SAP Financial Statements as at and for the nine-month period ended as of the Balance Sheet Date,(ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date and (iii) liabilities and obligations under the covenants contained in this Agreement and set forth in Section 2.7(a) of the Company Disclosure Letter, the Acquired Companies (other than the Insurance Company) have not incurred any liabilities or obligations.

(b) [Intentionally Omitted].

Section 2.8 Absence of Certain Changes.  Since the Balance Sheet Date, except as otherwise contemplated by this Agreement, (a) the Business of the Acquired Companies has been conducted in all material respects in the ordinary course of business, (b) there has been no Material Adverse Effect and (c) no Acquired Company has taken any action that would, after the date hereof, be prohibited or has omitted to take any action that would, after the date hereof, be required, as the case may be, by clauses (a) through (x) of Section 4.1.

Section 2.9 Material Contracts.

(a) Except as disclosed in Section 2.9 of the Company Disclosure Letter, none of the Acquired Companies is a party to or bound by:

(i) any mortgage, indenture, loan or credit agreement, security agreement, or other agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), the borrowing of money or extensions of credit or Liens upon any of the assets or properties of any Acquired Company;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iii) contract for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis or relating to loans to officers, directors or Affiliates;

(iv) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement that (A) materially limits the freedom of any of the Acquired Companies to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or the Acquired Companies after the Closing or (B) contains material exclusivity obligations or restrictions binding on the Acquired Companies or that would be binding on Buyer or any of its Affiliates after the Closing;

(vi) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Acquired Companies over the remaining term of such agreement or related agreements of $50,000 or more or under which the Acquired Companies made payments of $50,000 or more during the nine-month period ending on the Balance Sheet Date;

(vii) any lease, sublease, license or rental or use contract personal property (other than Intellectual Property) providing for annual rental payments in any case in excess of $50,000 (whether any Acquired Company is lessor, lessee, licensor or licensee);

(viii) any sales, distribution, brokerage, agency, producer or other similar agreement providing for the sale by the Acquired Companies of services that provides for aggregate payments to the Acquired Companies over the remaining term of the agreement of $250,000 or more or under which payments of $250,000 or more were made to the Acquired Companies during the nine-month period ending on the Balance Sheet Date;

(ix) any agreement relating to any interest rate, derivatives or hedging transaction;

(x) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Acquired Companies or (B) any of the Acquired Companies has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); or

(xi) any other agreement which is material to the operations and business prospects of the Acquired Companies or involves a consideration in excess of $250,000 annually.

(b) Each agreement, commitment, arrangement or plan disclosed in the Company Disclosure Letter pursuant to this Section 2.9 or Section 2.10(d), 2.11(a), 2.18(a), 2.22(a) or 2.23 (each, a “Material Contract”) is a valid and binding agreement of the Acquired Companies (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and none of the Acquired Companies or, to the Knowledge of Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Company has provided Buyer with a true and correct copy of each Material Contract and an accurate description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

Section 2.10 Properties.

(a) Title to Assets.  The Acquired Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of their material assets (real and personal, tangible and intangible) (collectively, the “Assets”), in each case free and clear of any Lien other than Permitted Liens.

(b) Sufficiency of Assets.  Except as set forth on Section 2.10(b) of the Company Disclosure Letter, and subject to the last sentence of Section 2.6(e), the Assets of the Acquired Companies, the Assets and the real and personal property leased by the Acquired Companies pursuant to the Leases disclosed in Section 2.10(d) of the Company Disclosure Letter and leases of personal property disclosed in Section 2.9 of the Company Disclosure Letter, constitute the properties, rights and assets necessary and sufficient for the conduct of the Business by the Acquired Companies immediately following the Closing in the same manner as currently being conducted.

(c) Owned Real Property.  Except as set forth in Section 2.10(c) of the Company Disclosure Letter, (i) since January 1, 1992, no Acquired Company has owned any real property, and (ii) prior to January 1, 1992, to the Knowledge of the Company, no Acquired Company ever owned any real property; provided that as to any real property of MIC that was disposed of prior to November 15, 2007, the representation in subsection (i) above is made to the Knowledge of the Company.

(d) Leased Real Property.   Section 2.10(d) of the Company Disclosure Letter lists all leases (including subleases) of real property to which any Acquired Company is a party (the “Leases”). Each Acquired Company holds a valid leasehold estate, free and clear of all Liens, except Permitted Liens, to each Lease to which it is a party. The Leases are in full force and effect in all material respects and, as of the date hereof, Company has not received a written notice of default or termination with respect to any of the Leases. Except as set forth in Section 2.10(d) of the Company Disclosure Letter, there has not occurred any event nor has Company received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material breach by any Acquired Company of, or material default by any Acquired Company in, the performance of any covenant, agreement or condition contained in any Lease, and to the Knowledge of Company, no lessor under a Lease is in material breach or default in the performance of any covenant, agreement or condition contained in such Lease. The Acquired Companies have paid all rents and other charges to the extent due under the Leases.

(e) Section 2.10(e) of the Company Disclosure Letter contains a list of all of the tangible personal property currently used by any Acquired Company or otherwise currently used in the Business, excluding those Assets having a book value per item as of the date of this Agreement of less than $10,000.

Section 2.11 Intellectual Property.

(a) Except as set forth in Section 2.11(a) of the Company Disclosure Letter, the Acquired Companies own or possess, or have valid, enforceable rights or licenses to use, the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, Internet domain names (including any registrations, licenses or rights relating to any of the foregoing), computer software, trade secrets, inventions and know-how that are necessary to carry on the Business as presently conducted (each, an “Intellectual Property Right”) free and clear of all Liens (other than Permitted Liens and restrictions provided in an agreement, license or other arrangement listed in Section 2.11(e) of the Company Disclosure Letter), except where the failure to so own or possess, or have license to use, any Intellectual Property Right, has not had or could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.11(a) of the Company Disclosure Letter, since January 1, 2009, Company has not received any written notice of any infringement of the rights of any third party with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, could reasonably be expected to have a Material Adverse Effect. To the Knowledge of Company, there is no infringement by any Person of any Intellectual Property Right of any Acquired Company.

(b) All Intellectual Property Rights that have been licensed by or on behalf of any Acquired Company or relating to the Business are being used substantially in accordance with the applicable license pursuant to which an Acquired Company has the right to use such Intellectual Property Rights.

(c) Section 2.11(c)(i) of the Company Disclosure Letter contains a complete and accurate list of (A) registered and applied for patents, trademarks, service marks, copyrights, or domain names owned or licensed by any Acquired Company or used in connection with the Business, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor, and, if not registered or applied for on behalf of any Acquired Company, the registrant or applicant therefor, and (B) material common law trademarks and service marks owned by any Acquired Company and other Intellectual Property Rights owned or licensed by any Acquired Company or used in the Business not owned or licensed by an Acquired Company and the owner or licensee thereof. Except as set forth in Section 2.11(c)(ii) of the Company Disclosure Letter, as of the date hereof, there are no claims pending or, to the Knowledge of Company, threatened, challenging the ownership, validity or enforceability of any Intellectual Property Right owned by or licensed to any Acquired Company or used in the Business.

(d) To the Knowledge of Company, except as set forth in Section 2.11(d) of the Company Disclosure Letter, since January 1, 2009, no Acquired Company has suffered a material security breach with respect to its data or systems requiring notification to employees in connection with such employees’ confidential information or to customers in connection with customers’ confidential information.

(e) Section 2.11(e) of the Company Disclosure Letter (i) sets forth a list of amounts payable by the Business with respect to Intellectual Property Rights to Persons in excess of $100,000 annually or on or before December 31, 2013, and (ii) indicates whether such amounts are fixed or variable with respect to any applicable period.

(f) Except as set forth in Section 2.11(f) of the Company Disclosure Letter, all former and current employees of each Acquired Company have executed written contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any Intellectual Property relating to the Business.

Section 2.12 Litigation.  Except as set forth in Section 2.12 of the Company Disclosure Letter, as of the date hereof, (a) there is no Litigation pending or, to the Knowledge of Company, threatened in writing against or affecting any of the Acquired Companies before any court or arbitrator or any Governmental Authority, except for Litigation with respect to claims as to which there is a reasonable expectation such claims will be settled within policy limits in the ordinary course of business of the Insurance Company; (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting any of the Acquired Companies; (c) there is no Litigation pending against, or, to the Knowledge of Company, threatened against or affecting, Company before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement; and (d) to the Knowledge of Company, there is no reasonable basis for any of the foregoing.

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) The Acquired Companies are in material compliance with applicable Laws, and, to the Knowledge of Company, are not under investigation with respect to any material violation of any applicable Laws.

(b) The Acquired Companies have all licenses, franchises, permits, certificates, approvals, registrations or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to, the Assets or the operation of the Business (excluding the Insurance Licenses, the “Permits”), except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Permits are valid and in full force and effect, none of the Acquired Companies is in material default under the Permits and, assuming receipt of the approvals and consents set forth in Section 2.2, none of the Permits will be terminated as a result of the transactions contemplated hereby.

(c) Except as set forth on Section 2.13(c) of the Company Disclosure Letter and excluding Litigation relating to claims (other than claims as to which there is not a reasonable expectation that such claims will be settled within policy limits) under policies issued by the Insurance Company in the ordinary course of business, since January 1, 2009, none of the Acquired Companies has received any written notice from any Governmental Authority, citizens group or other third party asserting a reasonable basis for any violation or alleged violation by any of the Acquired Companies of any applicable Laws. Except as set forth on Section 2.13(c) of the Company Disclosure Letter, to the Knowledge of Company, there is no material investigation, audit, examination or inquiry relating to any of the Acquired Companies or the Business threatened by any Governmental Authority.

(d) None of the Acquired Companies in violation of applicable Laws (i) has, to the Knowledge of Company, engaged in, or colluded with or assisted any other Persons with, the unlawful paying of contingent commissions or similar incentive payments to steer business to them or colluded with producers or other agents, brokers or intermediaries to “rig bids” or submit false quotes to customers in connection with the Business, (ii) except as set forth on Section 2.13(d) of the Company Disclosure Letter, to the Knowledge of Company, since January 1, 2009, is a party to any agreement that provides for any payment by or to any of the Acquired Companies of any unlawful variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the Business that is the subject of such agreement, or (iii) has engaged in any corrupt business practices or price fixing, or any other anticompetitive activity of any type.

(e) Since January 1, 2009, none of the Acquired Companies nor any of their respective directors or executive officers, nor, to the Knowledge of Company, any employees or agents of any of the Acquired Companies, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or was reasonably believed to be in a position to help or hinder any of the Acquired Companies (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (x) which could reasonably be expected to subject any of the Acquired Companies or the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (y) the non-continuation of which has had or could reasonably be expected to have a Material Adverse Effect or (ii) intentionally established or maintained any unrecorded fund or asset or made any fraudulent entries on any books or records for any purpose.

(f) None of the Acquired Companies is in default under or violation of any written agreement, consent agreement, memorandum of understanding, commitment letter, order, stipulation, decree, award or judgment

(“Insurance Regulatory Agreements and Judgments”) entered into with or issued by any applicable Insurance Department in any material respect; nor have any of the Acquired Companies received any written notice of any such default or violation which remains uncorrected. To Knowledge of Company, none of the Acquired Companies is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action, nor is any of the Acquired Companies operating under any written agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires it to take, or refrain from taking, any action, nor to the Knowledge of Company is any such action or agreement threatened. None of the Acquired Companies is a party to or subject to any undertaking, stipulation, consent decree, net worth maintenance commitment or other order entered into with or issued by any applicable Insurance Department restricting the conduct of its business in any jurisdiction, or the payment by it of dividends, other than restrictions on the payment of dividends under applicable Laws as generally applied. A list of all Insurance Regulatory Agreements and Judgments that remain in effect or have not been fully satisfied is set forth in Section 2.13(f) of the Company Disclosure Letter. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of Company, threatened against the Insurance Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g) [INTENTIONALLY OMITTED.]

(h) Section 2.13(h) of the Company Disclosure Letter lists all funds maintained under applicable Insurance Laws by the Insurance Company in each jurisdiction in which the Insurance Company holds a Certificate of Authority (each a “Deposit”). Section 2.13(h) of the Company Disclosure Letter accurately sets forth the value, as determined in accordance with SAP, of each such Deposit as of the Balance Sheet Date, the jurisdiction pursuant to which such Deposit is maintained and the name of the bank and the number of the bank account in which such Deposit is maintained.

Section 2.14 Insurance Matters.

(a) The Insurance Company possesses a certificate of authority, license, registrations and permit or other authorization to transact insurance (an “Insurance License”) in each state in which it is required to possess an Insurance License for the conduct of the Business. All such Insurance Licenses are in full force and effect and the Insurance Company has received no written notice of any investigation or proceeding that would reasonably be expected to result in the suspension or revocation of any such Insurance License. Section 2.14(a) of the Company Disclosure Letter sets forth all Insurance Licenses necessary for the Insurance Company to write insurance policies in connection with the Business and all other material licenses, registrations or permits issued by an Insurance Department held by the Insurance Company and its employees and reflects all exemptions from Insurance License requirements and in the case of the Insurance Company the lines of business authorized.

(b) [INTENTIONALLY OMITTED.]

(c) Since January 1, 2009, any rates of any of the Insurance Company that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by the Insurance Company conform thereto in all material respects. The Insurance Company currently, and since January 1, 2010, has written only insurance policies comprising the lines of business set forth in Section 2.14(c) of the Company Disclosure Letter (the “Lines of Business”).

(d) Except as set forth in Section 2.14(d) of the Company Disclosure Letter, all of the forms of insurance policies issued by the Insurance Company and riders thereto and all amendments and applications related thereto are, and since January 1, 2010 have been, to the extent required under applicable Laws, issued on forms approved by the applicable Insurance Department or which have been filed and not objected to by such Insurance Department within the period provided for objection. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

Section 2.15 [INTENTIONALLY OMITTED.]

Section 2.16 Environmental Matters.

(a) The Acquired Companies are, and for the past twelve months have been, in material compliance with all applicable Environmental Laws and are in possession of, and in compliance with, all Permits required under applicable Environmental Laws with respect to the Acquired Companies’ operation of the Leased Real Property and the Business and any real property owned by MIC during such period.

(b) None of the Acquired Companies has received from any Governmental Authority any written notice of violation or alleged violation, in any material respect, of any Environmental Laws on the part of the Acquired Companies’ operation of (i) the Leased Real Property, (ii) any Real Property owned by any Acquired Company (other than MIC) since January 1, 1992, (iii) to the Knowledge of Company, any Real Property owned by any Acquired Company (other than MIC) prior to January 1, 1992, (iv) any Real Property owned by MIC since November 15, 2007, or (v) to the Knowledge of Company, any real property owned by MIC prior to November 15, 2007, other than any such violation or alleged violation that has been resolved or for which there are no additional obligations.

(c) As of the date hereof, no Litigation is pending or, to the Knowledge of Company, threatened against any of the Acquired Companies arising from the Acquired Companies alleged violation of, or liability under, any applicable Environmental Laws.

(d) None of the Acquired Companies has released Hazardous Substances into the soil or groundwater at, under or from the Leased Real Property or, to the Knowledge of Company, any real property formerly owned by MIC, which, as of the date hereof, requires investigation or remediation by the Acquired Companies under applicable Environmental Laws.

Section 2.17 Employees, Labor Matters, etc.

(a) A list of all of the employees of the Acquired Companies as of the date hereof is set forth in Section 2.17(a) of the Company Disclosure Letter (the “Business Employees”), including the job description and/or duties of each Acquired Company Employee and, if such Acquired Company Employee provides services to FNC or its Affiliates, the services provided and the approximate percentage of his or her time spent providing such services.

(b) None of the Acquired Companies is a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by the Acquired Companies. There is no pending or, to the Knowledge of Company, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Acquired Companies as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Companies are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours. Since January 1, 2010, Company has not received any written notice from any management-level employee that such employee intends to terminate his or her employment with the Business.

Section 2.18 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 2.18(a) of the Company Disclosure Letter lists all Acquired Company Benefit Plans. Company has made available to Buyer complete and correct copies of (i) each Acquired Company Benefit Plan (or, in the case of any such Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Acquired Company Benefit Plan (if any such report was required) with respect to the last three years and all schedules thereto, (iii) the financial statements and actuarial valuations for the past three (3) fiscal years (including Financial Account Standard Board report nos. 87, 106 and 112 if applicable), (iv) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (v) the most recent IRS determination letter for each Acquired Company Benefit Plan, (vi) written communications to employees relating to the Acquired Company Benefit Plans, (vii) all non-routine correspondence to and from any Governmental Authority, including but not limited to the IRS, the U.S. Department of Labor and the Pension Benefit Guaranty

Corporation, (vii) all nondiscrimination tests required under the Code for each Acquired Company Benefit Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years, and (viii) each trust agreement and insurance or group annuity contract relating to any Acquired Company Benefit Plan.

(b) Each Acquired Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Company, there are no existing circumstances or events that could reasonably be expected to adversely affect the qualification of such Acquired Company Benefit Plan. Each Acquired Company Benefit Plan has been maintained, operated and administered in accordance with its terms and with applicable Laws in all material respects and each Acquired Company has performed and complied in all material respects with all of their obligations under or with respect to each Acquired Company Benefit Plan.

(c) (i) Other than routine claims for benefits, there are no pending or, to the Knowledge of Company, threatened, actions, claims or lawsuits by or on behalf of any participant in any of the Acquired Company Benefit Plans, or otherwise involving any Acquired Company Benefit Plan or the assets of any Acquired Company Benefit Plan; and (ii) none of the Acquired Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign. There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) and no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Acquired Company Benefit Plan.

(d) No Acquired Company Benefit Plan is a Multiemployer Plan or a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, and none of the Acquired Companies nor any of Company’s ERISA Affiliates contributes to or is obligated to contribute to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(e) Except as listed on Section 2.18(e) of the Company’s Disclosure Letter, no Acquired Company Benefit Plan is or has been subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 or 303 of ERISA. Neither any Acquired Company nor any ERISA Affiliate has incurred or reasonably expects to incur, any Liability under Title IV of ERISA (other than contributions to the Acquired Company Benefit Plan or premiums to the PBGC in the ordinary course) in respect of any Acquired Company Benefit Plan and there are no premium payments which have become due that are unpaid. No “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived) has occurred within the preceding six years with respect to any Acquired Company Benefit Plan. No lien has been imposed in favor of any Acquired Company Benefit Plan against the assets of any Company pursuant to Section 303(k) of ERISA or Section 430(k) of the Code and no event or condition has occurred which might give rise to the imposition of such lien. Neither any Acquired Company nor the PBGC has initiated any action to terminate any Acquired Company Benefit Plan and prior to the Closing Date, the Acquired Companies shall not take any action that could reasonably be expected to result in the termination of any Acquired Company Benefit Plan listed on Section 2.18(e) of the Company’s Disclosure Letter. Each Acquired Company Benefit Plan listed on Section 2.18(e) of the Company’s Disclosure Letter has met the minimum funding standards set forth in ERISA Sections 302, 303, 304 and 305 and Sections 412, 430, 431, 432 and 436 of the Code and each Acquired Company and each ERISA Affiliate has made all contributions required under ERISA Section 303 and Section 412 of the Code to such plan. As of the most recent valuation date for any Acquired Company Benefit Plan listed on Section 2.18(e) of the Company’s Disclosure Letter, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no facts or circumstances exist that could reasonably be excepted to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date.

(f) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under any of the Acquired Company Benefit Plans have been made by the due date thereof and all contributions and all contributions and premium payments for any period ending on or before the Closing which are not yet due will have been paid or accrued prior to the Closing.

(g) Except as set forth in Section 2.18(g) of the Company Disclosure Letter, no Acquired Company Benefit Plan provides, nor has any Acquired Company or Company Subsidiary, promised or committed to provide any post-employment or retiree medical, life insurance or other welfare-type benefits other than coverage as and only to the extent required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Laws and for which the beneficiary pays the entire premium.

(h) Each Acquired Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to any Acquired Company or such Acquired Company Benefit Plan.

(i) Each Acquired Company Benefit Plan, agreement or arrangement that provides for the deferral of compensation subject to Section 409A of the Code is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated with respect to Section 409A of the Code and has, since January 1, 2005, been operated in good faith compliance with such Treasury Regulations and other IRS guidance promulgated with respect to Section 409A of the Code in effect from time to time. No Acquired Company has an obligation to make any reimbursement or other payment to any person with respect to any tax imposed under Section 409A of the Code.

(j) The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Acquired Companies or any increased or accelerated funding obligation with respect to any Acquired Company Benefit Plan.

Section 2.19 Tax Matters.

(a) All Tax Returns (including any consolidated, combined, unitary, or other similar Tax Return that includes or is required to include any Acquired Company) required to be filed by or on behalf of the Acquired Companies have been timely filed and all Taxes owed by each Acquired Company (whether or not shown or required to be shown on such Tax Returns) have been timely paid or remitted. All such Tax Returns were true, complete and correct in all respects. Except as set forth in Section 2.19(a) of the Company Disclosure Letter, no portion of any such Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any Governmental Authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is, to the Knowledge of Company, pending or, threatened. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return, and none of the Acquired Companies has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect. No claim has ever been made by a Governmental Authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the assets of any of the Acquired Companies other than Permitted Liens. None of the Acquired Companies has, and has not had, a permanent establishment or other taxable presence in any foreign country, as defined under applicable foreign law or in any applicable Tax treaty or convention between the United States and such foreign country. None of the Acquired Companies own, directly or indirectly, stock in any other corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code. No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or non-U.S. law.

(b) The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party. The assets of the Acquired Companies do not include any ownership interests in any foreign or domestic partnerships, joint ventures, limited liability companies, or other entities taxed as a partnership or other pass through entity for U.S. federal income Tax purposes.

(c) None of the Acquired Companies have filed an election under Treasury Regulation Section 301.7701-3. Each Acquired Company is treated as a corporation for U.S. federal income Tax purposes pursuant to such Treasury Regulation (and similarly for all state, local, and foreign income Tax law purposes).

The Company is not, and has not been during the immediately preceding five-year period, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code)

(d) Section 2.19(d) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by or on behalf of the Acquired Companies.

(e) There has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by or on behalf of the Acquired Companies, in each case within the last five years.

(f) [Intentionally Omitted.]

(g) None of the Acquired Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Acquired Companies after the date hereof, (ii) is or has been a member of any affiliated, consolidated, combined, unitary or other similar group for purposes of filing Tax Returns (other than a group the common parent of which is Company) or (iii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law (other than another member of the Company Group), or as a transferee or successor, by agreement, contract, or otherwise. No power of attorney with respect to Taxes has been executed or filed with any Governmental Authority by or with respect to any Acquired Company that will remain in effect after the Closing.

(h) None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 within the last five years.

(i) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or other adjustment under Section 446(e), Section 481, or Section 807(f) of the Code (or any analogous provisions of state, local or foreign Laws) effected prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(j) Section 2.19(j) of the Company Disclosure Letter lists all Tax Returns filed by or with respect to each Acquired Company (including any such Tax Return filed by the Company Group) for all taxable periods ended on or after December 31, 2008, copies of which have been made available to Buyer, and indicates those Tax Returns that have been audited or subject to similar examination by a Taxing authority and those Tax Returns that, to the Knowledge of Company, currently are the subject of such an audit or examination.

(k) No Acquired Company has any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law).

(l) No Acquired Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) None of the Acquired Companies has an obligation to make a payment that will not be deductible under Section 280G of the Code.

Section 2.20 Insurance.  Section 2.20 of the Company Disclosure Letter sets forth all current property and liability insurance policies covering the Acquired Companies or the Assets as of the date of this Agreement (the “Insurance Policies”). The Insurance Policies are in full force and effect (and all premiums due and payable thereon have been paid in full covering all periods up to the date hereof and will have been paid up to and including the Closing Date), and no written notice of cancellation, termination or revocation or other written notice that any of the Insurance Policies is no longer in full force or effect or that the issuer of any of the Insurance Policies is not willing or able to perform its obligations thereunder has been received by any Acquired Company, except for any such Insurance Policy which is replaced or expires in accordance with its terms prior to the Closing Date.

Section 2.21 Finders’ Fees.  Except for Griffin Financial Group LLC, whose fees and expenses will be paid by Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any of the Acquired Companies who might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) upon consummation of the transactions contemplated hereby.

Section 2.22 Transactions with Related Persons.

(a) Section 2.22(a) of the Company Disclosure Letter lists all agreements, arrangements and other commitments or transactions to or by which any of the Acquired Companies, on the one hand, and any of their Affiliates (other than the Acquired Companies) or FNC or any of its Affiliates, on the other hand, are parties or are otherwise bound or affected.

(b) Section 2.22(b) of the Company Disclosure Letter describes all services (i) provided to any Acquired Company by (ii) an Affiliate of Company (other than the Acquired Companies), FNC or any of its Affiliates or vendors or subcontractors of any such party in clause (ii) or provided pursuant to a contract, agreement or undertaking to which any such party in clause (ii) is a party.

(c) Section 2.22(c) of the Company Disclosure Letter sets forth (i) a description of all services provided by the Insurance Company to FNC during the period commencing on January 1, 2010 through the date hereof and all other services that the Insurance Company proposes to provide to FNC following the date hereof (the “FNC Services”) and (ii) all amounts billed, or estimated to be billed, by any Acquired Company to FNC or its Affiliates for such services during such period.

Section 2.23 Reinsurance.

(a) Section 2.23(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all reinsurance and retrocessional treaties and agreements to which the Insurance Company is a party and has any existing rights or obligations, each of which treaties and agreements is in full force and effect. True and complete copies of all such treaties and agreements have been made available to Buyer. Except as set forth in Section 2.23(a) of the Company Disclosure Letter or except as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect, (i) the Insurance Company is not in default under any such reinsurance treaty or agreement where such default has given (or will give) rise to any right of termination, acceleration or cancellation to the other party or parties thereto and (ii) all reinsurance premiums due under such reinsurance treaties or agreements have been paid in full or were adequately accrued or reserved for by the Insurance Company. To the Knowledge of Company, all amounts recoverable under any reinsurance and retrocessional treaties and agreements to which the Insurance Company is a party (including amounts based on paid and unpaid losses) will be fully collectible. Except as set forth in Section 2.23(a) of the Company Disclosure Letter, there is no pending or, to the Knowledge of Company, threatened, Litigation with respect to any reinsurance treaties or retrocessional treaties or agreements to which the Insurance Company is a party.

(b) With respect to reinsurance for risks ceded by the Insurance Company, the Insurance Company has all necessary letters of credit or other security devices and all such letters of credit and security devices comply in all material respects with all applicable Insurance Laws, in each case where needed under applicable Insurance Laws to enable it to take a credit against its liabilities in, or increase its assets by, the amount of the letter of credit or security device for purposes of preparing statutory financial statements pursuant to SAP.

Section 2.23(b) of the Company Disclosure Letter identifies all letters of credit and other security devices held or maintained for the benefit of the Insurance Company to support receivable balances from unauthorized reinsurers.

Section 2.24 Ratings.  (a) The insurance or insurer financial strength of the Insurance Company is rated “A-” by A.M. Best & Co. (the “Rating Agency”), and (b) except as set forth in Section 2.24 of the Company Disclosure Letter, since January 1, 2010, (i) the Rating Agency has not publicly announced, provided written notice or, to the Knowledge of Company, provided oral notice to the Insurance Company that it has under surveillance or review for a possible downgrading of its rating of the insurance and insurer financial strength or any claims paying ability of the Insurance Company and (ii) the Insurance Company has not received any written notice or, to the Knowledge of Company, oral notice from the Rating Agency to the effect that any rating specified in clause (a) above is likely to be modified, qualified or lowered.

Section 2.25 Agents, Brokers and Producers.

(a) Except as set forth in Section 2.25(a) of the Company Disclosure Letter, to the Knowledge of Company, as of the date hereof, each insurance agent, third party administrator, marketer, underwriter, wholesaler, broker, reinsurance intermediary, distributor, and producer that marketed, wrote, sold, produced or managed business since January 1, 2009 for the Insurance Company in connection with the Business (each, an “Agent”), at the time such Person wrote, sold, produced or managed such business, was duly licensed as required by applicable Insurance Laws (for the type of business written, sold, produced or managed on behalf of the Insurance Company), and to the Knowledge of Company, no Agent, since January 1, 2009, has been in violation (or with or without notice or lapse of time or both, would have violated) of any term or provision of any Insurance Laws applicable to the marketing, writing, sale, production, administration or management of business for the Insurance Company in connection with the Business, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations which would not, or would not reasonably be expected to, have a Material Adverse Effect. Since January 1, 2009, each such Agent was, to the extent required by applicable Insurance Laws, appointed in compliance in all material respects with applicable Insurance Laws and all required processes and procedures required to be undertaken by the Insurance Company, including background and other checks, were undertaken in compliance in all material respects with applicable Insurance Laws. To the Knowledge of Company, in connection with the Insurance Company, since January 1, 2009, (i) there have been no material violations by Agents of any applicable Law in connection with the marketing or sale of products issued by any of the Acquired Companies or any Business product, (ii) there have been no instances of Agents having materially breached the terms of agency or broker contracts, and (iii) all training and instruction manuals pertaining to the sale of products issued by Insurance Company, and pertaining to the Business were in compliance with applicable Insurance Laws, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Company, since January 1, 2009, (x) with respect to the Business, no Agent has been enjoined, indicted, convicted or made the subject of a consent decree or administrative orders on account of a material violation of applicable Insurance Laws in connection with such Agent’s actions in any of the foregoing capacities or any enforcement or disciplinary proceeding alleging any such violation since January 1, 2009, and (y) all such Agents have carried out their respective duties in all material respects as dictated by their respective employment or contract with the Insurance Company compliant in all material respects with the applicable Insurance Laws or been terminated.

(b) Section 2.25(b) of the Company Disclosure Letter lists each Agent through which the Insurance Company markets, places or sells insurance who has generated premium on Business policies since January 1, 2011 in excess of $500,000 per calendar year, including therein (i) the amount per year generated by each such Agent of gross written premium (as calculated in accordance with GAAP) on Business policies for 2011 and 2012 through September 30, 2012 and (ii) any loans by any Acquired Company to any such Agent or any Affiliate thereof outstanding as of the date of this Agreement. On or before the date hereof, the Insurance Company has not been advised in writing that any Agent listed on Section 2.25(b) of the Company Disclosure Letter intends to cancel its relationship with the Insurance Company or any relationship between it and any insured of the Business or materially reduce its writings with or through the Insurance Company.

(c) Since January 1, 2009, to the Knowledge of Company, the Insurance Company has implemented procedures and programs which are reasonably designed to ensure that the Agents and their respective employees are in compliance with all applicable Insurance Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth in Section 2.25(d) of the Company Disclosure Letter, no contract with an Agent is currently terminable as the result of ratings downgrades of the Insurance Company and no such contract may be terminable as the result of a further downgrade of the Insurance Company.

(e) Section 2.25(e) of the Company Disclosure Letter lists agency, subagency, producer, broker, selling, marketing, claims or similar agreements, including managing general agency contracts, third party administration contracts or other similar arrangements or commitments under which a third party has authority to make underwriting decisions and issue insurance policies with respect to the Business on behalf of the Insurance Company or otherwise bind the Insurance Company without prior approval by the Insurance Company or pursuant to which any policy claims settlement authority is delegated to such third party.

Section 2.26 Consumer Privacy Laws.  Each Acquired Company is in material compliance with any applicable privacy policies it has established. To the Knowledge of Company, there are no notices, claims, investigations or proceedings pending or threatened by any Governmental Authority or other Person involving notice or information to individuals that Personal Information held or stored by any Acquired Company has been compromised, lost, taken, accessed or misused. No Acquired Company has received any written notice regarding any violation of any Privacy Law, and, to the Knowledge of Company, no Acquired Company has had any data breach involving Personal Information or, if it was made aware of a data breach, has complied with all data breach notification and related obligations and has taken corrective action reasonably designed to prevent recurrence of such a data breach, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. “Personal Information” means any information related to an identified or identifiable natural person and does not meet the definition of de-identified as defined by the Health Insurance Portability and Accountability Act of 1996. “Privacy Laws” shall mean any laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States that relate to privacy, data protection or data transfer issues. No Acquired Company is prohibited, presently, or will be, immediately following the consummation of the transactions contemplated by this Agreement, from using all Personal Information presently used in the Business. Except as set forth in Section 2.26 of the Company Disclosure Letter, there are no agreements between any Acquired Company, on the one hand, and any third party on the other hand, relating to Personal Information or the use or access of any database system housing such Personal Information.

Section 2.27 AML, Sanctions, Etc.

(a) Anti-Money Laundering.  None of the Acquired Companies has, directly or indirectly, entered into any transaction that violates any applicable anti-money laundering law or policy, and there has been no Action by any Person, or any internal investigation, relating thereto. Each of the Acquired Companies has complied, in all material respects, with all applicable “know-your-customer” rules.

(b) OFAC.  No customer, Agent, vendor, employee or other Person that is a party to a contract or agreement with any Acquired Company of the Business (including any beneficiary of any account) is a Sanctioned Person. None of the Acquired Companies has investments in any Sanctioned Country.

Section 2.28 Prospectus.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Participants (as defined in the Plan of Conversion), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to information supplied by Buyer for inclusion in the Prospectus.

ARTICLE 3

Representations and Warranties of Buyer

Except as set forth in Buyer Disclosure Letter, Buyer represents and warrants to Company as follows:

Section 3.1 Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 3.2 Corporate and Governmental Authorization.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer the performance of Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) the approvals, filings and notices required under the Insurance Laws set forth in Section 3.2(b)(i) of Buyer Disclosure Letter, and (ii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.2(b)(ii) of Buyer Disclosure Letter.

Section 3.3 Non-Contravention.  The execution and delivery of this Agreement by Buyer, and the performance of its obligations hereunder do not and will not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Laws or (c) require any consent or other action by any Person under any provision of any material agreement, permit, license or other instrument to which Buyer is a party.

Section 3.4 Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.5 Litigation.  There is no Litigation pending against, or, to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.6 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.7 Financial Capability.  Buyer, as of the Closing Date, will have sufficient funds to complete the purchase of the Shares on the terms and subject to the conditions set forth in this Agreement and to consummate the other transactions contemplated by this Agreement.

Section 3.8 Notice to Members and Registration Statements.  None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement and notice to Eligible Members (as defined in the Plan of Conversion) contemplated by Sections 4(c) and 4(d) of the Plan of

Conversion (collectively, the “Member Notices”) and the Registration Statement, on the date it (or any amendment or supplement thereto) is first mailed to Participants (as defined in the Plan of Conversion), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied by Company for inclusion in such Member Notices and Registration Statement.

ARTICLE 4

Certain Covenants

Section 4.1 Conduct of the Business.  From the date hereof until the Closing, except as otherwise expressly permitted or required by this Agreement or as set forth in Section 2.8 of this Agreement or Section 4.1 of the Company Disclosure Letter or otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Company shall and shall cause each other Acquired Companies to conduct the Business in all material respects in the ordinary course of business and Company shall not and shall not permit any of the Acquired Companies to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, its outstanding capital stock or equity interests or members;

(b) amend its Organizational Documents, except as required by applicable Laws, or take or authorize any action to wind up its affairs or dissolve (other than as contemplated by the Plan of Conversion);

(c) except as contemplated hereby, amend any Acquired Company Benefit Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute an Acquired Company Benefit Plan or take any action to increase the rate of compensation of its employees or officers, other than, in each case, in the ordinary course of business in a manner consistent with past practice or to the extent required under any Benefit Plan, collective bargaining agreement, labor agreement, works council agreement or other contractual arrangement or by applicable Laws;

(d) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem, repurchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any capital stock or any of other securities or any rights, warrants or options to acquire any such capital stock or securities of any Acquired Company or make any changes (by combination, reorganization reverse stock split, reclassification of any shares of capital stock or other securities of any of the Acquired Companies or otherwise) in the capital structure of the Acquired Companies (other than pursuant to the terms of awards under any Benefit Plan);

(e) sell, assign, transfer, pledge or encumber, or grant any Lien (other than a Permitted Lien) on, any of its Assets, except in the ordinary course of business;

(f) make any material change to its accounting policies or practices, except as required by GAAP, SAP or applicable Laws;

(g) other than as required by SAP, generally accepted actuarial standards or applicable Laws, change any Reserving Practices and Policies

(h) merge or consolidate with any other Person, enter into a business combination with or acquire the business of any other Person or, other than the acquisition or licensing of any intellectual property right in the ordinary course of business, acquire, lease or license any material right or other material property or assets of any other Person, or adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization;

(i) other than in connection with the management of the Acquired Companies’ investment portfolio in the ordinary course of business and the payment of losses under insurance policies written by the Insurance Company and loss adjustment expenses, sell, pledge, lease, license or dispose of a material portion of any of its assets;

(j) enter into, assume, amend or terminate any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the ordinary course of business;

(k) incur, or guarantee, any Indebtedness, other than trade accounts payable, short-term working capital financing and advances to employees and Agents, in each case, incurred in the ordinary course of business; provided that such advances shall not in the aggregate exceed $250,000 at any time;

(l) make any capital expenditures or commitments for capital expenditures, other than capital expenditures or commitments for capital expenditures in the ordinary course of business consistent with past practice and not in excess of $50,000 in any single instance or in excess of $150,000 in the aggregate;

(m) forgive, cancel or compromise any debt or claim in excess of $50,000 in the aggregate, or waive or release any right with a value in excess of $150,000 in the aggregate;

(n) fail to pay or satisfy when due any liability of the Acquired Companies (other than any such liability that is being contested in good faith and is not in excess of $50,000 in the aggregate);

(o) make or change any material Tax election, enter into, amend, terminate or otherwise restructure any agreement with any of its Affiliates relating to Taxes, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return or any claim for any Tax refund, enter into any closing agreement, settle any Tax Litigation or any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax Litigation or assessment relating to any Acquired Company;

(p) settle or compromise any Litigation, other than settlements or compromises of claims-related Litigation within policy limits and in the ordinary course of business;

(q) enter into any employment agreement or employment contract or otherwise hire any employee;

(r) other than increases in salaries or wages in the ordinary course of business, increase the salary or wages of any employee;

(s) engage in any transaction or enter into, modify or amend any arrangement or contract with any officer, director, stockholder or other insider or Affiliate of such Acquired Company (other than another Acquired Company), except in the ordinary course of business or as disclosed in Section 2.22(a) of the Company Disclosure Letter;

(t) make any investments other than in the ordinary course of business;

(u) sell, assign, transfer, license, sublicense or otherwise encumber any of the Owned Intellectual Property, disclose any confidential information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business), or abandon or permit to lapse any of the Owned Intellectual Property;

(v) enter into or agree to any regulatory restrictions or arrangements adversely affecting any of the Insurance Company’s Insurance Licenses listed in Section 2.14(a) of the Company Disclosure Letter;

(w) forfeit, abandon, amend, modify, waive or terminate any Insurance License, necessary to conduct the Business;

(x) agree or commit to do any of the foregoing.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) From the date hereof until the Closing, Company shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Buyer, in each case solely in connection with Buyer’s preparation to integrate the Acquired Companies into Buyer’s organization following the Closing.

(b) [INTENTIONALLY OMITTED.]

(c) Anything to the contrary in Section 4.2(a) or (b) notwithstanding, (i) access rights pursuant to Section 4.2(a) or (b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access and (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws. Company shall use commercially reasonable efforts to obtain any consent of any Person party to a non-disclosure agreement described in subsection (A) to the disclosure of information subject thereto.

(d) All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as Evaluation Material (as defined in the letter agreement dated as of August 31, 2012, between Company and Buyer (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate.

Section 4.3 Filings.

(a) Each party hereto shall (i) make the filings required of it or any of its Affiliates under all applicable Laws in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date hereof (and not later than fifteen (15) Business Days after the date hereof), (ii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from any Insurance Department or any other Governmental Authority or any other Person whose consent, approval or authorization is necessary to consummate the transactions contemplated by this Agreement, (iii) cooperate with the other parties hereto in connection with any filing under any applicable Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Insurance Department or any other Governmental Authority and (iv) use commercially reasonable efforts to take any other action reasonably necessary to obtain the consents, approvals and authorizations required for the consummation of the transactions contemplated by this Agreement at the earliest possible date.

(b) Each party shall promptly inform the other parties of any material communication made to, or received by such party or any of its representatives from any Insurance Department or any other Governmental Authority regarding any of the transactions contemplated by this Agreement.

(c) Each party shall promptly inform the other parties of any meetings or hearings to be held with or before any Insurance Department or any other Governmental Authority regarding any of the transactions contemplated by this Agreement.

(d) Any fee or payment to an Insurance Department or any other Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne by Buyer; provided that fees or payments to the Delaware Insurance Department with respect to the Conversion shall be borne by Company.

(e) Without limiting the foregoing, each of Company and Buyer hereby agrees to use its commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, clearances, waivers, approvals and authorizations of all Insurance Departments and other Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement as promptly as practicable. In connection with effecting any such filing or obtaining any such permit, consent, clearance, waiver, approval or authorization necessary to consummate the transactions contemplated by this Agreement, Company and Buyer shall, subject to applicable Laws, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority, and (ii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party to, or received from, a

Governmental Authority relating to the transactions contemplated hereby; provided, however, that materials may be redacted or withheld (A) to the extent that they concern the valuation of Company or any of its Subsidiaries or any of their respective businesses of either party or alternatives to the transactions contemplated by this Agreement and (B) as necessary to comply with other contractual arrangements. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to agree to any arrangement that would (v) would require Buyer, the Acquired Companies and/or Buyer’s Affiliates to maintain a certain number of employees or minimum headcount in any jurisdiction or region, (w) require or involve the sale, disposition, or separate holding, through the establishment of a trust, or otherwise, of any of the Acquired Companies or its assets, properties of business or of any of the assets, properties or businesses of Buyer or any of its Affiliates, or, except as contemplated by the Plan of Conversion, the making of any debt, equity investment or capital contribution in any of the Acquired Companies or in the Buyer or any of its Affiliates, (x) except as contemplated by the Plan of Conversion, require or involve any material modification of the existing capital structure of any of the Acquired Companies or of Buyer or any of its Affiliates, (y) involve any material requirement or restriction on the Business of any of the Acquired Companies or any business of the Buyer or any of its Affiliates, or (z) otherwise be reasonably likely to materially adversely impact the economic, tax or business benefits reasonably expected to be derived by Buyer in connection with the transactions contemplated hereby, taken as a whole, had Buyer and/or any of the Acquired Companies not been subject to any such arrangement. No party shall be required to waive any condition precedent to comply with this Section 4.3.

Section 4.4 [INTENTIONALLY OMITTED.]

Section 4.5 Employees and Employee Benefits.

(a) The Acquired Companies shall take all actions necessary or desirable, including without limitation obtaining any necessary consents and authorizations and adopting any necessary plan amendments or resolutions (i) prior to the Closing Date, to terminate each Acquired Company Pension Plan prior to the Closing Date and (ii) on or prior to the Closing Date, all other Acquired Company Benefit Plans, except those set forth in Section 4.5(a) of the Company Disclosure Letter (collectively, the Acquired Company Pension Plans and the Acquired Company Benefit Plans described in (i) and (ii) above being herein referred to as the “Terminated Pension and Benefit Plans”), and in no event shall any Acquired Company Employee be entitled to accrue any benefits under the Terminated Pension and Benefit Plans with respect to services rendered or compensation paid on or after the Closing.

(b) As of the Closing Date, Buyer shall cause Company to continue to employ the Business Employees of the Acquired Companies set forth in Section 4.5(b) of the Company Disclosure Letter, who are employees of the Acquired Companies as of the Closing (the “Acquired Company Employees”), on terms and conditions that include, in the aggregate, (i) compensation (including but not limited to rates of annual base salary or wage level that is at least equal to that provided to each such Acquired Company Employee by the applicable Acquired Company on the Closing Date) and (ii) participation in Benefit Plans of Buyer made available to employees of Buyer and its Affiliates.

(c) For all purposes under the Benefit Plans established or maintained by Buyer, Company and their respective Affiliates in which Acquired Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Acquired Company Employee shall be credited with the same amount of service as was credited by Company and its Affiliates as of the Closing under similar or comparable Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits but not for purposes of retirement plan benefit accrual); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Acquired Company Employees may be eligible to participate following the Closing, each Acquired Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Benefit Plan in which such Acquired Company Employee was eligible to participate immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Acquired Company Employee, Buyer, the Acquired Companies shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Acquired Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Acquired Company Benefit Plan.

(d) With respect to Acquired Company Employees, Buyer shall, and shall cause the Acquired Companies to, honor all Acquired Company Benefit Plans (other than the Terminated Pension and Benefit Plans) in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.

(e) Nothing contained in this Section 4.5 or any other provision of this Agreement, express or implied, is intended to confer upon any Acquired Company Employee or any other Person any right to employment or continued employment for any period or receipt of any specific benefit or compensation, or shall constitute the establishment of or amendment to or any other modification of any Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. Further, this Section 4.5 shall be binding upon and shall inure solely to the benefit of the parties to this Agreement, and nothing in this Section 4.5, express or implied, is intended to confer upon any other Person (including any Acquired Company Employee) any rights or remedies of any nature (including any third-party beneficiary rights under this Agreement) whatsoever by reason of this Section 4.5.

Section 4.6 Supplemental Disclosure.  Company and Buyer shall have the right, from time to time prior to the Closing, to supplement or amend the Company Disclosure Letter and Buyer Disclosure Letter, as the case may be, with respect to events or circumstances first arising between the date hereof and the Closing Date (other than as a result of a breach of this Agreement by the party seeking to supplement or amend the Company Disclosure Letter or Buyer Disclosure Letter, as the case may be) that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Letter or Buyer Disclosure Letter, as the case may be. Company acknowledges that no such additional disclosure or update by Company, however, shall be deemed to affect any right of Buyer to terminate this Agreement pursuant to Article 6 hereof.

Section 4.7 Public Announcements.  Except as permitted pursuant to the Confidentiality Agreement or Section 4.2(d), neither Buyer nor Company shall make, or permit any of their Affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

Section 4.8 No Other Bids.

(a) Company shall not, nor shall it permit any Affiliate of Company or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by Company or any of its Affiliates to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from, any person other than Buyer concerning a sponsored conversion of the Company, any acquisition of Company, any Acquired Company, or any assets or business thereof (each an “Acquisition Proposal”), except that Company’s officers and directors may respond to inquiries from its members in the ordinary course of business.

(b) Notwithstanding the foregoing, in the event that Company Board determines in good faith and after consultation with, and in the written opinion of, outside counsel, that in light of an Acquisition Proposal (other than an Acquisition Proposal the terms of which were made known to Company Board prior to the date hereof) which is received by Company prior to the filing of any regulatory applications with any Insurance Department in connection with the transaction contemplated hereby, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Company Board may, in response to an Acquisition Proposal which was not solicited by or on behalf of Company or the other Acquired Companies or which did not otherwise result from a breach of Section 4.8(a), subject to its compliance with Section 4.8(c), (i) furnish information with respect to the Acquired Companies to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Company Board determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Company may (A) withdraw, modify or otherwise change in a manner adverse to Buyer, Company’s recommendation to its members with respect to the Plan of Conversion, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Company Board may not terminate this Agreement pursuant to this Section 4.8(b) unless and until (x) five (5) Business Days have elapsed following the delivery to Buyer of a written notice of such determination by Company Board and during such five (5) Business Day period, Company and the other Acquired Companies otherwise cooperate with Buyer with the intent of enabling the parties to engage in good faith negotiations so that the transactions contemplated hereby may be effected and (y) at the end of such five (5) Business Day period Company Board continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any bona fide Acquisition Proposal made by any Person (other than Buyer), which the Company Board determines in its good faith judgment (after consultation with their financial advisor and outside legal counsel and after taking into account all material legal, financial (including the financing terms thereof), regulatory, timing and other material aspects of the proposal, as well as any modification to this Agreement that Buyer and Company agree in writing to make pursuant to subsection (x) above), (A) is on terms that are more favorable to Company than the terms and provisions of this Agreement, as amended pursuant to subsection (x) above, and (B) is capable of being consummated within a reasonable period of time.

(c) In addition to the obligations of Company set forth in Section 4.8(a) and (b), Company shall immediately advise Buyer orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Company shall keep Buyer reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

Section 4.9 Right of First Offer.

(a) In the event that the transactions contemplated by this Agreement and the Plan of Conversion are not completed and during the period commencing upon the termination of this Agreement and ending on the second anniversary of such termination, the Board of Directors determines (i) to convert Company from mutual to stock form, or (ii) to solicit proposals for the acquisition of the Company, the Insurance Company or substantially all of the assets of Company or the Insurance Company, an affiliation of the Insurance Company with another insurance company or the transfer of renewal rights to the Insurance Company’s business, Company hereby agrees that it will first solicit an offer from Buyer as to a sponsored conversion of Company, such acquisition, such affiliation or such transfer of renewal rights.

(b) Buyer shall have a period of thirty (30) days in which to respond to any such solicitation. Company’s Board of Directors may accept or reject Buyer’s offer in its sole and absolute discretion. In the event that the Company’s Board of Directors rejects any such offer by Buyer, for a period of one hundred twenty (120) days after such rejection, Company may solicit and accept an offer from a third party as to such a sponsored conversion, acquisition or reinsurance; provided that such offer is, in the reasonable opinion of Company’s financial advisor (which Company’s Board of Directors has reasonably determined in good faith to be independent), superior to Buyer’s offer which Company previously rejected.

(c) If Company does not accept another offer within such 120 day period, Buyer’s right of first offer shall be reinstated but in all events shall expire on the second anniversary of the termination of this Agreement.

(d) In the event that Company’s Board of Directors accepts Buyer’s offer, the definitive agreement negotiated between the parties shall contain, as a condition of closing, that Company’s Board of Directors receive a fairness opinion from a financial advisor, which Company’s Board of Directors has reasonably determined in good faith to be independent.

Section 4.10 Intercompany Agreements and Accounts.  Except as contemplated hereby and for the Intercompany Agreements listed in Section 4.10 to the Company Disclosure Letter, Company shall use commercially reasonable efforts to cause all agreements between any Acquired Company, any of their Affiliates that shall not be an Acquired Company or FNC or any of its Affiliates (“Intercompany Agreements”), including the agreements listed in Section 2.22(a) of the Company Disclosure Letter, to be terminated without any further obligation or liability of the Acquired Companies and all intercompany accounts receivable or payable (whether or not currently due or payable) between (x) any Acquired Company, on the one hand, and (y) any of its Affiliates (other than an Acquired Company), FNC or any of its Affiliates or any of the officers or directors thereof, on the other hand, to be settled in full in cash (without any premium or penalty), at the Closing.

Section 4.11 Subsequent Financial Statements.

(a) After the date hereof until the Closing Date, Company shall within five (5) Business Days after the filing of such items with the applicable Insurance Departments, deliver to Buyer the Subsequent Period Statutory Statements of the Insurance Company as of the end of such quarter and for the period then ended (which, other than the Statutory Statement at and for the year ended December 31, 2012, shall be unaudited). The Subsequent Period Statutory Statements shall be prepared in all material respects in accordance with SAP applied on a consistent basis and shall present fairly in all material respects in accordance with SAP the financial position of the Insurance Company, as of the date thereof, and the results of its operations for the applicable period then ended (subject, for any Subsequent Period Statutory Statement other than the Statutory Statement at and for the year ended December 31, 2012, to normal year-end adjustments).

(b) After the date hereof until the Closing Date, within thirty (30) days after the end of each calendar month, Company shall deliver to Buyer an unaudited consolidated balance sheet of the Acquired Companies as of the end of such month (collectively, the “Interim Balance Sheets” and each an “Interim Balance Sheet”). The Interim Balance Sheets shall be prepared in all material respects in accordance with GAAP applied on a consistent basis and shall present fairly in all material respects the consolidated financial position of the Acquired Companies, as of the date thereof (subject to normal year-end adjustments and to any other adjustments consistent with GAAP described therein). The Interim Balance Sheets will not contain notes to the financial statements.

(c) After the date hereof until the Closing Date, within thirty (30) days after the end of each calendar month, Company shall deliver to Buyer a consolidated income statement of the Acquired Companies for the portion of the calendar year ended as of the end of such month (collectively, the “Interim Income Statements” and each an “Interim Income Statement”). The Interim Income Statements shall be prepared in all material respects in accordance with GAAP applied on a consistent basis and shall present fairly in all material respects the consolidated results of operations of the Acquired Companies, for the period of the year then ended (subject to normal year-end adjustments and to any other adjustments consistent with GAAP described therein). The Interim Income Statements will not contain notes to the financial statements.

(d) Company shall use commercially reasonable efforts (including use of reasonably available internal resources) to cooperate with Buyer in Buyer’s efforts to compile and prepare data that, when audited will constitute the audited financial data of the Acquired Companies required to be filed with Securities and Exchange Commission (“SEC”) by Buyer under the Exchange Act, and SEC Regulation S-X. Company shall provide Buyer and its independent auditor with reasonable access to all necessary documents, records and appropriate personnel in Company’s custody and control upon reasonable notice during normal working hours. Company similarly shall use commercially reasonable efforts to cooperate with Buyer in the preparation of any unaudited financial statements for the most recent fiscal quarter completed on or ending after the date hereof and prior to Closing and that Buyer is required to file with the SEC under the Exchange Act.

(e) As soon as reasonably practicable prior to finalizing any Subsequent Period Statutory Statement, Interim Balance Sheet or Interim Income Statement, Company shall provide to Buyer for its review a draft thereof and such supporting schedules and workpapers relating thereto as Buyer may reasonably request. To assist Buyer in such review, Company shall cause to be made available, upon the reasonable request of Buyer, Company’s or any of its Affiliates employees, accountants or other service providers to discuss such financial statements with Buyer, its employees, accountants or other representatives. At Buyer’s written request, one or more employees, accountants or other Persons designated by Buyer may observe and consult with Company and its employees and accountants during the preparation of any Subsequent Period Statutory Statement, Interim Balance Sheet or Interim Income Statement.

Section 4.12 Conversion. As soon as practicable following receipt of the Delaware Approval, Company, acting through the Company Board, shall, in accordance with all applicable Laws, its Organizational Documents and the Plan of Conversion, duly call, give notice of, convene and hold the Special Meeting for the purposes of obtaining the Member Approval. Company, acting through the Company Board, shall (x) subject to its fiduciary duties, recommend approval of the Plan of Conversion and (y) use its reasonable best efforts to solicit and obtain the Member Approval.

Section 4.13 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, Buyer shall cause the applicable Acquired Company to indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of the Acquired Companies or fiduciaries of Acquired Companies under Acquired Company Benefit Plans and Acquired Company Pension Plans (in each case, when acting in such capacity) (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including the transactions contemplated by this Agreement except to the extent such liability relates to any liability as to which an Acquired Company may not provide indemnity pursuant to Section 102(b)(7) of the Delaware General Corporation Law, as amended. For avoidance of doubt, subject to Section 4.13(d), Buyer shall have no obligation to provide capital or funding to any Acquired Company to permit it to fulfill its indemnification obligation hereunder.

(b) Subject to the following sentence, for a period of six years following the Closing, Buyer will provide or purchase director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Acquired Companies (determined as of the Closing) (providing only for Side A coverage for Indemnified Persons where the existing policies also include Side B coverage for the Acquired Companies) with respect to claims against such directors and officers arising from facts or events occurring before the Closing (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Person as that coverage currently provided by Company; provided that in no event shall Buyer be required to expend, on an annual basis, an amount in excess of 150% of the aggregate annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Buyer will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Buyer, prior to the Closing and in lieu of the foregoing, Company shall purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Person wishing to claim indemnification under Section 4.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Buyer; provided that failure to so notify will not affect the obligations of Buyer under Section 4.13(a) unless and to the extent that Buyer is actually and materially prejudiced as a consequence.

(d) If Buyer or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Buyer will cause proper provision to be made so that the successors and assigns of Buyer will assume the obligations set forth in this Section 4.13.

(e) The provisions of this Section 4.13 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives.

Section 4.14 Contribution to the Foundation.  On the first Business Day following the Closing Date, Company will deliver, by wire transfer to an account of the Foundation designated by written notice to Buyer and Company at least five (5) Business Days prior to the Closing, in immediately available funds, an amount equal to the positive difference, if any, between $8,000,000 and the Aggregate Discount Value. The provisions of this Section 4.14 are intended to be for the benefit of and will be enforceable by the Foundation and its successors and assigns against the Company.

Section 4.15 Prospectus.

(a) For the purposes of registering shares of common stock, stated value $0.01 per share, of Buyer to be offered in connection with the Offering with the SEC under the Securities Act, Buyer shall draft and prepare, and Company shall cooperate in the preparation of, a new Registration Statement, if deemed appropriate by Buyer, and the Prospectus, including a prospectus satisfying complying as to form in all material respects with all applicable requirements of applicable Laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Buyer shall file the Registration Statement, if applicable, and the Prospectus, with the SEC. Each of Buyer and Company shall promptly mail the Prospectus to the various participants pursuant to the Plan of Conversion. Buyer shall also use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall cooperate reasonably with Buyer, including furnishing all information concerning the Acquired Companies, as may be reasonably requested in connection with any such action.

(b) Company shall cooperate reasonably with Buyer including providing Buyer with any information concerning itself the Acquired Companies that Buyer may reasonably request in connection with the drafting and preparation of the Registration Statement, if applicable, and Prospectus, and Buyer shall notify Company promptly of the receipt of any comments of the SEC with respect to the Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Company promptly copies of all correspondence between Buyer or any of their representatives and the SEC. Buyer shall give Company and its counsel the opportunity to review and comment on the Registration Statement, if applicable, and Prospectus prior to its being filed with the SEC and shall give Company and its counsel the opportunity to review and comment on all amendments and supplements to the Registration Statement, if applicable, and Prospectus and, if any, all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Buyer and Company agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to any such comments of and requests by the SEC and to cause the Registration Statement to be declared effective, if applicable, and the Prospectus and all required amendments and supplements thereto to be mailed to the Persons specified in the Plan of Conversion.

(c) Company and Buyer shall promptly notify the other party if at any time it becomes aware that the Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Company shall cooperate with Buyer in the preparation of a supplement or amendment to such Prospectus or Registration Statement, as the case may be, that corrects such misstatement or omission, and Buyer shall file an amended Registration Statement or amendment or supplement to the Prospectus with the SEC, and Company shall mail such amendment or supplement to the Persons specified in the Plan of Conversion.

Section 4.16 Company Headquarters.  Buyer agrees to cause the Insurance Company to maintain the headquarters office of the Insurance Company in Chicago, Illinois for a period of at least five (5) years after the Closing Date. The provisions of this Section 4.16 are intended to be for the benefit of, and will be enforceable by, the Foundation and its successors and assigns against the Insurance Company.

Section 4.17 Use of First Nonprofit Name.  For a period of at least five (5) years after the Closing Date, Buyer agrees to maintain and use the name and trademark “First Nonprofit” for all nonprofit related marketing and nonprofit related business activities of Buyer and its Affiliates to the extent permitted by applicable Laws. The provisions of this Section 4.17 are intended to be for the benefit of, and will be enforceable by, the Foundation and its successors and assigns against the Insurance Company.

Section 4.18 Valuation Range.  Buyer and Company acknowledge and agree that the Valuation Range (as defined in the Plan of Conversion) is $48.45 million to $65.55 million.

ARTICLE 5

Conditions Precedent

Section 5.1 Conditions to Obligations of Buyer and Company.  The obligations of Buyer and Company to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Laws.

(b) Governmental Approvals.  Company shall have received the Delaware Approval and the Member Approval, in each case in form and substance reasonably satisfactory to Buyer and Company, and no such consent, authorization or approval shall have been revoked. Buyer shall have received the approvals set forth in Section 3.2(b)(i) of Buyer Disclosure Letter and such other consents, approvals and authorizations, set forth in Section 3.2(b)(ii) of Buyer Disclosure Letter from any Governmental Authority in each case in form and substance reasonably satisfactory to Buyer and Company, and no such consent, authorization or approval shall have been revoked.

(c) Conversion.  The Conversion shall have been effected in accordance with the Plan of Conversion and the Delaware Conversion Act.

(d) Offering.  The Offering shall have been consummated in accordance with the terms of the Plan of Conversion.

(e) Registration Statement.  The Registration Statement shall be effective under the Securities Act and no Litigation shall be pending or, to the Knowledge of Buyer, threatened by the SEC to suspend the effectiveness of the Registration Statement.

Section 5.2 Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance.

(i) The representations and warranties of Company contained in Article 2 of this Agreement (other than Section 2.8) and the certificates delivered pursuant to Sections 1.2(a)(ix) and 5.2(a)(v) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct respects as of such date and without giving effect to any supplement to the Company Disclosure Letter pursuant to Section 4.6), except where the failure of such representations and warranties and such certificates to be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein or any such supplement to the Company Disclosure Letter pursuant to Section 4.6) would not have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of Company contained in Section 2.8 shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time in all respects as of such date (without giving effect to any supplement to the Company Disclosure Letter pursuant to Section 4.6).

(iii) Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Company at or prior to the Closing.

(iv) Company shall have delivered to Buyer the items set forth in Section 1.2(a).

(v) Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Company to the effect set forth above in this Section 5.2(a).

For purposes of this Section 5.2, (x) breaches of representations, warranties or covenants hereunder which individually or in the aggregate would result in Damages to Buyer and/or the Acquired Companies in excess of $6,000,000, or (y) a breach by Company of Section 4.8, shall be deemed material and the applicable condition set forth in this Section 5.2 shall be deemed not to have been satisfied. Buyer shall notify Company if breaches of representations, warranties and covenants hereunder would result in Damages to the Acquired Companies in excess of $6,000,000 by written notice, which notice shall provide reasonable detail as to the breaches and an accounting of the Damages arising therefrom. Buyer and Company shall in good faith discuss such breaches and Damages and shall delay the Closing Date and a termination hereunder for up to ten (10) days to conduct such discussions.

(b) FIRPTA Certificate.  Company shall have delivered to Buyer a properly executed statement satisfying the requirements of Sections 1.1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations in form reasonably acceptable to Buyer and dated no more than thirty (30) days before the Closing Date, together with proof reasonably satisfactory to Buyer that Company has provide notice of the delivery of such statement to the IRS in accordance with the provisions of Section 1.1897-2(h)(2) of the Treasury Regulations.

(c) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect. For avoidance of doubt, if the Rating Agency shall have reduced the rating of the Insurance Company below B++, a Material Adverse Effect shall be deemed to have occurred.

(d) [INTENTIONALLY OMITTED]

(e) Attorneys’ Fees.  Stevens & Lee shall have been paid in full all fees and expenses due or payable to it in connection with the transactions contemplated hereby, including the Plan of Conversion and Stevens & Lee shall have acknowledged the payment of all such fees and expenses by written instrument reasonably acceptable to Buyer and the aggregate amount thereof.

(f) [INTENTIONALLY OMITTED]

(g) Finders’ Fees.  Griffin Financial Group LLC shall have been paid in full all fees and expenses due or payable to it in connection with the transactions contemplated hereby, which fees and expenses shall not exceed the limit set forth in its engagement letter, which has been previously provided to Buyer, and Griffin Financial Group LLC shall have acknowledged the payment of all such fees and expenses by written instrument reasonably acceptable to Buyer and the aggregate amount thereof.

(h) Termination of Terminated Pension and Benefit Plans.  Each Terminated Pension and Benefit Plan shall have been terminated on or prior to the Closing Date.

Section 5.3 Conditions to Obligations of Company.  The obligation of Company to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance.  The representations and warranties of Buyer contained in this Agreement and in the certificate delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date and without giving effect to any supplement or the Company Disclosure Letter pursuant to Section 4.6). Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Company a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect set forth above in this Section 5.3(a).

(b) Deposit of the Purchase Price.  Buyer shall have satisfied its obligation pursuant to Section 1.2(b).

(c) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE 6

Termination

Section 6.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Company;

(b) by either Buyer or Company by notice to the other party, if:

(i) the Closing shall not have been consummated on or before six (6) months (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided, further, that if on the End Date the only conditions to Closing that remain unfulfilled are the conditions set forth in Section 5.1(b) and those that are to be satisfied at the Closing, no party shall have the right to terminate this Agreement pursuant to this Section 6.1(b)(i) until nine months from signing;

(ii) (A) there shall be any Laws that makes consummation of the Closing illegal or otherwise prohibited, (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Company from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable, or (C) the Delaware Insurance Department shall have disapproved or otherwise indicated that it will not approve the Conversion or the change of control of the Insurance Company contemplated hereby; or

(iii) subject to any adjournment of the Special Meeting to a date no later than one hundred and twenty (120) days following the date for which the Special Meeting is initially scheduled, the Member Approval shall not be obtained at the Special Meeting.

(c) by Buyer by notice to Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.2(a) not to be satisfied, and such breach is not cured within earlier of the End Date and 45 days following written notice to Company; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d) by Company by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.3(a) not to be satisfied, and such breach is not cured within the earlier of the End Date and 45 days following written notice to Buyer; provided, however, that Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Company is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(e) by Company pursuant to Section 4.8(b) or by Buyer if an Acquisition Proposal from a third party is accepted by Company or consummated, in each case by notice to the other party; or

(f) by Company by notice to Buyer, assuming Member Approval has been obtained and the only conditions to Closing that remain unfulfilled are those contained in Section 5.3(b), and such breach is not cured within five (5) Business Days following written notice to Buyer, and those that are to be satisfied at the Closing.

The party desiring to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other party in accordance with Section 9.1, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 6.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 6.2, provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for fraud or for breach of any covenant hereunder. The provisions of Sections 4.2(d), 4.9, 6.3, 8.1, and 8.2, this Section 6.2 and ARTICLE X shall survive any termination hereof pursuant to Section 6.1.

Section 6.3 Termination Fee; Other Covenants on Termination.

(a) In the event this Agreement is terminated pursuant to Section 6.1(b)(iii), Section 6.1(c) or Section 6.1(e), Buyer may elect by written notice to Company to require either (i) Company to pay to Buyer $1,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account designated by Buyer or (ii)(A) Company to pay to Buyer $500,000 (the “Alternative Buyer Termination Fee”) and Company to, and to cause the applicable Acquired Companies to, (x) grant FNC a perpetual license to use the name “First Nonprofit” and related service marks, license to FNC, to the extent it has a right to do so, the right to use any intellectual property utilized by any Acquired Company to perform services for FNC pursuant to the Sponsorship and Administrative Services Agreement and enter into a customary joint marketing agreement with Buyer to market and sell products and services offered by the Acquired Companies as part of Buyer’s sales platform, (y) terminate the Sponsorship and Administrative Services Agreement within thirty (30) days following the written election by Buyer referenced herein, including an acknowledgement (A) that the Acquired Companies waive any rights granted in the Sponsorship and Administrative Services Agreement with respect to a right of first refusal or otherwise to insure FNC or its products or customers and (B) of the right of FNC or its Affiliates to offer employment to, and hire, employees of the Acquired Companies who provide services to FNC pursuant to the Sponsorship and Administrative Services Agreement, and (z) in the event FNC or one of its Affiliates shall make an offer of employment to any such employee of the Acquired Companies, terminate such employee effective on or before the date of such offer of employment (collectively, the “Termination License and Covenant”). In no event shall Company be obligated to pay Buyer the Buyer Termination Fee (A) on more than one occasion, (B) in the event Buyer elects to cause Company (I) to pay the Alternative Buyer Termination Fee and (II) perform the Termination License and Covenant or (C) in the event that Buyer elects to cause Company to (I) pay the Buyer Reimbursement Fee or (II) perform the Termination License and Covenant.

(b) In the event this Agreement is terminated pursuant to Section 6.1(f), within five (5) Business Days following written demand by Company to Buyer shall pay to Company $1,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated by Company. In no event shall Buyer be obligated to pay Company the Termination Fee on more than one occasion.

(c) Excluding the termination rights under this Agreement pursuant Section 6.3(a), in the event this Agreement is terminated by Buyer pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), Buyer may elect by written notice to Company to require either (i) Company to reimburse Buyer for its reasonable and documented out-of-pocket expenses incurred by Buyer (which shall include, without limitation, fees and expenses of outside legal counsel and accountants) in connection with this Agreement, the Plan of Conversion and the transactions contemplated hereunder and thereunder, up to a maximum of $500,000 (the “Buyer Reimbursement Fee”) or (ii) Company to perform the Termination License and Covenant. In no event shall Company be obligated to pay Buyer the Buyer Reimbursement Fee (A) on more than one occasion or (B) in the event that Buyer elects to cause Company to (I) pay the Buyer Termination Fee or (II) pay the Alternative Buyer Termination Fee and perform the Termination License and Covenant.

(d) In the event that Buyer elects the Termination License and Covenant pursuant to this Section 6.3, each of the parties shall cooperate and use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to perform the Termination License and Covenant and make it effective, in the most expeditious manner practicable, including the preparation and submission of all disclosures, applications and other filings with any federal, state or local Insurance Departments.

(e) Company and Buyer acknowledge that the agreements contained in this Section 6.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Buyer and Company would not enter into this Agreement. The amounts payable by Company and Buyer, as applicable, constitutes liquidated damages and not a penalty and shall be the sole remedy of the other party in the event of termination of this Agreement specified in this Section 6.3.

ARTICLE 7

No Survival

Section 7.1 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights or causes of action arising out of any breach of such representations and warranties, shall survive the Closing, and all of the same shall be extinguished upon the occurrence of the Closing. Notwithstanding the foregoing, except as set forth in Sections 6.2 and 6.3, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

ARTICLE 8

Definitions

Section 8.1 Certain Terms.  The following terms have the respective meanings given to them below:

“Acquired Company(ies)” means Company, the Insurance Company and each other Subsidiary of the Company.

“Acquired Company Benefit Plans” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by the Acquired Companies or any Benefit Plan with respect to which any Acquired Company has, or may have, any obligation or liability, contingent or otherwise.

“Acquired Company Employees” has the meaning set forth in Section 4.5(b).

“Acquired Company Pension Plan” means any qualified retirement plan intended to qualify as a cash or deferred arrangement under Code Section 401(k) that is sponsored or maintained by any Acquired Company and any other pension or retirement plan maintained by any Acquired Company.

“Acquired Company Securities” has the meaning set forth in Section 2.4(b).

“Acquisition Proposal” has the meaning set forth in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” has the meaning set forth in Section 2.25(a).

“Aggregate Discount Value” has the meaning set forth in the Plan of Conversion.

“Aggregate Subscription Amount” has the meaning set forth in the Plan of Conversion.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Buyer Termination Fee” has the meaning set forth in Section 6.3(a).

“Assets” has the meaning set forth in Section 2.10(a).

“Actuarial Analyses” has the meaning set forth in Section 2.6(f).

“Audited SAP Financial Statements” has the meaning set forth in Section 2.6(a).

“Balance Sheet Date” means September 30, 2012.

“Benefit Plans” means any employee benefit plan as defined in Section 3(3) of ERISA, including without limitation any employee benefit plan providing for health savings accounts, and each bonus, employment, incentive or deferred compensation, severance, termination, retention, change of control, tuition reimbursement, adoption reimbursement, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, or required to be established for employees under Applicable Laws, that provides or may provide benefits or compensation in respect of any current or former Acquired Company Employee, director or other service provider of any Acquired Company or under which any Acquired Company Employee, director or other service provider is or may become eligible to participate or derive a benefit and that is or has been sponsored, maintained or established by any of the Acquired Companies or any of their Affiliates, to which any Acquired Company contributes or is or has been obligated or required to contribute or has, or may reasonably be expected to have, any obligation or liability, contingent or otherwise.

“Business” means the business and operations of the Acquired Companies as conducted as of the date hereof and at any time between the date hereof and the Closing, including without limitation the soliciting, marketing, sale, underwriting, servicing, administration and issuance of insurance policies with respect to the Lines of Business.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Business Employees” has the meaning set forth in Section 2.17(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means any event or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse change in, or effect on, the assets, financial condition or results of operations of the Buyer, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Buyer Material Adverse Effect has occurred: (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the primary industry in which Buyer operates or in which products of Buyer are used or distributed, including increases in energy, electricity, raw material or other operating costs, (iii) any change in Laws (including Insurance Laws), generally accepted actuarial standards, SAP or GAAP, or the enforcement or interpretation thereof, applicable to the primary industry in which Buyer operates, (iv) conditions in jurisdictions in which Buyer operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, the Acquired Companies and including any actions by customers, suppliers or personnel, (vi) any actions required to be taken or omitted pursuant to this Agreement or taken with Company’s consent, or (vii) the credit, financial strength or other ratings of, or the value of any of the investment assets of, Buyer, in the case of each of clauses (i), (ii), (iii) and (iv) unless the effect on Buyer was materially disproportionately adverse to the effect on the other participants in the primary industry in which Buyer operates.

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to Company prior to the execution of this Agreement and identified as Buyer Disclosure Letter.

“Buyer Reimbursement Fee” has the meaning set forth in Section 6.3(c).

“Buyer Termination Fee” has the meaning set forth in Section 6.3(a).

“Cash Contribution Fund” has the meaning set forth in the Plan of Conversion.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by Company to Buyer prior to the execution of this Agreement and identified as the Company Disclosure Letter.

“Company Group” means Company and all of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(d).

“Conversion” has the meaning set forth in the Recitals.

“Converted MIHC Charter” has the meaning set forth in the Plan of Conversion.

“Damages” means all costs, damages, disbursements or expenses (including, but not limited to interest and reasonable out-of-pocket legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) not covered by insurance of any Acquired Company or indemnification by a third party (other than insurance of Buyer) that would actually be imposed or otherwise actually incurred or suffered by Buyer or any Acquired Company in the event the Closing occurs, but shall not include remote, speculative, exemplary or punitive damages or damages not probable or reasonably foreseeable as a result of a breach of this Agreement (unless there is a reasonable expectation that such damages will be awarded to a third party).

“Delaware Approval” means the approval by the Delaware Commissioner of the Plan of Conversion in accordance with the Delaware Conversion Act and the change of control of the Insurance Company in accordance with Section 5003 of the Delaware Insurance Code and filings and notices related thereto.

“Delaware Conversion Act” means Chapter 49A of the Delaware Insurance Code.

“Deposit” has the meaning set forth in Section 2.13(h).

“Effective Date” has the meaning set forth in the Plan of Conversion.

“End Date” has the meaning set forth in Section 6.1(b)(i).

“Environmental Laws” means any and all local, state and federal Laws and binding judicial or administrative interpretations thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health and safety; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Substances, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act and their implementing regulations as well as state analogues, each as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code or Section 4001(a)3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“FNC” means First Nonprofit Companies, Inc., an Illinois corporation.

“FNC Services” has the meaning set forth in Section 2.22(c).

“Foundation” means First Nonprofit Foundation, an Illinois nonprofit corporation.

“GAAP” has the meaning set forth in Section 2.6(a).

“GAAP Financial Statements” has the meaning set forth in Section 2.6(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Hazardous Substance” means (i) any petroleum or petroleum products, asbestos, urea formaldehyde insulation or polychlorinated biphenyls and (ii) any material or substance regulated as toxic or hazardous under any applicable Environmental Laws. Notwithstanding the preceding sentence, Hazardous Substances shall not include naturally occurring substances to the extent present in the environment as a result of natural processes and not as a result of an anthropogenic spill, release, discharge, leak, emission or disposal.

“Indebtedness” means with respect to a Person, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from deferred compensation arrangements, (v) all deferred rent, (vi) all liabilities for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), and (vii) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, in each case of such Person whether incurred, assigned, granted or unsecured, and guarantees and indemnity, surety and other agreements of such Person of any of the foregoing of any other Person. For avoidance of doubt, Indebtedness shall not include capital leases.

“Indemnified Person” has the meaning set forth in Section 4.13(a).

“Insurance Company” has the meaning set forth in the Recitals; provided that each representation and warranty herein as to the Insurance Company shall also be deemed a representation as to MIC prior to its merger into Insurance Company and the Insurance Company prior to its redomestication to Delaware.

“Insurance Department” means, in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction. For avoidance of doubt, (a) the Insurance Department of Illinois shall be deemed to have had jurisdiction over the Insurance Company as its domiciliary regulator prior to its redomestication to Delaware and (b) with respect to the assets, properties, business and affairs of MIC, the Insurance Department of Wisconsin shall be deemed to have had jurisdiction over the Insurance Company as successor-by-merger to MIC as its domiciliary regulator prior the Insurance Company’s merger with MIC.

“Insurance Laws” means all applicable statutes, laws, regulations, rules, directives, orders, decrees, injunctions, agency requirements, licenses or permits of any Insurance Department regulating the Business.

“Insurance License” has the meaning set forth in Section 2.14(a).

“Insurance Policies” has the meaning set forth in Section 2.20.

“Insurance Regulatory Agreements and Judgments” has the meaning set forth in Section 2.13(f).

“Intellectual Property Right” has the meaning set forth in Section 2.11(a).

“Intercompany Agreements” has the meaning set forth in Section 4.10.

“Interim Balance Sheets” has the meaning set forth in Section 4.11(b).

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Interim Income Statements” has the meaning set forth in Section 4.11(c).

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of the General Counsel of Buyer, in each case as of the date of determination.

“Knowledge of Company” means the actual knowledge of Philip Warth, President and CEO of Company, Robert White, President and COO of the Insurance Company, and Richard Dacey, Chief Financial Officer of the Insurance Company in each case as of the date of determination.

“Laws” means any domestic federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, pronouncement, bulletin, judgment, decree, policy, administrative or judicial doctrine, guideline or other requirement or principle of common law applicable to Buyer, the Business or any Acquired Company or any of their respective businesses, properties or assets, as the case may be.

“Leased Real Property” has the meaning set forth in Section 2.10(d).

“Leases” has the meaning set forth in Section 2.10(d).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset; provided, that such term shall not include any (i) restriction on the change of control of insurance companies under any applicable Insurance Law or transfer restrictions under any applicable state or federal securities laws, (ii) Lien incurred on deposits made to a Governmental Authority in connection with the issuance of an Insurance License; (iii) Lien granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the ordinary course of business, or (iv) clearing and settlement Liens on securities and other investment assets incurred in the ordinary course of clearing and settlement transactions in such securities and other investment assets and holding them with custodians in the ordinary course of business.

“Lines of Business” has the meaning set forth in Section 2.14(c).

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or investigation, examination or audit by any Governmental Entity alleging potential liability, noncompliance with Laws, wrongdoing or misdeed.

“Material Adverse Effect” means any event or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse change in, or effect on, the assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the industry in which the Business operates or in which products of the Business are used or distributed, including increases in energy, electricity, raw material or other operating costs, (iii) any change in Laws (including Insurance Laws), generally accepted actuarial standards, SAP or GAAP, or the enforcement or interpretation thereof, applicable to the Business, (iv) conditions in jurisdictions in which the Business operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (vi) any actions required to be taken or omitted pursuant to this Agreement or taken with Buyer’s consent, or (vii) the credit, financial strength or other ratings of, or the value of any of the investment assets of, the Insurance Company, in the case of each of clauses (i), (ii), (iii) and (iv) unless the effect on the Business was materially disproportionately adverse to the effect on the other participants in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 2.9(b).

“Maximum of the Valuation Range” has the meaning set forth in the Plan of Conversion.

“Maximum Shares Issuable” has the meaning set forth in the Plan of Conversion.

“Member Approval” means the approval of the Plan of Conversion and the Converted MIHC Charter by the Voting Members of Company at the Special Meeting.

“MIC” means Milwaukee Insurance Company, a Wisconsin domiciled insurance company which was merged into the Insurance Company.

“Multiemployer Plan” means any Acquired Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Benefit Plans” has the meaning set forth in Section 4.5(c).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering” has the meaning set forth in the Plan of Conversion.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges with respect to the Leased Real Property not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established and are or will be reflected on the books of the Acquired Companies as of the Balance Sheet Date, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and that would not individually or in the aggregate be materially adverse to the Business, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Acquired Companies or materially interfere with the use thereof as currently used by the Acquired Companies, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (v) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Leased Real Property issued by a title company and delivered to Buyer prior to the date hereof and (vi) statutory Liens in favor of lessors arising in connection with any property leased to the Acquired Companies.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 2.26.

“Plan of Conversion” means the Plan of Conversion from Mutual Holding Company to Stock Form adopted by the Board of Directors of Company on or prior to the date hereof in the form attached hereto as Exhibit A.

“Premium Cap” has the meaning set forth in Section 4.13.

“Privacy Laws” has the meaning set forth in Section 2.26.

“Prospectus” has the meaning set forth in the Plan of Conversion.

“Purchase Price” has the meaning set forth in Section 1.1.

“Rating Agency” has the meaning set forth in Section 2.24.

“Registration Statement” has the meaning set forth in the Plan of Conversion.

“Reserving Practices and Policies” means the practices and procedures utilized by the Insurance Company, utilizing accepted industry practices, in the ordinary course of business in establishing the amount of and methodologies for determining reserves of the Insurance Company.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/sanctions/, or as otherwise published from time to time;

“Sanctioned Person” shall mean (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B)

an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means, with respect to the statutory accounting practices which are prescribed or permitted by the Departments of Insurance in the applicable state of domicile of the Insurance Company or MIC, as applied by the Insurance Company on a consistent basis.

“SAP Financial Statements” has the meaning set forth in Section 2.6(a).

“SEC” has the meaning set forth in Section 4.11(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Special Meeting” has the meaning set forth in the Plan of Conversion.

“Specified Termination” has the meaning set forth in Section 6.3.

“Sponsorship and Administrative Services Agreement” means the Agreement for Sponsorship and Administrative Services dated November 19, 2003 between FNC and the Insurance Company, as amended by the Agreement for Sponsorship and Administrative Services Amendment No. One dated January 1, 2005 between FNC and the Insurance Company

“Statutory Statements” means, collectively, the annual statements of each of the Insurance Company and MIC, as filed with the applicable Insurance Department, together with the actuarial opinions accompanying such financial statements and the quarterly statements of the condition and affairs of each of the Insurance Company and MIC, as filed with the applicable Insurance Department.

“Subscription Calculation Schedule” has the meaning set forth in Section 1.3.

“Subsequent GAAP Financial Statements” means the Interim Balance Sheets and the Interim Income Statements.

“Subsequent Period Statutory Statements” means any Statutory Statements filed between the date hereof and the Closing Date.

“Subscription Price” means the “Purchase Price” as defined in the Plan of Conversion.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Acquisition Proposal” has the meaning set forth in Section 4.8(b).

“Tax” means any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Taxing Authority” means any federal, state, local or foreign governmental authority, quasi-governmental authority, instrumentality or political or other subdivision, department or branch of any of the foregoing, with the legal authority to impose, assess or collect Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof, schedule or attachment thereto, required to be filed with any Taxing Authority.

“Terminated Pension and Benefit Plans” has the meaning set forth in Section 4.5(a).

“Terminated Fee” has the meaning set forth in Section 6.3.

“Termination License and Covenant” has the meaning set forth in Section 6.3(a).

“Treasury Regulations” means the regulations prescribed under the Code.

“Valuation Range” has the meaning set forth in the Plan of Conversion.

“Voting Members” has the meaning set forth in the Plan of Conversion.

Section 8.2 Construction.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 9

Miscellaneous

Section 9.1 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Buyer,

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Fax: (212) 220-7130
Telephone: (212) 220-7120
Attention: Stephen Ungar
Email: sungar@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Edwards Wildman Palmer LLP
750 Lexington Avenue
New York, New York 10022
Fax: (212) 308-4844
Telephone: (212) 912-2740
Attention: Geoffrey Etherington

if to Company,

Mutual Insurers Holding Company
1 South Wacker Drive, Suite 2380
Chicago, Illinois 60606
Fax: (312) 756-3030
Telephone: (312) 715-3010
Attention: Richard J. Dacey

with a copy (which shall not constitute notice) to:

Stevens & Lee
111 North Sixth Street
Reading, Pennsylvania 19603-0679
Fax: (610) 371-1228
Telephone: (610) 478-2000
Attention: Sunjeet S. Gill

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.2 Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 9.3 Expenses; Transfer Taxes.

(a) Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

(b) Subject to Section 1.2(b), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be borne by the Company, and Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.4 Governing Laws, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of Buyer and Company irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Buyer and Company hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and Company hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Buyer and Company hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party other than by Buyer to a wholly-owned Subsidiary so long as Buyer remains obligated hereunder.

Section 9.6 Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.7 Severability.  If any provision, including any phrase, sentence, clause, Section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided in Sections 4.13, 4.14, 4.16, 4.17 and 4.18, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 9.9 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MUTUAL INSURERS HOLDING COMPANY

By	/s/ Richard J. Dacey Name: Richard J. Dacey Title: VP and Secretary

AMTRUST FINANCIAL SERVICES, INC.

By	/s/ Stephen Ungar Name: Stephen Ungar Title: Secretary

Schedule/Exhibit List

Company Disclosure Letter

Exhibit A: Plan of Conversion

APPENDIX D

OPINION OF FINANCIAL ADVISOR

607 Washington Street Reading, PA 19601 610.478.2105

December 27, 2012

Board of Directors
Mutual Insurers Holding Company
1 South Wacker Drive
Chicago, Illinois 60606

Members of the Board of Directors:

You have requested our opinion as to whether the proposed acquisition of Mutual Insurers Holding Company (“MIHC”) and its wholly-owned stock-based subsidiary First Nonprofit Insurance Company (“FNIC”) by AmTrust Financial Services, Inc. (“AmTrust”) in connection with the conversion of MIHC from a mutual holding company to the stock form of organization is fair, from a financial point of view, to MIHC.

Under the draft Plan of Conversion (“Plan of Conversion”) and the draft Stock Purchase Agreement between MIHC and AmTrust (the “Purchase Agreement”), provided to us as of December 27, 2012, subject to appropriate member and regulatory approvals and other conditions, (i) MIHC will convert from a mutual holding company to the stock form of organization under the Delaware Insurance Company Mutual-to-Stock Conversion Act, (ii) MIHC’s members will receive the right to acquire AmTrust Common Stock at a discount to its volume weighted average trading price for the 10 calendar day-period ending on the business day prior to the date of the special meeting of MIHC voting members to be held to consider and vote on the Plan of Conversion, (iii) AmTrust will acquire the authorized common stock of converted MIHC for an amount of cash equal to at least the minimum of the valuation range established and determined by the statutorily required and independently determined appraised value, (iv) immediately after the conversion and simultaneous acquisition of MIHC, MIHC may be required to make a contribution to a charitable foundation (the “First Nonprofit Foundation”) established to provide continuing education seminars, training, consulting, risk management, and loss control services as well as other permitted services and programs to Section 501(c)(3) and 501(n) organizations which are customers of FNIC on the date of completion of the proposed transaction and thereafter, and (v) MIHC and FNIC, respectively, will become direct and indirect subsidiaries of AmTrust. The conversion and the acquisition are collectively referred to as the “Transaction”. Capitalized terms not otherwise defined herein are used as defined in the draft Purchase Agreement and the draft Plan of Conversion. The terms and conditions of the conversion and acquisition are set forth in more detail in the Plan of Conversion and the Purchase Agreement.

In arriving at our opinion, we (i) reviewed a draft of the Plan of Conversion; (ii) reviewed a draft of the Purchase Agreement; (iii) reviewed certain historical financial information for FNIC for (a) 2009, 2010, 2011 and for the nine (9)-month period ending September 30, 2012 on a statutory basis and (b) 2010, 2011 and for the nine (9)-month period ending September 30, 2012 on a GAAP basis and discussed such information and forecasts with FNIC’s management; (iv) reviewed the Certificate of Incorporation (including the proposed Certificate of Incorporation of converted MIHC) and bylaws of each of MIHC, FNIC, AmTrust and the First Nonprofit Foundation; (v) reviewed opinions of counsel as to the duty owed by MIHC’s directors to MIHC, as well as the rights of MIHC’s members and policyholders of FNIC; (vi) had discussions with FNIC’s management team and MIHC’s Board regarding FNIC’s non-profit mission, policyholder base and their belief that it is unlikely that MIHC member subscriptions will exceed $5 million in the aggregate and remote that they will exceed $10 million in the aggregate and that the investment and other policies of many of non-profit

Board of Directors
Mutual Insurers Holding Company
December 27, 2012

members prohibit or restrict the acquisition of equity securities, (vii) reviewed certain actuarial reports and related loss data prepared by Ernst & Young LLP for the period ending December 31, 2011, (vii) reviewed A.M. Best and Company rating agency and related information with respect to each of FNIC and AmTrust; (viii) discussed the impact of the proposed Transaction on FNIC’s A.M. Best Rating with FNIC management and the MIHC Board; (ix) discussed AmTrust’s post-Transaction integration and operations plans for MIHC and FNIC with management of AmTrust; (x) compared the Transaction with publicly available information on acquisitions by publicly-held insurance companies; (xi) compared the financial condition and operating performance of AmTrust and MIHC and FNIC consolidated with publicly available information concerning certain other companies we deemed relevant; (xii) reviewed and analyzed trading statistics, stockholder composition and dividend paying ability of AmTrust, (xiii) considered and analyzed the potential ranges of the prices (including the discount) at which AmTrust will offer its stock to MIHC members at different aggregate levels of member subscriptions; and (xiv) performed such other studies and analyses and reviewed such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have had discussions with certain members of the management of each of MIHC, FNIC and AmTrust with respect to the economic and regulatory environments in which each such company operates, the Transaction structure, post-Transaction integration, ratings, capital adequacy, past and current business operations and the financial condition of each company, and the future plans and prospects for MIHC and FNIC after integration of the Transaction. We also discussed with members of FNIC’s management team and the MIHC Board the background and reasons for the Transaction, losses and potential losses, liquidity, investment and operating performance, as well as the future plans and prospects for MIHC/FNIC on a standalone basis, as well as the pro forma effects of the Transaction on the financial condition and future prospects of MIHC/FNIC and their members/policyholders.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of the legal opinions relating to policyholders’ and members’ rights and the duty owed by the Board to MIHC and of all information which was publicly available or which was furnished to us or which we discussed with the management of MIHC, FNIC or AmTrust or otherwise reviewed with each of them, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or, except as specified herein, been provided with any valuation or appraisal of assets or liabilities (including any off-balance sheet liabilities) or surplus or projected income or cash flow derived therefrom of either MIHC, FNIC or AmTrust, nor have we examined the solvency of MIHC, FNIC or AmTrust under any state or federal laws relating to receivership, bankruptcy, insolvency or similar matters. In relying on financial information and analyses provided to us or derived therefrom, we have assumed that such financial information and analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments and that management is not aware of any facts which would make such information or analyses inaccurate, incomplete or misleading. We also have not performed due diligence on MIHC, FNIC or AmTrust’s physical properties and facilities, sales, marketing, distribution or service organizations or products.

We are not actuaries and our services did not include any actuarial determinations or evaluations by us, or any attempt to evaluate any third party or management-prepared actuarial estimates provided to us or any assumptions on which they were based. We have reviewed the report of Ernst & Young LLP at December 31, 2011 dated May 16, 2012. Our opinion assumed that such report is accurate. We did not independently verify the accuracy of such report.

Board of Directors
Mutual Insurers Holding Company
December 27, 2012

You have not requested, and we have not opined on any aspect of the Transaction or the relative merits of the Transaction compared to any other transactional opportunity that has been or might be available to MIHC or FNIC or on the effect of any alternative structure which is or could be available to MIHC or FNIC with AmTrust or any other party. Similarly, you have not requested and we are not opining on (i) the fairness of the amount, nature or fairness of compensation or consideration which may inure to the benefit of any director or officer or employee in connection with the Transaction or otherwise, MIHC or FNIC, or the fairness of the Transaction, generally to any particular constituent of MIHC or FNIC, (ii) the fair market value of the AmTrust stock to be offered to MIHC members in connection with the Transaction or the price at which AmTrust will trade after public announcement or completion of the Transaction, (iii) the determination as to which MIHC’s members are to be included among members that are eligible to acquire AmTrust stock in the Transaction, and (iv) the maximum dollar amount of AmTrust common stock which any one member can purchase in the Transaction.

In providing our opinion, we have also assumed that the final Purchase Agreement and the final Plan of Conversion will be identical, in all material respects, to the draft Purchase Agreement and the draft Plan of Conversion reviewed by us and that the Transaction will be completed on the terms and conditions described in the Purchase Agreement, without any waiver or modification of any terms or conditions material to our opinion. We express no view as to any analyses, forecasts or estimates, prepared by third parties or the assumptions on which they were based. We have also assumed that the representations and warranties made by MIHC and AmTrust in the Purchase Agreement and the related agreements and certificates are, and will be true and correct, in all respects material to our analysis, that the covenants and agreements contained therein will be performed in all respects material to our analysis. We are not actuarial, legal, regulatory or tax experts and have relied on the assessments made by relevant advisors to MIHC and FNIC with respect to such issues. We have further assumed that all member or policyholder, material governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect on MIHC, FNIC or AmTrust or on the contemplated benefits of the Transaction.

We have been retained by MIHC and FNIC as set forth herein. We will receive a fee from MIHC for providing our opinion, which will become payable upon delivery of this opinion, regardless of the conclusion we reached and regardless of whether or not the proposed Transaction is completed. We also will receive a substantial transaction-based fee payable upon completion of the Transaction. MIHC and FNIC have agreed to indemnify us for certain liabilities arising from of our engagement. We call to your attention that during the three years preceding the date of this letter, we have had no investment banking relationship with MIHC and FNIC, except in connection with assisting them in evaluating their strategic alternatives, exploring alternative Transactions and executing the Transaction. We also call to your attention that we are affiliated with legal counsel engaged by MIHC and FNIC in connection with the Transaction and that firm will be paid at its customary rate for the time it spends on the engagement. We also call to your attention that we are advising First Nonprofit Companies, Inc. in connection with its proposed transaction with AmTrust as is our affiliated law firm.

On the basis of and subject to the foregoing and as set forth below, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to MIHC.

Board of Directors
Mutual Insurers Holding Company
December 27, 2012

In providing our opinion, we considered the impact of the Transaction on MIHC’s and FNIC’s constituents, including agents, creditors, employees, members, policyholders and the communities in which MIHC and FNIC are located. Our opinion, however, is limited to the fairness of the Transaction, from a financial point of view, to MIHC, and we express no opinion as to the fairness of the Transaction to any particular constituent or as to the underlying decision by MIHC to engage in the Transaction. We also express no opinion on the Transaction between AmTrust and First Nonprofit Companies, Inc. or the consideration paid by AmTrust therefore. Our opinion is necessarily based on economic, market and industry and MIHC/FNIC and AmTrust specific conditions as in effect on, and the information made available to us as of, the date hereof. It speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

This opinion has been approved by our fairness opinion committee. It is provided to the Board of Directors of MIHC in connection with and for the purposes of its evaluation of the Transaction and related matters and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any member of MIHC (i) as to how such member should vote with respect to the Transaction, (ii) whether or not such member should purchase AmTrust Common Stock, or (iii) on any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in the Member Information Statement mailed to members of MIHC, provided that the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analysis if required or if we deem it necessary or desirable in a form prepared or approved by us, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ Griffin Financial Group, LLC

GRIFFIN FINANCIAL GROUP, LLC